Exhibit 99.1
INTRODUCTORY NOTE
     This Exhibit 99.1 reflects changes to Rambus Inc.’s (the “Company”, “we” or “us”) accounting for convertible debt to retrospectively apply the provisions of Financial Accounting Standards Board Staff Position APB 14-1 (FSP APB 14-1), “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).”
     We have revised our presentation of our convertible debt and related interest expense to reflect this change and have retrospectively adjusted all comparative prior period information on this basis. This Exhibit 99.1 solely reflects the impact of the adoption of this standard on previously issued financial statements. Information in this Exhibit 99.1 updates the following sections of our Annual Report on Form 10-K for the year ended December 31, 2008 (the “2008 Form 10-K”) solely to reflect the adoption of FSP APB 14-1:
•	Part II, Item 6. Selected Financial Data,

•	Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations, and

•	Part II, Item 8. Financial Statements and Supplementary Data.
     This Exhibit 99.1 does not modify or update any other information contained in the 2008 Form 10-K except as described above. Accordingly, this Exhibit 99.1 should be read in conjunction with the 2008 Form 10-K and our filings made with the Securities and Exchange Commission subsequent to the filing of the 2008 Form 10-K, including any amendments to those filings.
CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS
     This Exhibit 99.1 contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to our expectations for future events and time periods. All statements other than statements of historical fact are statements that could be deemed to be forward-looking statements, including, but not limited to, statements regarding:
•	outcome and effect of current and potential future intellectual property litigation;

•	litigation expenses;

•	resolution of the European Commission matters involving us;

•	protection of intellectual property;

•	announced guidance of our expected financial results;

•	deterioration of financial health of commercial counterparties and their ability to meet their obligations to us;

•	amounts owed under licensing agreements;

•	terms of our licenses;

•	indemnification and technical support obligations;

•	success in the markets of our or our licensees’ products;

•	research and development costs and improvements in technology;

•	sources, amounts and concentration of revenue, including royalties;

•	effective tax rates;

•	realization of deferred tax assets/release of deferred tax valuation allowance;

•	product development;

•	sources of competition;

•	pricing policies of our licensees;

•	success in renewing license agreements;

•	operating results;

•	international licenses and operations, including our design facility in Bangalore, India;

•	methods, estimates and judgments in accounting policies;

•	growth in our business;

•	acquisitions, mergers or strategic transactions;

•	ability to identify, attract, motivate and retain qualified personnel;

•	trading price of our common stock;

•	internal control environment;

•	corporate governance;

•	accounting, tax, regulatory, legal and other outcomes and effects of the stock option investigation;

•	consequences of the lawsuits related to the stock option investigation;

•	the level and terms of our outstanding debt;

•	engineering, marketing and general and administration expenses;

•	contract revenue;

•	interest and other income, net;

•	adoption of new accounting pronouncements;

•	likelihood of paying dividends;

•	effects of changes in the economy and credit market on our industry and business; and

•	restructuring activities.
     You can identify these and other forward-looking statements by the use of words such as “may,” “future,” “shall,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential,” “continue,” or the negative of such terms, or other comparable terminology. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements. Actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. All forward-looking statements included in this document are based on our assessment of information available to us at this time. We assume no obligation to update any forward-looking statements.

SELECTED FINANCIAL DATA
     The following selected consolidated financial data for and as of the years ended December 31, 2008, 2007, 2006, 2005 and 2004 was derived from our consolidated financial statements. The summary consolidated selected financial data for and as of the years ended December 31, 2008, 2007, 2006 and 2005 has been adjusted as a result of the retrospective adoption of Financial Accounting Standards Board Staff Position APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”). Our consolidated financial statements as of December 31, 2008 and 2007 and financial statements for the years ended December 31, 2008, 2007 and 2006 were audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm. The following selected consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Financial Statements and Supplementary Data,” and other financial data included elsewhere in this report. Our historical results of operations are not necessarily indicative of results of operations to be expected for any future period.

	Years Ended December 31,
	2008 (1)	2007 (1)	2006 (1)(2)	2005 (2)	2004
	(In thousands, except per share amounts)
Consolidated Statement of Operations Data:
Total revenue	$142,494	$179,940	$195,324	$157,198	$144,874
Net income (loss)	$(199,110)	$(34,221)	$(18,006)	$6,914	$22,361
Net income (loss) per share:
Basic	$(1.90)	$(0.33)	$(0.17)	$0.07	$0.22
Diluted	$(1.90)	$(0.33)	$(0.17)	$0.07	$0.21
Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable securities	$345,853	$440,882	$436,341	$355,390	$236,360
Total assets	$397,370	$617,963	$591,295	$497,141	$396,052
Deferred revenue	$1,877	$2,756	$7,557	$9,290	$23,823
Convertible notes	$125,474	$135,214	$124,719	$115,039	$—
Stockholders’ equity	$232,941	$422,486	$404,247	$349,616	$353,576

(1)	Adjusted to reflect adoption of FSP APB 14-1. See Note 2A of the Notes to Consolidated Financial Statements.

(2)	The year ended December 31, 2006 includes adjustments for FSP APB 14-1 to decrease total assets by $13,322 and convertible notes by $35,281 and increase stockholders’ equity by $21,959. The year ended December 31, 2005 includes additional interest expense (including amortization of debt issuance costs) of $12,253, decrease to interest income and other income (expense), net of $24,732, decrease to provision for income taxes of $14,959, decrease to net income of $22,026, decrease to basic net income per share of $0.22, decrease to diluted net income per share of $0.21, decrease to total assets of $18,812, decrease to convertible notes of $44,961 and increase to stockholders’ equity of $26,149.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
     This report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to our expectations for future events and time periods. All statements other than statements of historical fact are statements that could be deemed to be forward-looking statements, including any statements regarding trends in future revenue or results of operations, gross margin or operating margin, expenses, earnings or losses from operations, synergies or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning developments, performance or industry ranking; any statements regarding future economic conditions or performance; any statements regarding pending investigations, claims or disputes; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Generally, the words “anticipate,” “believes,” “plans,” “expects,” “future,” “intends,” “may,” “should,” “estimates,” “predicts,” “potential,” “continue” and similar expressions identify forward-looking statements. Our forward-looking statements are based on current expectations, forecasts and assumptions and are subject to risks, uncertainties and changes in condition, significance, value and effect. As a result of the factors described herein, and in the documents incorporated herein by reference, including, in particular, those factors described under “Risk Factors” in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, we undertake no obligation to publicly disclose any revisions to these forward-looking statements to reflect events or circumstances occurring subsequent to filing this report with the Securities and Exchange Commission.
Business Overview

     We design, develop and license chip interface technologies and architectures that are foundational to nearly all digital electronics products. Our chip interface technologies are designed to improve the performance, power efficiency, time-to-market and cost-effectiveness of our customers’ semiconductor and system products for computing, gaming and graphics, consumer electronics and mobile applications.
     As of December 31, 2008, our chip interface technologies are covered by more than 735 U.S. and foreign patents. Additionally, we have approximately 500 patent applications pending. These patents and patent applications cover important inventions in memory and logic chip interfaces, in addition to other technologies. We believe that our chip interface technologies provide our customers a means to achieve higher performance, improved power efficiency, lower risk, and greater cost-effectiveness in their semiconductor and system products.
     Our primary method of providing interface technologies to our customers is through our patented innovations. We license our broad portfolio of patented inventions to semiconductor and system companies who use these inventions in the development and manufacture of their own products. Such licensing agreements may cover the license of part, or all, of our patent portfolio. Patent license agreements are generally royalty bearing.
     We also develop a range of solutions including “leadership” (which are Rambus-proprietary interfaces or architectures widely licensed to our customers) and industry-standard chip interfaces that we provide to our customers under license for incorporation into their semiconductor and system products. Due to the often complex nature of implementing state-of-the art chip interface technology, we offer engineering services to our customers to help them successfully integrate our chip interface solutions into their semiconductors and systems. These technology license agreements may have both a fixed price (non-recurring) component and ongoing royalties. Engineering services are generally offered on a fixed price basis. Further, under technology licenses, our customers may receive licenses to our patents necessary to implement the chip interface in their products with specific rights and restrictions to the applicable patents elaborated in their individual contracts with us.
     We derive the majority of our annual revenue by licensing our broad portfolio of patents for chip interfaces to our customers. Such licenses may cover part or all of our patent portfolio. Leading semiconductor and system companies such as AMD, Fujitsu, Qimonda, Intel, NEC, Panasonic, Renesas, and Toshiba have licensed our patents for use in their own products.
     We derive additional revenue by licensing our leadership architectures and industry-standard chip interfaces to customers for use in their semiconductor and system products. Our customers include leading companies such as Elpida, IBM, Intel, Qimonda, Panasonic, Sony and Toshiba. Due to the complex nature of implementing our technologies, we provide engineering services under certain of these licenses to help our customers successfully integrate our technology solutions into their semiconductors and system products. Additionally, licensees may receive, as an adjunct to their technology license agreements, patent licenses as necessary to implement the technology in their products with specific rights and restrictions to the applicable patents elaborated in their individual contracts.
     Royalties represent a substantial majority of our total revenue. The remaining part of our revenue is contract services revenue which includes license fees and engineering services fees. The timing and amounts invoiced to customers can vary significantly depending on specific contract terms and can therefore have a significant impact on deferred revenue or unbilled receivables in any given period.
     We have a high degree of revenue concentration, with our top five licensees representing approximately 67%, 67% and 63% of our revenue for the years ended December 31, 2008, 2007 and 2006, respectively. For the year ended December 31, 2008, revenue from Fujitsu, NEC, Panasonic, Sony, Elpida and AMD, each accounted for 10% or more of total revenue. For the year ended December 31, 2007, revenue from Fujitsu, Elpida, Qimonda and Toshiba, each accounted for 10% or more of total revenue. For the year ended December 31, 2006, revenue from Fujitsu, Elpida, Qimonda and Intel, each accounted for 10% or more of total revenue.
     Our revenue from companies headquartered outside of the United States accounted for approximately 84%, 85% and 75% of our total revenue for the years ended December 31, 2008, 2007 and 2006, respectively. We expect that we may continue to experience significant revenue concentration and have significant revenue from sources outside the United States for the foreseeable future.
     Historically, we have been involved in significant litigation stemming from the unlicensed use of our inventions. Our litigation expenses have been high and difficult to predict and we anticipate future litigation expenses will continue to be significant, volatile and difficult to predict. If we are successful in the litigation and/or related licensing, our revenue could be substantially higher in the future; if we are unsuccessful, our revenue would likely decline. Furthermore, our success in litigation matters pending before courts and regulatory bodies that relate to our intellectual property rights have impacted and will likely continue to impact our ability and the terms upon which we are able to negotiate new or renegotiate existing licenses for our technology.
Revenue Concentration

     As indicated above, we have a high degree of revenue concentration. Many of our licensees have the right to cancel their licenses. The particular licensees which account for revenue concentration have varied from period to period as a result of the addition of new contracts, expiration of existing contracts, industry consolidation, the expiration of deferred revenue schedules under existing contracts, and the volumes and prices at which the licensees have recently sold licensed semiconductors to system companies. These variations are expected to continue in the foreseeable future, although we expect that our revenue concentration will decrease over time as we license new customers.
     The semiconductor industry is intensely competitive and highly cyclical. We are currently experiencing a period of economic downturn, which may result in, among other things, diminished demand and the erosion of average selling prices in the semiconductor industry. To the extent that these macroeconomic pressures affect our principal licensees, the demand for our technology may be significantly and adversely impacted and we may experience substantial period-to-period fluctuations in our operating results. The downturn in worldwide economic conditions also threatens the financial health of our commercial counterparties, including companies with whom we have entered into licensing arrangements and litigation settlements providing for ongoing payments to us, and their ability to fulfill their financial obligations to us. See Item 1A, “Risk Factors,” which can be found in our Annual Report on Form 10-K for the year ended December 31, 2008.
     The royalties we receive are partly a function of the adoption of our chip interfaces by system companies. Many system companies purchase semiconductors containing our chip interfaces from our licensees and do not have a direct contractual relationship with us. Our licensees generally do not provide us with details as to the identity or volume of licensed semiconductors purchased by particular system companies. As a result, we face difficulty in analyzing the extent to which our future revenue will be dependent upon particular system companies. System companies face intense competitive pressure in their markets, which are characterized by extreme volatility, frequent new product introductions and rapidly shifting consumer preferences. There can be no assurance as to the unit volumes of licensed semiconductors that will be purchased by these companies in the future or as to the level of royalty-bearing revenue that our licensees will receive from sales to these companies. Additionally, there can be no assurance that a significant number of other system companies will adopt our chip interfaces or that our dependence upon particular system companies will decrease in the future.
International Revenue
     We expect that revenue derived from international licensees will continue to represent a significant portion of our total revenue in the future. To date, all of the revenue from international licensees have been denominated in U.S. dollars. However, to the extent that such licensees’ sales to systems companies are not denominated in U.S. dollars, any royalties that we receive as a result of such sales could be subject to fluctuations in currency exchange rates. In addition, if the effective price of licensed semiconductors sold by our foreign licensees were to increase as a result of fluctuations in the exchange rate of the relevant currencies, demand for licensed semiconductors could fall, which in turn would reduce our royalties. We do not use financial instruments to hedge foreign exchange rate risk.
     For additional information concerning international revenue, see Note 12, “Business Segments, Exports and Major Customers” of Notes to Consolidated Financial Statements of this Form 10-K.
Expenses
     We intend to continue making significant expenditures associated with engineering, marketing, general and administration including litigation expenses, and expect that these costs and expenses will continue to be a significant percentage of revenue in future periods. Whether such expenses increase or decrease as a percentage of revenue will be substantially dependent upon the rate at which our revenue change.
     Engineering. Engineering costs are allocated between cost of contract revenue and research and development expenses. Cost of contract revenue reflects the portion of the total engineering costs which are specifically devoted to individual licensee development and support services. The balance of engineering costs, incurred for the development of generally applicable chip interface technologies, is charged to research and development. In a given period, the allocation of engineering costs between these two components is a function of the timing of the development and implementation schedules of individual licensee contracts.
     Marketing, general and administrative. Marketing, general and administrative expenses include expenses and costs associated with trade shows, public relations, advertising, legal, finance, insurance and other marketing and administrative efforts. Litigation expenses are a significant portion of our marketing, general and administrative expenses and they can vary significantly from quarter to quarter. Consistent with our business model, licensing and marketing activities are focused on developing relationships with potential licensees and on participating with existing licensees in marketing, sales and technical efforts directed to system companies. In many cases, we must dedicate substantial resources to the marketing and support of system companies. Due to the long business development cycles we face and the semi-fixed nature of marketing, general and administrative expenses in a given period, these expenses generally do not correlate to the level of revenue in that period or in recent or future periods.
     Costs of restatement and related legal activities. Costs of restatement and related legal activities consist primarily of investigation, audit, legal and other professional fees related to the 2006 — 2007 stock option investigation, the filing of the restated financial statements and related litigation and offset by any recoveries.
     Taxes. We report certain items of income and expense for financial reporting purposes in different years than they are reported for tax purposes. We recognize revenue for financial reporting purposes as such amounts are earned and this could occur over several reporting periods. As a result of the above and other differences between tax and financial reporting for income and expense recognition, our net operating profit or loss for tax purposes may be more or less than the amount recorded for financial reporting purposes. In addition, we maintain estimated liabilities for uncertain tax positions under FASB Interpretation (“FIN”) 48, “Accounting for Uncertainty in Income Taxes” — an interpretation of FASB Statement No. 109, “Accounting for Income Taxes”.
Results of Operations (as adjusted) (1)
     The following table sets forth, for the periods indicated, the percentage of total revenue represented by certain items reflected in our consolidated statements of operations:

	Years Ended December 31,
	2008	2007	2006
Revenue:
Royalties	89.1%	85.8%	86.5%
Contract revenue	10.9%	14.2%	13.5%

Total revenue	100.0%	100.0%	100.0%

Costs and expenses:
Cost of contract revenue*	15.0%	15.1%	15.6%
Research and development*	53.5%	46.1%	35.3%
Marketing, general and administrative*	87.1%	67.0%	53.5%
Restructuring costs*	2.9%	—%	—%
Impairment of intangible asset	1.5%	—%	—%
Costs of restatement and related legal activities	2.3%	10.8%	16.1%

Total costs and expenses	162.3%	139.0%	120.5%

Operating loss	(62.3)%	(39.0)%	(20.5)%
Interest income and other income (expense), net	10.7%	12.1%	8.9%
Interest expense	(8.3)%	(6.1)%	(5.2)%

Interest and other income (expense), net	2.4%	6.0%	3.7%

Loss before income taxes	(59.9)%	(33.0)%	(16.8)%
Provision for (benefit from) income taxes	79.8%	(14.0)%	(7.6)%

Net loss	(139.7)%	(19.0)%	(9.2)%

* Includes stock-based compensation:
Cost of contract revenue	3.6%	3.3%	4.2%
Research and development	9.5%	9.0%	7.6%
Marketing, general and administrative	13.0%	12.6%	8.9%
Restructuring costs	0.4%	—%	—%

(1)	Certain amounts have been adjusted as a result of the retrospective adoption of Financial Accounting Standards Board Staff Position APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).” (“FSP APB 14-1”). Refer to Note 2A, “Retrospective Adoption of New Accounting Pronouncement,” for further discussion.

	Years Ended December 31,			2007 to 2008	2006 to 2007
	2008	2007	2006	Change	Change
	(Dollars in millions)
Total Revenue
Royalties	$126.9	$154.3	$168.9	(17.8)%	(8.6)%
Contract revenue	15.6	25.6	26.4	(39.2)%	(2.9)%

Total revenue	$142.5	$179.9	$195.3	(20.8)%	(7.9)%

Royalty Revenue
Patent Licenses
     In the years ended December 31, 2008, 2007 and 2006, our largest source of royalties was related to the license of our patents for SDR and DDR-compatible products. Royalties decreased approximately $32.5 million for SDR and DDR-compatible products to $100.5 million for the year ended December 31, 2008 from $133.0 million for the same period in 2007. The decrease is primarily due the higher licensing payments received in 2007 as a result of, among other things, our receipt of the final installment payment from Qimonda, which we are presently entitled to under the terms of our license agreement and settlement with Qimonda, in the fourth quarter of 2007 and lower licensing payments received in 2008 as a result of, among other things, the expiration of the Elpida licensing agreement in the first quarter of 2008. Royalties decreased approximately $3.8 million for SDR and DDR-compatible products to $133.0 million for the year ended December 31, 2007 from $136.8 million in the same period in 2006. The decrease is primarily due to decreased revenue in 2007 from AMD, Qimonda and NEC, partially offset by increased royalties from Toshiba, Fujitsu and Spansion.
     As of December 31, 2008, we had both variable and fixed royalty agreements for our SDR and DDR-compatible licenses. On December 31, 2005, we entered into a five-year patent license agreement with AMD. We are recognizing royalty revenue under the AMD agreement on a quarterly basis as amounts become due and payment is received because the contractual terms of the agreement provide for payments on an extended term basis. We recognized royalty revenue of $15.0 million, $15.0 million and $18.8 million in 2008, 2007 and 2006, respectively, and we expect to recognize royalty revenue of $15.0 million and $11.3 million in 2009 and in 2010, respectively, under the AMD agreement. The AMD agreement provides a license of our patented technology used in the design of DDR2, DDR3, FB-DIMM, PCI Express and XDR controllers as well as other current and future high-speed memory and logic controller interfaces.
     On March 16, 2006, we entered into a five-year patent license agreement with Fujitsu. We expect to recognize royalty revenue under the Fujitsu agreement on a quarterly basis as amounts become due and payment is received as the contractual terms of the agreement provide for payments on an extended term basis. We recognized a total of $27.5 million, $36.5 million and $34.8 million of royalty revenue in 2008, 2007 and 2006, respectively. The Fujitsu agreement provides a license that covers semiconductors, components and systems, but does not include a license to Fujitsu for its own manufacturing of commodity SDRAM other than limited amounts of SDR SDRAM annually.
          On March 21, 2005, we entered into a settlement and license agreement with Infineon (and its former parent Siemens), which was assigned to Qimonda in October 2006 in connection with Infineon’s spin-off of Qimonda. The settlement and license agreement, among other things, requires Qimonda to pay to us aggregate royalties of $50.0 million in quarterly installments of approximately $5.8 million, which started on November 15, 2005. The settlement and license agreement further provides that if we enter into licenses with certain other DRAM manufacturers, Qimonda will be required to make additional royalty payments to us that may aggregate up to $100.0 million. As we have not yet succeeded in entering into these additional license agreements necessary to trigger Qimonda’s obligations, Qimonda’s quarterly payment decreased to $3.2 million in the fourth quarter of 2007 and has ceased in the first quarter of 2008. The quarterly payments with Qimonda will not recommence until we enter into additional license agreements with certain other DRAM manufacturers. In January 2009, Qimonda filed for bankruptcy. On June 8, 2009, we received written notice from the court appointed administrator in the insolvency proceedings of Qimonda AG (“Administrator”) of the Administrator’s election of Non-Performance under Section 103 of the German Insolvency Code with respect to the license agreement. According to this notice, the Administrator has determined the license agreement is no longer enforceable by either party as of April 1, 2009. Furthermore, the notice states that the Administrator has terminated the license agreement. See Item 1A, “Risk Factors,” which can be found in our Annual Report on Form 10-K for the year ended December 31, 2008.

     We are in negotiations with new prospective licensees. We expect SDR and DDR-compatible royalties will continue to vary from period to period based on our success in renewing existing license agreements and adding new licensees, as well as the level of variation in our licensees’ reported shipment volumes, sales price and mix, offset in part by the proportion of licensee payments that are fixed.
     There was no royalty revenue recorded from the Intel patent cross-license in the year ended December 31, 2008 and 2007, because the term of the agreement expired in June 2006. The Intel patent cross-license agreement represented the second largest source of royalties in the years ended December 31, 2006. Royalties under this agreement were $20.0 million for the year ended December 31, 2006.
     On February 2, 2007, the Federal Trade Commission (the “FTC”) issued an order requiring us to limit the royalty rates charged for certain SDR and DDR SDRAM memory and controller products sold by licensees after April 12, 2007. The FTC stayed this requirement on March 16, 2007, subject to certain conditions. One such condition of the stay limits the royalties we can receive under certain contracts so that they do not exceed the FTC’s Maximum Allowable Royalties (“MAR” or “previously withheld royalties”). Amounts in excess of MAR that are subject to the order are excluded from revenue. On April 22, 2008, the United States Court of Appeals for the District of Columbia (the “CADC”) overturned the FTC decision and remanded the matter back to the FTC for further proceedings consistent with the CADC’s opinion. On June 6, 2008, the FTC petitioned the CADC to rehear the case en banc. On August 26, 2008, the CADC denied the FTC’s petition for rehearing of this matter en banc, and on September 9, 2008, the CADC issued its mandate setting aside the FTC’s order and instructing the FTC to take actions consistent with the CADC’s ruling. The FTC did not seek, nor did it receive, a stay of the CADC’s ruling, and thus the FTC’s order in the case has been vacated. On October 16, 2008, the FTC issued an order (“FTC Disposition Order”) authorizing us to receive the excess consideration that customers have previously deducted from their quarterly payments made to us under the Patent License Agreement. On May 12, 2009, the Commission issued an order dismissing the complaint, finding that further litigation in this matter would not be in the public interest. See Note 15 “Litigation and Asserted Claims” and Note 19 “Subsequent Events (unaudited)” for further discussion.
     At the time of the issuance of the mandate on September 9, 2008, $6.2 million had been determined as amounts of previously withheld royalties which had been excluded from revenue. As the FTC has issued the FTC Disposition Order, we recognized the previously withheld royalties of $6.2 million as revenue when the corresponding cash payments were received. In the year ended December 31, 2008, $6.2 million of these previously withheld royalties were received from the customers and recognized as revenue.
Technology Licenses
     In the year ended December 31, 2008 and 2007, royalties from XDR, FlexIO, DDR and serial link-compatible products represented the second largest category of royalties. Royalties from these products increased approximately $5.4 million to $21.8 million for the year ended December 31, 2008 from $16.4 million for the same period in 2007. This increase was primarily due to higher royalties from DDR and XDR products. In the future, we expect royalties from XDR, FlexIO, DDR and serial link-compatible products will continue to vary from period to period based on our licensees’ shipment volumes, sales prices and product mix.
     In the years ended December 31, 2008 and 2007, royalties from RDRAM-compatible products represented the third largest source of royalties. Royalties from RDRAM memory chips and controllers decreased $0.3 million to $4.6 million for the year ended December 31, 2008 from $4.9 million for the same period in 2007. The variance was primarily due to the fluctuation of royalties from RDRAM controllers.
     In the year ended December 31, 2006, royalties from RDRAM-compatible products and XDR, FlexIO, DDR and serial link-compatible products represented the third and fourth largest source of royalties, respectively. Royalties from RDRAM memory chips and controllers decreased approximately $1.9 million to $4.9 million for the year ended December 31, 2007 from $6.8 million for the same period in 2006. Royalties from XDR, FlexIO, DDR and serial link-compatible products increased approximately $11.0 million to $16.4 million for the year ended December 31, 2007 from $5.4 million for the same period in 2006.
Contract Revenue
Percentage-of-Completion Contracts
     Percentage of completion contract revenue decreased approximately $2.7 million to $11.5 million for the year ended December 31, 2008 from $14.2 million for the year ended December 31, 2007. The decrease is due to decreased revenue from leadership chip interface contracts, partially offset by increased revenue from industry standard chip interface contracts.

     Percentage of completion contract revenue increased approximately $2.1 million to $14.2 million for the year ended December 31, 2007 from $12.1 million for the year ended December 31, 2006. The increase is due to increased revenue from leadership and industry standard chip interface contracts.
     We believe that percentage-of-completion contract revenue recognized will continue to fluctuate over time based on our ongoing contractual requirements, the amount of work performed, and by changes to work required, as well as new contracts booked in the future.
Other Contracts
     Other contracts revenue decreased approximately $7.3 million to $4.1 million for the year ended December 31, 2008 from $11.4 million for the same period in 2007 primarily due to decreased revenue from leadership and industry standard chip interface contracts.
     Other contracts revenue decreased approximately $2.9 million to $11.4 million for the year ended December 31, 2007 from $14.3 million for the same period in 2006 primarily due to decreased revenue from industry standard chip interface contracts offset by increased revenue from leadership chip interface contracts.
     We believe that other contracts revenue will continue to fluctuate over time based on our ongoing contract requirements, the timing of completing engineering deliverables, as well as new contracts booked in the future.
Engineering costs:

	Years Ended December 31,			2007 to 2008	2006 to 2007
	2008	2007	2006	Change	Change
	(Dollars in millions)
Engineering costs
Cost of contract revenue	$16.1	$21.2	$22.2	(24.0)%	(4.6)%
Stock-based compensation	5.2	5.9	8.2	(12.2)%	(27.5)%

Total cost of contract revenue	21.3	27.1	30.4	(21.5)%	(10.8)%

Research and development	62.7	66.7	54.1	(5.9)%	23.3%
Stock-based compensation	13.5	16.2	14.9	(16.7)%	8.7%

Total research and development	76.2	82.9	69.0	(8.0)%	20.2%

Total engineering costs	$97.5	$110.0	$99.4	(11.3)%	10.7%

     For the year ended December 31, 2008 as compared to the same period in 2007, engineering costs decreased primarily due to tax reimbursement expenses in 2007 associated with Internal Revenue Code Section 409A of approximately $4.1 million and decreased salary and related stock-based compensation expenses in 2008 due to the restructuring initiative. The tax reimbursement expenses were associated with our decision to reimburse current employees for the Internal Revenue Code Section 409A penalty taxes imposed on them in connection with their exercise of repriced options in 2006. In addition, depreciation and amortization expense decreased in 2008 due to lower design software maintenance amortization.
     For the year ended December 31, 2007 as compared to the same period in 2006, engineering costs increased primarily due to tax reimbursement expenses in 2007 associated with Internal Revenue Code Section 409A of approximately $4.1 million, increased compensation expenses of $3.1 million associated with an increase in headcount, increased amortization expense of design software maintenance of $2.1 million and increased information technology expenses of approximately $1.6 million offset in part by a decrease in total stock-based compensation expense of $0.9 million. Additionally, stock-based compensation expenses include the effect of a change in our estimated forfeiture rates for awards outstanding.
     In all periods, cost of contract revenue exceeds contract revenue due to the timing of expensing of pre-contract costs as well as low utilization of project resources.
     In the near term, we expect engineering expenses will be lower than in 2008 as a result of our cost reduction initiative undertaken in 2008. We intend to continue to make investments in the infrastructure and technologies required to maintain our leadership position in chip interface technologies and expenses could vary.

Marketing, general and administrative costs:

	Years Ended December 31,			2007 to 2008	2006 to 2007
	2008	2007	2006	Change	Change
	(Dollars in millions)
Marketing, general and administrative costs
Marketing, general and administrative costs	$49.9	$58.4	$48.2	(14.7)%	21.3%
Litigation expense	55.7	39.5	38.9	41.1%	1.4%
Stock-based compensation	18.5	22.7	17.5	(18.5)%	30.0%

Total marketing, general and administrative costs	$124.1	$120.6	$104.6	2.9%	15.3%

     For the year ended December 31, 2008 as compared to the same period in 2007, the increase in total marketing, general and administrative costs was primarily due to higher litigation expense, partially offset by decreased stock-based compensation, salary expenses due to the restructuring initiative in 2008, general legal costs, marketing and advertising costs, professional fees and the lack of the $2.5 million of tax reimbursement expenses associated with Internal Revenue Code Section 409A incurred in 2007. The tax reimbursement expenses were associated with our decision to reimburse current and former non-executive employees for the Internal Revenue Code Section 409A penalty taxes imposed on them in connection with their exercise of repriced options in 2006. The higher litigation expenses were primarily due to costs incurred in connection with cases that came to trial in 2008.
     For the year ended December 31, 2007 as compared to the same period in 2006, the increase in total marketing, general and administrative costs was primarily due to higher stock-based compensation expense of $5.2 million, professional and consulting fees of $4.1 million, payroll costs associated with $3.3 million of severance expense, approximately $2.5 million of tax reimbursement expenses associated with Internal Revenue Code Section 409A and increased litigation expenses of $0.6 million (which includes an increase of general litigation expenses of $10.6 million in 2007, offset by a one-time achievement payment of $10.0 million paid to a law firm in 2006). Additionally, stock-based compensation expenses include the effect of a change in our estimated forfeiture rates for awards outstanding as well as the effect of performance based restricted stock units. Costs of restatement and related legal activities are discussed below in the section titled “Costs of Restatement of Related Legal Activities.”
     In the future, marketing, general and administrative costs will vary from period to period based on the advertising, legal, and other marketing and administrative activities undertaken, and the change in marketing and administrative headcount in any given period. Litigation expenses are expected to vary from period to period due to the variability of litigation activities, but are expected to remain at levels higher than 2008 for the foreseeable future. In the near term, we expect marketing, general and administrative costs will decline as a result of our cost reduction initiative undertaken in 2008. However, certain expenses may increase from period to period.
Restructuring costs:

	Years Ended December 31,			2007 to 2008	2006 to 2007
	2008	2007	2006	Change	Change
	(Dollars in millions)
Restructuring costs	$4.2	$—	$—	NA	NA

     For the year ended December 31, 2008, we initiated a workforce reduction in certain areas of excess capacity. The cash severance, including continuance of certain employee benefits, totaled approximately $3.6 million and non-cash employee severance was approximately $0.5 million of stock-based compensation expense. We also lease a facility in Mountain View, California, through November 11, 2009, which we vacated during the fourth quarter of 2008 as a result of the restructuring measures. This facility is being subleased at a rate equal to our rent associated with the facility and, as a result no restructuring charge was recorded. The total restructuring charge for the year ended December 31, 2008 was approximately $4.2 million. We paid approximately $3.5 million of severance and benefits during the year. The remaining $0.1 million of severance and benefits will be paid during the first quarter of 2009. We expect cash savings of approximately $17.0 million annually as a result of our restructuring measures.
     Impairment of intangible asset:

	Years Ended December 31,			2007 to 2008	2006 to 2007
	2008	2007	2006	Change	Change
	(Dollars in millions)
Impairment of intangible asset	$2.2	$—	$—	NA	NA

     During the year ended December 31, 2008, we determined that approximately $2.2 million of our intangible assets had no alternative future use and were impaired as a result of a customer’s change in technology requirements. The intangible asset relates to a contractual relationship acquired in the Velio acquisition during December 2003.
Costs of restatement and related legal activities:

	Years Ended December 31,			2007 to 2008	2006 to 2007
	2008	2007	2006	Change	Change
	(Dollars in millions)
Costs of restatement and related legal activities	$3.3	$19.5	$31.4	(83.2)%	(38.1)%

     Costs of restatement and related legal activities consist primarily of investigation, audit, legal and other professional fees related to the 2006-2007 stock option investigation and the filing of the restated financial statements and related litigation.
     For the year ended December 31, 2008 as compared to the same period in 2007, the decrease in costs of restatement and related legal activities was primarily associated with the decrease in accounting and consulting charges related to the filing of our restated financial statements in 2007 and a decrease in legal expenses in connection with related lawsuits. Additionally, during the fourth quarter of 2008, we received approximately 163,000 shares of Rambus stock with a value of approximately $0.8 million from a former executive as part of the former executive’s settlement agreement with Rambus in connection with the derivative and class action lawsuits. The $0.8 million was recorded as a recovery of costs of restatement and related legal activities.
     For the year ended December 31, 2007 as compared to the same period in 2006, the decrease in costs of restatement and related legal activities was primarily associated with the one-time accrual of $18.0 million in the third quarter of 2006 related to the settlement of the consolidated class action lawsuit pertaining to the accounting for stock option grants and related disclosures, offset in part by higher accounting and audit fees and consulting expenses of $6.0 million in 2007 relating to the filing of our restated financial statements in late 2007.
     On January 5, 2009, we, our former executives, current and former members of the Board of Directors and an insurance company entered into a settlement agreement. As a result of the agreement, we received $5.0 million related to reimbursement claims associated with the stock option investigation discussed in Note 15, “Litigation and Asserted Claims,” of the Notes to Consolidated Financial Statements. We will recognize the proceeds as a recovery of restatement and related legal activities costs in the consolidated statement of operations in the first quarter of 2009.
     On February 19, 2009, the appeal period expired with respect to the security lawsuits (Class Action/Derivative lawsuit) and as a result, the contingencies related to a settlement have been removed. Therefore, we will recognize $5.0 million during the first quarter of 2009 as a recovery of restatement and related legal activities in the consolidated statement of operations. In addition, due to the resolution of the security lawsuits, our former executives are now required to reimburse us approximately $4.5 million. We will recognize the $4.5 million during 2009 as a recovery of restatement and related legal activities in the consolidated statement of operations.
Interest and other income (expense), net (as adjusted):

	Years Ended December 31,			2007 to 2008	2006 to 2007
	2008	2007	2006	Change	Change
	(Dollars in millions)
Interest income and other income (expense), net	$15.2	$21.7	$17.5	(30.1)%	24.4%
Interest expense	(11.8)	(11.0)	(10.2)	7.2%	8.0%

Interest and other income (expense), net	$3.4	$10.7	$7.3	(68.4)%	47.3%

     Interest income and other income (expense), net consists primarily of interest income generated from investments in high quality fixed income securities as well as changes in exchange rates. For the year ended December 31, 2008 as compared to the same period in 2007, the decrease in interest and other income, net was primarily due to lower average investment balances and lower yields on invested balances, offset by a gain of $2.5 million related to the repurchase of $23.1 million in face value of zero coupon convertible senior notes due February 1, 2010 (the “convertible notes”) for $18.7 million during the fourth quarter of 2008. For the year ended December 31, 2007 as compared to the same period in 2006, the increase in interest and other income, net was primarily due to higher average investment balances and higher yields on invested balances during 2007.
     Interest expense consists of non-cash interest expense related to the convertible notes as well as the amortization of the debt issuance costs on the convertible notes due to the adoption of FSP APB 14-1 beginning in the first quarter of 2009, but retrospectively applied to the first quarter of 2005 when the convertible notes were issued. See Note 2A, “Retrospective Adoption of New Accounting Pronouncement” of the Notes to Consolidated Financial Statements.
     In the future, we expect that interest and other income, net, will vary from period to period based on the amount of cash and marketable securities, interest rates and foreign currency exchange rates.
Provision for (benefit from) income taxes (as adjusted):

	Years Ended December 31,			2007 to 2008	2006 to 2007
	2008	2007	2006	Change	Change
	(Dollars in millions)
Provision for (benefit from) income taxes	$113.8	$(25.1)	$(14.7)	NM*	70.6%

Effective tax rate	(133.4)%	42.4%	45.0%

*	NM — percentage is not meaningful as the change is too large
     Our effective tax rate for the year ended December 31, 2008 was lower than the U.S. statutory tax rate applied to our net loss primarily due to the establishment of a full valuation allowance on our U.S. net deferred tax assets. Our effective tax rate for the year ended December 31, 2007 was higher than the U.S. statutory tax rate applied to our net loss primarily due to research and development tax credits, stock-based compensation expense associated with executives and state income taxes. Our 2006 effective tax rate was higher than the U.S. statutory tax rate primarily due to research and development tax credits, partially offset by the lack of deductibility of certain stock-based compensation expense associated with executives.
     During the quarter ended June 30, 2008, we recorded a non-cash income tax provision of $121.2 million to establish a valuation allowance. Management periodically evaluates the realizability of our net deferred tax assets based on all available evidence, both positive and negative. The realization of net deferred tax assets is solely dependent on our ability to generate sufficient future taxable income during periods prior to the expiration of tax statutes to fully utilize these assets. Based on all available evidence, we determined it was not more likely than not that the deferred tax assets would be realized.
Liquidity and Capital Resources

	December 31,	December 31,
	2008	2007
	(In millions)
Cash and cash equivalents	$116.2	$119.4
Marketable securities	229.6	321.5

Total cash, cash equivalents, and marketable securities	$345.8	$440.9

	Years Ended December 31,
	2008	2007	2006
	(In millions)
Net cash provided by (used in) operating activities	$(38.5)	$5.3	$57.2
Net cash provided by (used in) investing activities	$82.7	$33.2	$(62.0)
Net cash provided by (used in) financing activities	$(47.5)	$7.6	$35.8
Liquidity
     Although we used cash for operating activities in the year ended December 31, 2008, we continue to believe that total cash, cash equivalents and marketable securities will continue at adequate levels to finance our operations, projected capital expenditures and commitments for the next twelve months. Cash needs for the year ended December 31, 2008 were funded primarily from investing activities, as investments in marketable securities matured and were not reinvested.
Operating Activities
     Cash used in operating activities of $38.5 million in the year ended December 31, 2008 was primarily attributable to the net loss for the period adjusted for non-cash items, including the tax provision related to the deferred tax asset valuation allowance, stock-based compensation expense, depreciation and amortization expense, impairment of an asset, offset by gain on repurchase of convertible notes and recovery of restatement and related legal activities. The change in operating assets and liabilities for the year ended

December 31, 2008 was primarily due to a decrease in accrued litigation expenses due to payments related to the class action lawsuit settlement.
     Cash provided by operating activities of $5.3 million in the year ended December 31, 2007 was primarily attributable to the net loss for the period adjusted for non-cash items including stock-based compensation expense, depreciation and amortization expense, partially offset by a deferred tax benefit. Changes in operating assets and liabilities for the year ended December 31, 2007 included increases in prepaid and other assets primarily due to prepaid software maintenance agreements and deferred tax assets resulting from our operating loss, decreases in deferred revenue and accrued salaries and benefits and other accrued liabilities, offset by a net increase in accounts payable primarily due to restatement and related legal expenses and capitalized software license maintenance agreements.
     Cash provided by operating activities of $57.2 million in the year ended December 31, 2006 was primarily attributable to the net loss for the period adjusted for non-cash items including stock-based compensation expense, depreciation and amortization expense, partially offset by a deferred tax benefit. Changes in operating assets and liabilities for the year ended December 31, 2006 was primarily due to an increase in accrued litigation expenses.
Investing Activities
     Cash provided by investing activities of approximately $82.7 million in the year ended December 31, 2008 primarily consisted of proceeds from the maturities and sale of available-for-sale marketable securities of $455.8 million, partially offset by purchases of available-for-sale marketable securities of $363.0 million. Additionally, we paid $9.9 million to acquire property and equipment, primarily computer equipment and computer software licenses.
     Cash provided by investing activities of approximately $33.2 million in the year ended December 31, 2007 primarily consisted of proceeds from the maturities and sale of available-for-sale marketable securities of $707.1 million, partially offset by purchases of available-for-sale marketable securities of $664.4 million. Additionally, we purchased $5.7 million of primarily computer software and $2.6 million of leasehold improvements.
     Cash used in investing activities was $62.0 million in the year ended December 31, 2006 primarily consisted of purchases of available-for-sale marketable securities of $215.2 million, offset by proceeds from the maturities of available-for-sale marketable securities of $166.2 million. Additionally, we paid $8.6 million to acquire property and equipment, primarily computer equipment and computer software licenses and $3.1 million to acquire leasehold improvements.
Financing Activities
     Cash used in financing activities was $47.5 million in the year ended December 31, 2008. We received proceeds from issuance of stock from employee stock plans which totaled approximately $21.7 million. In addition, we repurchased stock with an aggregate price of $49.2 million under our share repurchase program — refer to “Share Repurchase Program” below. Additionally, we repurchased approximately $23.1 million in face value of our zero coupon convertible senior notes for $18.7 million.
     Cash provided by financing activities was $7.6 million in the year ended December 31, 2007. We received proceeds from the issuance of stock from the exercise of stock options and purchases under our employee stock purchase plan of $11.8 million during the fourth quarter of the year and paid $4.3 million under installment payment plans used to acquire software license agreements. No other significant financing activities occurred during the year primarily due to the stock option investigation and restatement, during which we suspended our common stock repurchase program and suspended employee stock option exercises and purchases under our employee stock purchase plan.
     Cash provided by financing activities was $35.8 million in the year ended December 31, 2006. We received net proceeds of $57.6 million from the issuance of common stock associated with exercises of employee stock options and common stock issued under our employee stock purchase plan, partially offset by repurchases of our common stock of $21.0 million. In addition, we made a $0.8 million installment payment.
     We currently anticipate that existing cash, cash equivalent and marketable securities balances and cash flows from operations will be adequate to meet our cash needs for at least the next 12 months and to satisfy our cash requirement to pay for our zero coupon convertible senior notes due in 2010. We do not anticipate any liquidity constraints as a result of either the current credit environment or investment fair value fluctuations. Additionally, we have the intent and ability to hold our debt investments that have unrealized losses in accumulated other comprehensive income for a sufficient period of time to allow for recovery of the principal amounts invested. We continually monitor the credit risk in our portfolio and mitigate our credit risk exposures in accordance with our policies. We may also incur additional expenditures related to future potential restructuring activities. As described elsewhere in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and this Annual Report on Form 10-K, we are involved in ongoing litigation related to the protection of our intellectual property and our past stock option investigation. Any adverse settlements or judgments in any of this litigation could have a material adverse impact on our results of operations, cash balances and cash flows in the period in which such events occur.
Contractual Obligations
     We lease our present office facilities in Los Altos, California, under an operating lease agreement through December 31, 2010. As part of this lease transaction, we provided a letter of credit restricting approximately $0.6 million of our cash as collateral for certain obligations under the lease. The cash is restricted as to withdrawal and is managed by a third party subject to certain limitations under our investment policy. We also lease a facility in Mountain View, California, through November 11, 2009, which we vacated during the fourth quarter of 2008 and are subleasing at a rate equal to our rent associated with the facility. We lease a facility in Chapel Hill, North Carolina through November 15, 2009, a facility for our design center in Bangalore, India through November 4, 2012 and a facility in Tokyo, Japan through July 31, 2010. In addition, we also lease office facilities in various international locations under non-cancelable leases that range in terms from month-to-month to one year.
     On February 1, 2005, we issued $300.0 million aggregate principal amount of zero coupon convertible senior notes due February 1, 2010 to Credit Suisse First Boston LLC and Deutsche Bank Securities as initial purchasers who then sold the convertible notes to institutional investors. We elected to pay the principal amount of the convertible notes in cash when they are due. Subsequently, we repurchased a total of $140.0 million in face value of the outstanding convertible notes in 2005. During 2008, we repurchased an additional $23.1 million in face value of the outstanding convertible notes for $18.7 million which resulted in a gain of $2.5 million included in interest income and other income (expense), net, in the consolidated statement of operations. The face value of convertible notes outstanding as of December 31, 2008 were $137.0 million, offset by an unamortized debt discount of $11.5 million which were classified as a non-current liability in the accompanying consolidated balance sheets. The debt discount is expected to be amortized over the remaining 13 months until maturity of the convertible notes. See Note 14, “Convertible Notes” of the Notes to Consolidated Financial Statements, for additional details.
     As of December 31, 2008, our material contractual obligations are:

	Payment Due by Year
	Total	2009	2010	2011	2012	Thereafter
	(In thousands)
Contractual obligations(1)
Operating leases	$15,544	$8,008	$6,453	$630	$453	$—
Convertible notes	136,950	—	136,950	—	—	—
Purchased software license agreements(2)	507	507	—	—	—	—

Total	$153,001	$8,515	$143,403	$630	$453	$—

(1)	The above table does not reflect possible payments in connection with uncertain tax benefits associated with FASB Interpretation No. (“FIN”) 48 of approximately $9.6 million, including $7.7 million recorded as a reduction of long-term deferred tax assets and $1.9 million in long-term income taxes payable, as of December 31, 2008. As noted below in Note 10, “Income Taxes,” of the Notes to Consolidated Financial Statements, although it is possible that some of the unrecognized tax benefits could be settled within the next 12 months, we cannot reasonably estimate the outcome at this time.

(2)	We have commitments with various software vendors for non-cancellable license agreements that generally have terms longer than one year. The above table summarizes those contractual obligations as of December 31, 2008, which are also included on our consolidated balance sheets under current and other long-term liabilities.
Common Stock Equivalents, and Options
Share Repurchase Program
     In October 2001, the Board approved a share repurchase program of our Common Stock, principally to reduce the dilutive effect of employee stock options. To date, the Board has approved the authorization to repurchase up to 19.0 million shares of our outstanding Common Stock over an undefined period of time. For the year ended December 31, 2008, we repurchased approximately 3.6 million shares with an aggregate price of $49.2 million. As of December 31, 2008, we had repurchased a cumulative total of approximately 16.8 million shares of our Common Stock with an aggregate price of approximately $233.8 million since the commencement of this program. As of December 31, 2008, there remained an outstanding authorization to repurchase approximately 2.2 million shares of our outstanding Common Stock.
     We record stock repurchases as a reduction to stockholders’ equity. As prescribed by APB Opinion No. 6, “Status of Accounting Research Bulletins,” we record a portion of the purchase price of the repurchased shares as an increase to accumulated deficit when the cost of the shares repurchased exceeds the average original proceeds per share received from the issuance of Common Stock. During the year ended December 31, 2008, the cumulative price of the shares repurchased exceeded the proceeds received from the issuance of the same number of shares. The excess of $44.2 million was recorded as an increase to accumulated deficit for the year ended December 31, 2008. During the year ended December 31, 2007, we did not repurchase any Common Stock.
Shareholder Litigation Related to Historical Stock Option Practices
Derivative Lawsuits
     On May 30, 2006, the Audit Committee commenced an internal investigation of the timing of past stock option grants and related accounting issues.
     On May 31, 2006, the first of three shareholder derivative actions was filed in the Northern District of California against Rambus (as a nominal defendant) and certain current and former executives and board members. These actions were consolidated for all purposes under the caption, In re Rambus Inc. Derivative Litigation, Master File No. C-06-3513-JF (N.D. Cal.), and Howard Chu and Gaetano Ruggieri were appointed lead plaintiffs. The consolidated complaint, as amended, alleges violations of certain federal and state securities laws as well as other state law causes of action. The complaint seeks disgorgement and damages in an unspecified amount, unspecified equitable relief, and attorneys’ fees and costs.
     On August 22, 2006, another shareholder derivative action was filed in Delaware Chancery Court against Rambus (as a nominal defendant) and certain current and former executives and board members (Bell v. Tate et al., 2366-N (Del. Chancery)). On May 16, 2008, this case was dismissed pursuant to a notice filed by the plaintiff.
     On October 18, 2006, the Board of Directors formed a Special Litigation Committee (the “SLC”) to evaluate potential claims or other actions arising from the stock option granting activities. The Board of Directors appointed J. Thomas Bentley, Chairman of the Audit Committee, and Abraham Sofaer, a retired federal judge and Chairman of the Legal Affairs Committee, both of whom joined the Rambus Board of Directors in 2005, to comprise the SLC.
     The SLC has concluded its review of claims relating to stock option practices that are asserted in derivative actions against a number of our present and former officers and directors. The SLC determined that all claims should be terminated and dismissed against the named defendants in In re Rambus Inc. Derivative Litigation with the exception of claims against Ed Larsen, who served as Vice President, Human Resources from September 1996 until December 1999, and then Senior Vice President, Administration until July 2004. The SLC has entered into settlement agreements with certain of our former officers. These settlements are conditioned upon the dismissal of the claims asserted against these individuals in In re Rambus Inc. Derivative Litigation. The aggregate value of the settlements to us is approximately $5.3 million in cash as well as the relinquishment of claims to over 2.7 million stock options. During the fourth quarter of 2008, we received approximately 163,000 shares of Rambus stock (considered irrevocable) with a value of approximately $0.8 million from a former executive as part of the former executive’s settlement agreement with Rambus in connection with the derivative and class action lawsuits. The SLC stated its intention to assert control over the litigation. The conclusions and recommendations of the SLC are subject to review by the court. On October 5, 2007, Rambus filed a motion to terminate in accordance with the SLC’s recommendations. Pursuant to the parties’ agreement, that motion was taken off calendar.
     On August 30, 2007, another shareholder derivative action was filed in the Southern District of New York against Rambus (as a nominal defendant) and PricewaterhouseCoopers LLP (Francl v. PricewaterhouseCoopers LLP et al., No. 07-Civ. 7650 (GBD)). On November 21, 2007, the New York court granted PricewaterhouseCoopers LLP’s motion to transfer the action to the Northern District of California.
     The parties have settled In re Rambus Inc. Derivative Litigation and Francl v. PricewaterhouseCoopers LLP et al., No. 07-Civ. 7650 (GBD). The settlement provides for a payment by Rambus of $2.0 million and dismissal with prejudice of all claims against all defendants, with the exception of claims against Ed Larsen, in these actions. The $2.0 million was accrued for during the quarter ended June 30, 2008 within accrued litigation expenses and paid in January 2009. A final approval hearing was held on January 16, 2009, and an order of final approval was entered on January 20, 2009.
Class Action Lawsuits
     On July 17, 2006, the first of six class action lawsuits was filed in the Northern District of California against Rambus and certain current and former executives and board members. These lawsuits were consolidated under the caption, In re Rambus Inc. Securities Litigation, C-06-4346-JF (N.D. Cal.). The settlement of this action was preliminarily approved by the court on March 5, 2008. Pursuant to the settlement agreement, Rambus paid $18.3 million into a settlement fund on March 17, 2008. Some alleged class members requested exclusion from the settlement. A final fairness hearing was held on May 14, 2008. That same day the court entered an order granting final approval of the settlement agreement and entered judgment dismissing with prejudice all claims against all defendants in the consolidated class action litigation.
Private Lawsuits
     On March 1, 2007, a pro se lawsuit was filed in the Northern District of California by two alleged Rambus shareholders against Rambus, certain current and former executives and board members, and PricewaterhouseCoopers LLP (Kelley et al. v. Rambus, Inc. et al. C-07-01238-JF (N.D. Cal.)). This action was consolidated with a substantially identical pro se lawsuit filed by another purported Rambus shareholder against the same parties. The consolidated complaint against Rambus alleges violations of federal and state securities laws, and state law claims for fraud and breach of fiduciary duty. Following several rounds of motions to dismiss, on April 17, 2008, the court dismissed all claims with prejudice except for plaintiffs’ claims under sections 14(a) and 18(a) of the Securities and Exchange Act of 1934 as to which leave to amend was granted. On June 2, 2008, plaintiffs filed an amended complaint containing substantially the same allegations as the prior complaint although limited to claims under sections 14(a) and 18(a) of the Securities and Exchange Act of 1934. Rambus’ motion to dismiss the amended complaint was heard on September 12, 2008. On December 9, 2008, the court granted Rambus’ motion and entered judgment in favor of Rambus. Plaintiffs filed a notice of appeal on December 15, 2008. Plaintiffs’ filed their opening brief on April 13, 2009. Rambus opposed on May 29, 2009, and plaintiffs filed a reply brief on June 12, 2009. No date has been set for oral argument.
     On September 11, 2008, the same pro se plaintiffs filed a separate lawsuit in Santa Clara County Superior Court against Rambus, certain current and former executives and board members, and PricewaterhouseCoopers LLP (Kelley et al. v. Rambus, Inc. et al., Case No. 1-08-CV-122444). The complaint alleges violations of certain California state securities statues as well as fraud and negligent misrepresentation based on substantially the same underlying factual allegations contained in the pro se lawsuit filed in federal court. On November 24, 2008, Rambus filed a motion to dismiss or, in the alternative, stay this case in light of the first-filed federal action. On January 12, 2009, Rambus filed a demurrer to plaintiffs’ complaint on the ground that it was barred by the doctrine of claim preclusion. A hearing on Rambus’ motions was held on February 27, 2009. The court granted Rambus’ motion to stay the case pending the outcome of the appeal in the federal action and denied the remainder of the motions without prejudice.
     On August 25, 2008, an amended complaint was filed by certain individuals and entities in Santa Clara County Superior Court against Rambus, certain current and former executives and board members, and PricewaterhouseCoopers LLP (Steele et al. v. Rambus Inc. et al., Case No. 1-08-CV-113682). The amended complaint alleges violations of certain California state securities statues as well as fraud and negligent misrepresentation. On October 10, 2008, Rambus filed a demurrer to the amended complaint. A hearing was held on January 9, 2009. On January 12, 2009, the court sustained Rambus’ demurrer without prejudice. Plaintiffs filed a second amended complaint on February 13, 2009, containing the same causes of action as the previous complaint. On March 17, 2009, Rambus filed a demurrer to the second amended complaint. A hearing was held on May 22, 2009. On May 26, 2009, the court sustained in part and overruled in part Rambus’ demurrer. On June 5, 2009, Rambus filed an answer denying plaintiffs’ remaining allegations. Discovery is ongoing.
Critical Accounting Policies and Estimates
     The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to revenue recognition, investments, income taxes, litigation and other contingencies. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
     We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.
Revenue Recognition
Overview
     We recognize revenue when persuasive evidence of an arrangement exists, we have delivered the product or performed the service, the fee is fixed or determinable and collection is reasonably assured. If any of these criteria are not met, we defer recognizing the revenue until such time as all criteria are met. Determination of whether or not these criteria have been met may require us to make judgments, assumptions and estimates based upon current information and historical experience.
     Our revenue consists of royalty revenue and contract revenue generated from agreements with semiconductor companies, system companies and certain reseller arrangements. Royalty revenue consists of patent license and technology license royalties. Contract revenue consist of fixed license fees, fixed engineering fees and service fees associated with integration of our technology solutions into our customers’ products. Contract revenue may also include support or maintenance. Reseller arrangements generally provide for the pass-through of a percentage of the fees paid to the reseller by the reseller’s customer for use of our patent and technology licenses. We do not recognize revenue for these arrangements until we have received notice of revenue earned by and paid to the reseller, accompanied by the pass-through payment from the reseller. We do not pay commissions to the reseller for these arrangements.
     Many of our licensees have the right to cancel their licenses. In such arrangements, revenue is only recognized to the extent that is consistent with the cancellation provisions. Cancellation provisions within such contracts generally provide for a prospective cancellation with no refund of fees already remitted by customers for products provided and payment for services rendered prior to the date of cancellation. Unbilled receivables represent enforceable claims and are deemed collectible in connection with our revenue recognition policy.
Royalty Revenue
     We recognize royalty revenue upon notification by our licensees and when deemed collectible. The terms of the royalty agreements generally either require licensees to give us notification and to pay the royalties within 60 days of the end of the quarter during which the sales occur or are based on a fixed royalty that is due within 45 days of the end of the quarter. We have two types of royalty revenue: (1) patent license royalties and (2) technology license royalties.
     Patent licenses. We license our broad portfolio of patented inventions to semiconductor and systems companies who use these inventions in the development and manufacture of their own products. Such licensing agreements may cover the license of part, or all, of our patent portfolio. We generally recognize revenue from these arrangements as amounts become due. The contractual terms of the agreements generally provide for payments over an extended period of time.
     Technology licenses. We develop proprietary and industry-standard chip interface products, such as RDRAM and XDR that we provide to our customers under technology license agreements. These arrangements include royalties, which can be based on either a percentage of sales or number of units sold. We recognize revenue from these arrangements upon notification from the licensee of the royalties earned and when collectability is deemed reasonably assured.
Contract Revenue
     We generally recognize revenue using percentage of completion for development contracts related to licenses of our interface solutions, such as XDR and FlexIO that involve significant engineering and integration services. For all license and service agreements accounted for using the percentage-of-completion method, we determine progress to completion using input measures based upon contract costs incurred. Prior to the first quarter of 2008, we determined progress to completion using labor-hours incurred. The change to input measures better reflects the overall gross margin over the life of the contract. This change did not have a significant impact on our results of operations. We have evaluated use of output measures versus input measures and have determined that our output is not sufficiently uniform with respect to cost, time and effort per unit of output to use output measures as a measure of progress to completion. Part of these contract fees may be due upon the achievement of certain milestones, such as provision of certain deliverables by us or production of chips by the licensee. The remaining fees may be due on pre-determined dates and include significant up-front fees.
     A provision for estimated losses on fixed price contracts is made, if necessary, in the period in which the loss becomes probable and can be reasonably estimated. If we determine that it is necessary to revise the estimates of the total costs required to complete a contract, the total amount of revenue recognized over the life of the contract would not be affected. However, to the extent the new assumptions regarding the total efforts necessary to complete a project were less than the original assumptions, the contract fees would be recognized sooner than originally expected. Conversely, if the newly estimated total efforts necessary to complete a project were longer than the original assumptions, the contract fees will be recognized over a longer period.
     If application of the percentage-of-completion method results in recognizable revenue prior to an invoicing event under a customer contract, we will recognize the revenue and record an unbilled receivable. Amounts invoiced to our customers in excess of recognizable revenue are recorded as deferred revenue. The timing and amounts invoiced to customers can vary significantly depending on specific contract terms and can therefore have a significant impact on deferred revenue or unbilled receivables in any given period.
     We also recognize revenue in accordance with SOP 97-2, SOP 98-4 and SOP 98-9 for development contracts related to licenses of our chip interface products that involve non-essential engineering services and post contract support (“PCS”). These SOPs apply to all entities that earn revenue on products containing software, where software is not incidental to the product as a whole. Contract fees for the products and services provided under these arrangements are comprised of license fees and engineering service fees which are not essential to the functionality of the product. Our rates for PCS and for engineering services are specific to each development contract and not standardized in terms of rates or length. Because of these characteristics, we do not have a sufficient population of contracts from which to derive vendor specific objective evidence for each of the elements.
     Therefore, as required by SOP 97-2, after we deliver the product, if the only undelivered element is PCS, we will recognize all revenue ratably over either the contractual PCS period or the period during which PCS is expected to be provided. We review assumptions regarding the PCS periods on a regular basis. If we determine that it is necessary to revise the estimates of the support periods, the total amount of revenue to be recognized over the life of the contract would not be affected.
Litigation
     We are involved in certain legal proceedings, as discussed in Note 15, “Litigation and Asserted Claims” of Notes to Consolidated Financial Statements of this Form 10-K. Based upon consultation with outside counsel handling our defense in these matters and an analysis of potential results, we accrue for losses related to litigation if we determine that a loss is probable and can be reasonably estimated. If a specific loss amount cannot be estimated, we review the range of possible outcomes and accrue the low end of the range of estimates. Any such accrual would be charged to expense in the appropriate period. We recognize litigation expenses in the period in which the litigation services were provided.
Income Taxes
     As part of preparing our consolidated financial statements, we are required to calculate the income tax expense or benefit which relates to the pretax income or loss for the period. In addition, we are required to assess the realization of the tax asset or liability to be included on the consolidated balance sheet as of the reporting dates.
     This process requires us to calculate various items including permanent and temporary differences between the financial accounting and tax treatment of certain income and expense items, differences between federal and state tax treatment of these items, the amount of taxable income reported to various states, foreign taxes and tax credits. The differing treatment of certain items for tax and accounting purposes results in deferred tax assets and liabilities, which are included on our consolidated balance sheet.
     As of December 31, 2008, our consolidated balance sheet included net deferred tax assets, before valuation allowance, of approximately $151.1 million, which consists of net operating loss carryovers, tax credit carryovers, depreciation and amortization, employee stock-based compensation expenses and certain liabilities. For the quarter ended June 30, 2008, we recorded a non-cash income tax provision of $121.2 million to establish a valuation allowance. Management periodically evaluates the realizability of our net deferred tax assets based on all available evidence, both positive and negative. The realization of net deferred tax assets is solely dependent on our ability to generate sufficient future taxable income during periods prior to the expiration of tax statutes to fully utilize these assets. Our forecasted future operating results are highly influenced by, among other factors, assumptions regarding (1) our ability to achieve our forecasted revenue, (2) our ability to effectively manage our expenses in line with our forecasted revenue and (3) general trends in the semiconductor industry.
     During the quarter ended June 30, 2008, we weighed both positive and negative evidence and determined that there is a need for the valuation allowance due to the existence of three years of historical cumulative losses and a revised forecast that projected future losses from operations in the U.S., which we considered significant verifiable negative evidence. Though considered positive evidence, projected income from favorable patent and related settlement litigation were not included in the determination for the valuation allowance due to our inability to reliably estimate the timing and amounts of such settlements. We intend to maintain the valuation allowance until sufficient positive evidence exists to support reversal of the valuation allowance.
     Pursuant to Footnote 82 of SFAS No. 123(R), tax attributes related to stock option windfall deductions should not be recorded until they result in a reduction of cash taxes payable. Starting in 2006, we no longer include net operating losses attributable to stock option windfall deductions as components of our gross deferred tax assets. The benefit of these net operating losses will be recorded to equity when they reduce cash taxes payable.
     The calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax law and regulations in a multitude of jurisdictions. Although FASB Interpretation No. 48, which we adopted on January 1, 2007, provides further clarification on the accounting for uncertainty in income taxes, the new threshold and measurement attributes prescribed by the pronouncement will continue to require significant judgment by management. If the ultimate resolution of tax uncertainties is different from what is currently estimated, a material impact on income tax expense could result.
Stock-Based Compensation
     For the years ended December 31, 2008, 2007 and 2006, we maintained stock plans covering a broad range of potential equity grants including stock options, nonvested equity stock and equity stock units and performance based instruments. In addition, we sponsor an Employee Stock Purchase Plan (“ESPP”), whereby eligible employees are entitled to purchase Common Stock semi-annually, by means of limited payroll deductions, at a 15% discount from the fair market value of the Common Stock as of specific dates.
     Effective January 1, 2006, we adopted Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment”, which is a revision of SFAS No. 123 “Accounting for Stock-Based Compensation”. SFAS No. 123(R) requires the measurement and recognition of compensation expense in our statement of operations for all share-based payment awards made to our employees, directors and consultants including employee stock options, nonvested equity stock and equity stock units, and employee stock purchase grants. Stock-based compensation expense is measured at grant date, based on the estimated fair value of the award, reduced by an estimate of the annualized rate of expected forfeitures, and is recognized as expense over the employees’ expected requisite service period, generally using the straight-line method. In addition, SFAS No. 123(R) requires the benefits of tax deductions in excess of recognized compensation expense to be reported as a financing cash flow, rather than as an operating cash flow as prescribed under previous accounting rules. We selected the modified prospective method of adoption, which recognizes compensation expense for the fair value of all share-based payments granted after January 1, 2006 and for the fair value of all awards granted to employees prior to January 1, 2006 that remain unvested on the date of adoption. This method did not require a restatement of prior periods. However, awards granted and still unvested on the date of adoption are attributed to expense under SFAS No. 123(R), including the application of a forfeiture rate on a prospective basis. Our forfeiture rate represents the historical rate at which our stock-based awards were surrendered prior to vesting. SFAS No. 123(R) requires forfeitures to be estimated at the time of grant and revised on a cumulative basis, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Prior to fiscal year 2006, we accounted for forfeitures as they occurred, for the purposes of pro forma information under SFAS No. 123. See Note 7, “Equity Incentive Plans and Stock-Based Compensation,” of Notes to Consolidated Financial Statements for more information regarding the valuation of stock-based compensation.
Recent Accounting Pronouncements
     See Note 2, “Summary of Significant Accounting Policies” of Notes to Consolidated Financial Statements for a full description of recent accounting pronouncements including the respective expected dates of adoption.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
     The following consolidated financial statements of the Registrant and Report of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm, are included herewith:

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of Rambus Inc.:
     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders’ equity and comprehensive income and of cash flows present fairly, in all material respects, the financial position of Rambus Inc. and its subsidiaries at December 31, 2008 and December 31, 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting (not presented herein) appearing under Item 9A of the Company’s 2008 Annual Report on Form 10-K. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
     As discussed in Note 2A to the consolidated financial statements, the Company changed the manner in which it accounts for certain convertible debt instruments effective January 1, 2009.
     As discussed in Note 10 of the Notes to the consolidated financial statements, the Company changed the manner in which it accounts for uncertainty in income taxes effective January 1, 2007.
     A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
/s/ PricewaterhouseCoopers LLP
San Jose, California
February 26, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in accounting for certain convertible debt instruments discussed in Note 2A, as to which the date is June 22, 2009

RAMBUS INC.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2008 (1)	2007 (1)
	(In thousands, except shares and per share amounts)

ASSETS
Current assets:
Cash and cash equivalents	$116,241	$119,391
Marketable securities	229,612	321,491
Accounts receivable	1,503	1,920
Prepaids and other current assets	8,486	8,349
Deferred taxes	88	11,595

Total current assets	355,930	462,746
Restricted cash	632	2,286
Deferred taxes, long term	1,857	105,748
Intangible assets, net	7,244	13,441
Property and equipment, net	22,290	24,587
Goodwill	4,454	4,454
Other assets	4,963	4,701

Total assets	$397,370	$617,963

LIABILITIES
Current liabilities:
Accounts payable	$6,374	$11,283
Accrued salaries and benefits	9,859	9,985
Accrued litigation expenses	14,265	26,234
Income taxes payable	638	834
Other accrued liabilities	3,178	5,060
Deferred revenue	1,787	2,756

Total current liabilities	36,101	56,152
Deferred revenue, less current portion	90	—
Convertible notes	125,474	135,214
Long-term income taxes payable	1,953	2,917
Other long-term liabilities	811	1,194

Total liabilities	164,429	195,477

Commitments and contingencies (Note 6 and 15)

STOCKHOLDERS’ EQUITY
Convertible preferred stock, $.001 par value:
Authorized: 5,000,000 shares; Issued and outstanding: no shares at December 31, 2008 and December 31, 2007	—	—
Common Stock, $.001 par value:
Authorized: 500,000,000 shares; Issued and outstanding 103,803,006 shares at December 31, 2008 and 105,294,534 shares at December 31, 2007	104	105
Additional paid in capital	703,640	649,996
Accumulated deficit	(471,672)	(227,739)
Accumulated other comprehensive income, net	869	124

Total stockholders’ equity	232,941	422,486

Total liabilities and stockholders’ equity	$397,370	$617,963

(1)	Certain amounts have been adjusted as a result of the retrospective adoption of Financial Accounting Standards Board Staff Position APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).” (“FSP APB 14-1”). Refer to Note 2A, “Retrospective Adoption of New Accounting Pronouncement,” for further discussion.
See Notes to Consolidated Financial Statements

RAMBUS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2008	2007	2006
	(In thousands, except per share amounts)
Revenue:
Royalties	$126,910	$154,306	$168,916
Contract revenue	15,584	25,634	26,408

Total revenue	142,494	179,940	195,324

Costs and expenses:
Cost of contract revenue*	21,303	27,124	30,392
Research and development*	76,222	82,877	68,977
Marketing, general and administrative*	124,077	120,597	104,561
Restructuring costs*	4,185	—	—
Impairment of intangible asset	2,158	—	—
Costs of restatement and related legal activities	3,262	19,457	31,436

Total costs and expenses	231,207	250,055	235,366

Operating loss	(88,713)	(70,115)	(40,042)
Interest income and other income (expense), net (1)	15,199	21,759	17,495
Interest expense (2)	(11,805)	(11,011)	(10,196)

Interest and other income (expense), net	3,394	10,748	7,299

Loss before income taxes	(85,319)	(59,367)	(32,743)
Provision for (benefit from) income taxes (1)	113,791	(25,146)	(14,737)

Net loss	$(199,110)	$(34,221)	$(18,006)

Net loss per share:
Basic	$(1.90)	$(0.33)	$(0.17)

Diluted	$(1.90)	$(0.33)	$(0.17)

Weighted average shares used in per share calculations:
Basic	104,574	104,056	103,048

Diluted	104,574	104,056	103,048

* Includes stock-based compensation:
Cost of contract revenue	$5,187	$5,910	$8,155
Research and development	$13,488	$16,199	$14,902
Marketing, general and administrative	$18,492	$22,701	$17,466
Restructuring costs	$547	$—	$—

(1)	Interest income and other income (expense), net, and provision for (benefit from) income taxes have been adjusted as a result of the retrospective adoption of FSP APB 14-1. Refer to Note 2A, “Retrospective Adoption of New Accounting Pronouncement,” for further discussion.

(2)	Non-cash interest expense is a result of the adoption of FSP APB 14-1. Refer to Note 2A, “Retrospective Adoption of New Accounting Pronouncement,” for further discussion.
See Notes to Consolidated Financial Statements

RAMBUS INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME

						Accumulated
			Additional	Deferred		Other
	Common Stock		Paid-in	Stock-Based	Accumulated	Comprehensive
	Shares	Amount	Capital (1)	Compensation	Deficit (1)	Gain (Loss)	Total (1)
	(In thousands)
Balances at December 31, 2005	99,397	$99	$478,519	$(20,122)	$(133,382)	$(1,647)	$323,467
Cumulative effect of adoption of FSP APB 14-1	—	—	48,175	—	(22,026)	—	26,149
Balances at December 31, 2005, as adjusted	99,397	$99	$526,694	$(20,122)	$(155,408)	$(1,647)	$349,616
Components of comprehensive income:
Net loss	—	—	—	—	(18,006)	—	(18,006)
Foreign currency translation adjustments, net of tax	—	—	—	—	—	(24)	(24)
Unrealized gain on marketable securities, net of tax	—	—	—	—	—	1,041	1,041

Total comprehensive loss							(16,989)

Issuance of common stock upon exercise of options, restricted stock, and employee stock purchase plan	5,123	6	57,553	—	—	—	57,559
Repurchase and retirement of common stock under repurchase plan	(700)	(1)	(756)	—	(20,198)	—	(20,955)
Stock-based compensation	—	—	38,908	—	—	—	38,908
Reversal of deferred stock-based compensation	—	—	(20,122)	20,122	—	—	—
Tax shortfall from equity incentive plans	—	—	(3,892)	—	—	—	(3,892)

Balances at December 31, 2006	103,820	104	598,385	—	(193,612)	(630)	404,247
FIN 48 Tax Adjustment (Note 10)	—	—	239	—	94	—	333

Balances at January 1, 2007	103,820	104	598,624	—	(193,518)	(630)	404,580
Components of comprehensive income:
Net loss	—	—	—	—	(34,221)	—	(34,221)
Foreign currency translation adjustments, net of tax	—	—	—	—	—	66	66
Unrealized gain on marketable securities, net of tax	—	—	—	—	—	688	688

Total comprehensive loss							(33,467)

Reversal of liability-based stock awards to equity	—	—	2,136	—	—	—	2,136
Issuance of common stock upon exercise of options, nonvested equity stock and stock units, and employee stock purchase plan	1,475	1	11,831	—	—	—	11,832
Repurchase and retirement of common stock under repurchase plan	—	—	—	—	—	—	—
Stock-based compensation	—	—	43,676	—	—	—	43,676
Tax shortfall from equity incentive plans	—	—	(6,271)	—	—	—	(6,271)

Balances at December 31, 2007	105,295	105	649,996	—	(227,739)	124	422,486
Components of comprehensive income:
Net loss	—	—	—	—	(199,110)	—	(199,110)
Foreign currency translation adjustments, net of tax	—	—	—	—	—	60	60
Unrealized gain on marketable securities, net of tax	—	—	—	—	—	685	685

Total comprehensive loss							(198,365)

Issuance of common stock upon exercise of options, nonvested equity stock and stock units, and employee stock purchase plan	2,251	2	21,761	—	—	—	21,763
Repurchase and retirement of common stock under repurchase plan and shares received from a former executive	(3,743)	(3)	(5,248)	—	(44,823)	—	(50,074)
Repurchase of convertible notes	—	—	(259)	—	—	—	(259)
Stock-based compensation	—	—	37,761	—	—	—	37,761
Tax shortfall from equity incentive plans	—	—	(371)	—	—	—	(371)

Balances at December 31, 2008	103,803	$104	$703,640	$—	$(471,672)	$869	$232,941

(1)	Adjusted as a result of the retrospective adoption of FSP APB 14-1. Refer to Note 2A“Retrospective Adoption of New Accounting Pronouncement,” for further discussion.
See Notes to Consolidated Financial Statements

RAMBUS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2008 (1)	2007 (1)	2006 (1)
	(In thousands)
Cash flows from operating activities:
Net loss	$(199,110)	$(34,221)	$(18,006)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Stock-based compensation	37,167	44,810	40,523
Depreciation	11,326	11,202	11,248
Amortization of intangible assets	4,339	5,286	5,251
Non-cash interest expense and amortization of convertible debt issuance costs	11,805	11,011	10,196
Restructuring costs (non-cash)	547	—	—
Impairment of intangible asset	2,158	—	—
Deferred tax (benefit) provision	114,719	(26,320)	(14,090)
Loss on disposal of property and equipment	76	445	342
Gain on repurchase of convertible notes	(2,528)	—	—
Recovery of restatement and related legal activities (non-cash)	(849)	—	—
Write-off of cost-based investment	—	—	163
Change in operating assets and liabilities:
Accounts receivable and unbilled receivables	417	674	(1,640)
Prepaids and other assets	95	(6,190)	(730)
Accounts payable	(3,607)	3,809	(161)
Accrued salaries and benefits and other accrued liabilities	(2,060)	(4,333)	7,198
Accrued litigation expenses	(11,969)	3,091	18,510
Income taxes payable	(1,775)	816	99
Increases in deferred revenue	1,784	2,264	22,226
Decreases in deferred revenue	(2,663)	(7,065)	(23,959)
Decrease (increase) in restricted cash	1,654	1	(8)

Net cash provided by (used in) operating activities	(38,474)	5,280	57,162

Cash flows from investing activities:
Purchases of property and equipment	(9,871)	(5,737)	(8,649)
Proceeds from sale of property and equipment	30	—	—
Acquisition of intangible assets	(300)	(30)	(300)
Purchases of marketable securities	(362,968)	(664,420)	(215,188)
Maturities of marketable securities	430,844	598,543	166,191
Proceeds from sale of marketable securities	24,996	108,550	—
Purchases of leasehold improvements	—	(2,610)	(3,083)
Acquisition of business	—	(1,139)	(1,000)

Net cash provided by (used in) investing activities	82,731	33,157	(62,029)

Cash flows from financing activities:
Payments under installment payment arrangement	(1,250)	(4,250)	(800)
Proceeds from issuance of common stock under employee stock plans	21,688	11,831	57,559
Repurchase and retirement of common stock	(49,226)	—	(20,955)
Repurchase of convertible notes	(18,679)	—	—

Net cash provided by (used in) financing activities	(47,467)	7,581	35,804

Effect of exchange rates on cash and cash equivalents	60	69	(24)
Net increase (decrease) in cash and cash equivalents	(3,150)	46,087	30,913
Cash and cash equivalents at beginning of period	119,391	73,304	42,391

Cash and cash equivalents at end of period	$116,241	$119,391	$73,304

Non-cash investing and financing activities:
Property and equipment acquired under installment payment arrangement	$—	$—	$5,100
Property and equipment received and accrued in accounts payable and other accrued liabilities	$629	$1,439	$1,155
Supplemental disclosure of cash flow information:
Taxes paid	$528	$1,046	$234
Taxes refunded	$309	$—	$519

(1)	Adjusted as a result of the retrospective adoption of FSP APB 14-1. Refer to Note 2A“Retrospective Adoption of New Accounting Pronouncement,” for further discussion.
See Notes to Consolidated Financial Statements

RAMBUS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Formation and Business of the Company
     Rambus Inc. (the “Company” or “Rambus”) designs, develops and licenses chip interface technologies that are foundational to nearly all digital electronics products. Rambus’ chip interface technologies are designed to improve the performance, power efficiency, time-to-market and cost-effectiveness of its customers’ semiconductor and system products for computing, gaming and graphics, consumer electronics and mobile applications. Rambus was incorporated in California in March 1990 and reincorporated in Delaware in March 1997.
2. Summary of Significant Accounting Policies
Financial Statement Presentation
     The accompanying consolidated financial statements include the accounts of Rambus and its wholly owned subsidiaries, Rambus K.K., located in Tokyo, Japan and Rambus, located in George Town, Grand Caymans, BWI, of which Rambus Chip Technologies (India) Private Limited, Rambus Deutschland GmbH, located in Pforzheim, Germany and Rambus Korea, Inc., located in Seoul, Korea are subsidiaries. During 2008, we closed our office in Korea. All intercompany accounts and transactions have been eliminated in the accompanying consolidated financial statements. Investments in entities with less than 20% ownership by Rambus and in which Rambus does not have the ability to significantly influence the operations of the investee are accounted for using the cost method and are included in other assets.
Use of Estimates
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.
Reclassifications
     We have reclassified certain prior year balances to conform to the current year’s presentation in the consolidated statements of cash flows. None of these reclassifications had an impact on reported net loss for any of the periods presented.
Revenue Recognition
Overview
     Rambus recognizes revenue when persuasive evidence of an arrangement exists, Rambus has delivered the product or performed the service, the fee is fixed or determinable and collection is reasonably assured. If any of these criteria are not met, Rambus defers recognizing the revenue until such time as all criteria are met. Determination of whether or not these criteria have been met may require the Company to make judgments, assumptions and estimates based upon current information and historical experience.
     Rambus’ revenue consists of royalty revenue and contract revenue generated from agreements with semiconductor companies, system companies and certain reseller arrangements. Royalty revenue consists of patent license and technology license royalties. Contract revenue consist of fixed license fees, fixed engineering fees and service fees associated with integration of Rambus’ technology solutions into its customers’ products. Contract revenue may also include support or maintenance. Reseller arrangements generally provide for the pass-through of a percentage of the fees paid to the reseller by the reseller’s customer for use of Rambus’ patent and technology licenses. Rambus does not recognize revenue for these arrangements until it has received notice of revenue earned by and paid to the reseller, accompanied by the pass-through payment from the reseller. Rambus does not pay commissions to the reseller for these arrangements.
     Many of Rambus’ licensees have the right to cancel their licenses. In such arrangements, revenue is only recognized to the extent that is consistent with the cancellation provisions. Cancellation provisions within such contracts generally provide for a prospective cancellation with no refund of fees already remitted by customers for products provided and payment for services rendered prior to the date of cancellation. Unbilled receivables represent enforceable claims and are deemed collectible in connection with the Company’s revenue recognition policy.
Royalty Revenue
     Rambus recognizes royalty revenue upon notification by its licensees and when deemed collectible. The terms of the royalty agreements generally either require licensees to give Rambus notification and to pay the royalties within 60 days of the end of the quarter during which the sales occur or are based on a fixed royalty that is due within 45 days of the end of the quarter. Rambus has two types of royalty revenue: (1) patent license royalties and (2) technology license royalties.
     Patent licenses. Rambus licenses its broad portfolio of patented inventions to semiconductor and systems companies who use these inventions in the development and manufacture of their own products. Such licensing agreements may cover the license of part, or all, of Rambus’ patent portfolio. Rambus generally recognizes revenue from these arrangements as amounts become due. The contractual terms of the agreements generally provide for payments over an extended period of time.
     Technology licenses. Rambus develops proprietary and industry-standard chip interface products, such as RDRAM and XDR that Rambus provides to its customers under technology license agreements. These arrangements include royalties, which can be based on either a percentage of sales or number of units sold. Rambus recognizes revenue from these arrangements (except for those royalties subject to the Federal Trade Commission (the “FTC”) order discussed below) upon notification from the licensee of the royalties earned and when collectability is deemed reasonably assured.
     On February 2, 2007, the FTC issued an order requiring Rambus to limit the royalty rates charged for certain SDR and DDR SDRAM memory and controller products sold by licensees after April 12, 2007. The FTC stayed this requirement on March 16, 2007, subject to certain conditions. One such condition of the stay limits the royalties Rambus can receive under certain contracts so that they do not exceed the FTC’s Maximum Allowable Royalties (“MAR” or “previously withheld royalties”). Amounts in excess of MAR that are subject to the order are excluded from revenue. On April 22, 2008, the United States Court of Appeals for the District of Columbia (the “CADC”) overturned the FTC decision and remanded the matter back to the FTC for further proceedings consistent with the CADC’s opinion. On June 6, 2008, the FTC petitioned the CADC to rehear the case en banc. On August 26, 2008, the CADC denied the FTC’s petition for rehearing of this matter en banc, and on September 9, 2008, the CADC issued its mandate setting aside the FTC’s order and instructing the FTC to take actions consistent with the CADC’s ruling. The FTC did not seek, nor did it receive, a stay of the CADC’s ruling, and thus the FTC’s order in the case has been vacated. On October 16, 2008, the FTC issued an order (“FTC Disposition Order”) authorizing Rambus to receive the excess consideration that customers have previously deducted from their quarterly payments made to Rambus under the Patent License Agreement (see Note 15 “Litigation and Asserted Claims”).
     At the time of the issuance of the mandate on September 9, 2008, $6.2 million had been determined as amounts of previously withheld royalties which had been excluded from revenue. As the FTC has issued the FTC Disposition Order, the Company recognized the previously withheld royalties of $6.2 million as revenue when the corresponding cash payments were received. In the year ended December 31, 2008, $6.2 million of these previously withheld royalties were received from the customers and recognized as revenue.
Contract Revenue
     Rambus generally recognizes revenue using percentage of completion for development contracts related to licenses of its interface solutions, such as XDR and FlexIO that involve significant engineering and integration services. For all license and service agreements accounted for using the percentage-of-completion method, Rambus determines progress to completion using input measures based upon contract costs incurred. Prior to the first quarter of 2008, Rambus determined progress to completion using labor-hours incurred. The change to input measures better reflects the overall gross margin over the life of the contract. This change did not have a significant impact on the Company’s results of operations. Rambus has evaluated use of output measures versus input measures and has determined that its output is not sufficiently uniform with respect to cost, time and effort per unit of output to use output measures as a measure of progress to completion. Part of these contract fees may be due upon the achievement of certain milestones, such as provision of certain deliverables by Rambus or production of chips by the licensee. The remaining fees may be due on pre-determined dates and include significant up-front fees.
     A provision for estimated losses on fixed price contracts is made, if necessary, in the period in which the loss becomes probable and can be reasonably estimated. If Rambus determines that it is necessary to revise the estimates of the total costs required to complete a contract, the total amount of revenue recognized over the life of the contract would not be affected. However, to the extent the new assumptions regarding the total efforts necessary to complete a project were less than the original assumptions, the contract fees would be recognized sooner than originally expected. Conversely, if the newly estimated total efforts necessary to complete a project were longer than the original assumptions, the contract fees will be recognized over a longer period. As of December 31, 2008, we have accrued a liability of approximately $0.4 million related to estimated loss contracts.
     If application of the percentage-of-completion method results in recognizable revenue prior to an invoicing event under a customer contract, the Company will recognize the revenue and record an unbilled receivable. Amounts invoiced to Rambus’ customers in excess of recognizable revenue are recorded as deferred revenue. The timing and amounts invoiced to customers can vary significantly depending on specific contract terms and can therefore have a significant impact on deferred revenue or unbilled receivables in any given period.
     Rambus also recognizes revenue in accordance with SOP 97-2, SOP 98-4 and SOP 98-9 for development contracts related to licenses of its chip interface products that involve non-essential engineering services and post contract support (“PCS”). These SOPs apply to all entities that earn revenue on products containing software, where software is not incidental to the product as a whole. Contract fees for the products and services provided under these arrangements are comprised of license fees and engineering service fees which are not essential to the functionality of the product. Rambus’ rates for PCS and for engineering services are specific to each development contract and not standardized in terms of rates or length. Because of these characteristics, the Company does not have a sufficient population of contracts from which to derive vendor specific objective evidence for each of the elements.
     Therefore, as required by SOP 97-2, after Rambus delivers the product, if the only undelivered element is PCS, Rambus will recognize all revenue ratably over either the contractual PCS period or the period during which PCS is expected to be provided. Rambus reviews assumptions regarding the PCS periods on a regular basis. If Rambus determines that it is necessary to revise the estimates of the support periods, the total amount of revenue to be recognized over the life of the contract would not be affected.
Allowance for Doubtful Accounts
     Rambus’ allowance for doubtful accounts is determined using a combination of factors to ensure that Rambus’ trade and unbilled receivables balances are not overstated due to uncollectibility. The Company performs ongoing customer credit evaluation within the context of the industry in which it operates, does not require collateral, and maintains allowances for potential credit losses on customer accounts when deemed necessary. A specific allowance for a doubtful account up to 100% of the invoice will be provided for any problematic customer balances. Delinquent account balances are written-off after management has determined that the likelihood of collection is not possible. For all periods presented, Rambus had no allowance for doubtful accounts.
Research and Development
     Costs incurred in research and development, which include engineering expenses, such as salaries and related benefits, stock-based compensation, depreciation, professional services and overhead expenses related to the general development of Rambus’ products, are expensed as incurred. Software development costs are capitalized beginning when a product’s technological feasibility has been established and ending when a product is available for general release to customers. Rambus has not capitalized any software development costs since the period between establishing technological feasibility and general customer release is relatively short and as such, these costs have not been significant.
Income Taxes
     Income taxes are accounted for using an asset and liability approach, which requires the recognition of deferred tax assets and liabilities for expected future tax events that have been recognized differently in Rambus’ consolidated financial statements and tax returns. The measurement of current and deferred tax assets and liabilities is based on provisions of the enacted tax law and the effects of future changes in tax laws and rates. A valuation allowance is established when necessary to reduce deferred tax assets to amounts expected to be realized. See Note 10, “Income Taxes” for details related to the Company’s deferred tax asset valuation allowance.
     In addition, the calculation of the Company’s tax liabilities involves dealing with uncertainties in the application of complex tax regulations. Effective January 1, 2007, the Company adopted the provisions of FIN 48. As a result, the Company reports a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in its tax return. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes.

Stock-Based Compensation and Equity Incentive Plans
     For the years ended December 31, 2008, 2007 and 2006, the Company maintained stock plans covering a broad range of potential equity grants including stock options, nonvested equity stock and equity stock units and performance based instruments. In addition, the Company sponsors an Employee Stock Purchase Plan (“ESPP”), whereby eligible employees are entitled to purchase Common Stock semi-annually, by means of limited payroll deductions, at a 15% discount from the fair market value of the Common Stock as of specific dates. See Note 7, “Equity Incentive Plans and Stock-Based Compensation,” for a detailed description of the Company’s plans.
     Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment”, which is a revision of SFAS No. 123 “Accounting for Stock-Based Compensation”. SFAS No. 123(R) requires the measurement and recognition of compensation expense in the Company’s statement of operations for all share-based payment awards made to Rambus employees, directors and consultants including employee stock options, nonvested equity stock and equity stock units, and employee stock purchase grants. Stock-based compensation expense is measured at grant date, based on the estimated fair value of the award, reduced by an estimate of the annualized rate of expected forfeitures, and is recognized as expense over the employees’ expected requisite service period, generally using the straight-line method. In addition, SFAS No. 123(R) requires the benefits of tax deductions in excess of recognized compensation expense to be reported as a financing cash flow, rather than as an operating cash flow as prescribed under previous accounting rules. The Company selected the modified prospective method of adoption, which recognizes compensation expense for the fair value of all share-based payments granted after January 1, 2006 and for the fair value of all awards granted to employees prior to January 1, 2006 that remain unvested on the date of adoption. This method did not require a restatement of prior periods. However, awards granted and still unvested on the date of adoption are attributed to expense under SFAS No. 123(R), including the application of a forfeiture rate on a prospective basis. Rambus’ forfeiture rate represents the historical rate at which Rambus’ stock-based awards were surrendered prior to vesting. SFAS No. 123(R) requires forfeitures to be estimated at the time of grant and revised on a cumulative basis, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Prior to fiscal year 2006, the Company accounted for forfeitures as they occurred, for the purposes of pro forma information under SFAS No. 123. Additionally, Rambus’ deferred stock compensation balance of $20.1 million as of December 31, 2005, which was accounted for under APB No. 25, was reclassified into its additional paid in capital upon the adoption of SFAS No. 123(R) on January 1, 2006.
Tax Effects of Stock-Based Compensation
     Rambus will only recognize a tax benefit from stock-based awards in additional paid-in capital if an incremental tax benefit is realized after all other tax attributes currently available have been utilized. In addition, Rambus has elected to account for the indirect effects of stock-based awards on other tax attributes, such as the research tax credits, through the statement of operations as part of the tax effect of stock-based compensation.
     On January 1, 2006, Rambus adopted the “long method” in accordance with SFAS No. 123(R) to calculate the excess tax credit pool. The long method requires a detailed calculation of the January 1, 2006 balance of the portion of the excess/shortfall tax benefit credits recorded in the additional paid-in capital account. The tax effect on stock-based compensation is calculated as the stock-based compensation that the Company believes is deductible, multiplied by the applicable statutory tax rate.
     See Note 10 “Income Taxes” for additional information.
Computation of Earnings (Loss) Per Share
     Basic earnings (loss) per share is calculated by dividing the earnings (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share is calculated by dividing the earnings (loss) by the weighted average number of common shares and potentially dilutive securities outstanding during the period. Potentially dilutive common shares consist of incremental common shares issuable upon exercise of stock options, employee stock purchases, nonvested equity stock and stock units and shares issuable upon the conversion of convertible notes. The dilutive effect of outstanding shares is reflected in diluted earnings per share by application of the treasury stock method. This method includes consideration of the amounts to be paid by the employees, the amount of excess tax benefits that would be recognized in equity if the instruments were exercised and the amount of unrecognized stock-based compensation related to future services. No potential dilutive common shares are included in the computation of any diluted per share amount when a loss is reported.
Cash and Cash Equivalents

     Cash equivalents are highly liquid investments with original maturity of three months or less at the date of purchase. The Company maintains its cash balances with high quality financial institutions and has not experienced any material losses.
Marketable Securities
     Available-for-sale securities are carried at fair value, based on quoted market prices, with the unrealized gains or losses reported, net of tax, in stockholders’ equity as part of accumulated other comprehensive income (loss). The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity, both of which are included in interest and other income, net. Realized gains and losses are recorded on the specific identification method and are included in interest and other income, net. The Company reviews its investments in marketable securities for possible other than temporary impairments on a regular basis. If any loss on investment is believed to be other than temporary, a charge will be recognized. Due to the high credit quality and short term nature of the Company’s investments, there have been no other than temporary impairments noted to date. The classification of funds between short-term and long-term is based on the Company’s anticipated future needs of funds for operations or other purposes.
Fair Value of Financial Instruments
     The amounts reported for cash equivalents, marketable securities, account receivables, unbilled receivables, accounts payable, and accrued liabilities are considered to approximate fair values based upon comparable market information available at the respective balance sheet dates. The Company adopted SFAS No. 157 effective January 1, 2008 for financial assets and liabilities measured on a recurring basis. SFAS No. 157 applies to all financial assets and financial liabilities that are being measured and reported on a fair value basis and requires disclosure that establishes a framework for measuring fair value and expands disclosure about fair value measurements. For the discussion regarding the impact of the adoption of SFAS No. 157 on the Company’s marketable securities, see Note 16, “Fair Value of Financial Instruments.” Additionally, the Company has adopted SFAS No. 159 effective January 1, 2008. The Company has not elected the fair value option for financial instruments not already carried at fair value.
Property and Equipment
     Computer equipment, computer software and furniture and fixtures are stated at cost and depreciated on a straight-line basis over an estimated useful life of three years. Certain software licenses are depreciated over three to five years, depending on the term of the license. Leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful lives or the initial terms of the leases. Upon disposal, assets and related accumulated depreciation are removed from the accounts and the related gain or loss is included in results from operations.
Goodwill
     Costs in excess of the fair value of tangible and other intangible assets acquired and liabilities assumed in a purchase business combination are recorded as goodwill. SFAS No. 142, “Goodwill and Other Intangible Assets”, requires that companies not amortize goodwill, but instead test for impairment at least annually using a two-step approach. The Company evaluates goodwill, at a minimum, on an annual basis and whenever events and changes in circumstances suggest that the carrying amount may not be recoverable. Impairment of goodwill is tested at the reporting unit level by comparing the reporting unit’s carrying amount, including goodwill, to the fair value of the reporting unit. The fair values of the reporting units are estimated using a combination of the income, or discounted cash flows, approach and the market approach, which utilizes comparable companies’ data. If the carrying amount of the reporting unit exceeds its fair value, goodwill is considered impaired and a second step is performed to measure the amount of impairment. The second step involves determining the fair value of goodwill for each reporting unit. Any excess carrying amount of goodwill over the fair value determined in the second step will be recorded as a goodwill impairment loss.
     The Company completed the first step of its annual impairment analysis as of December 31, 2008 and found no instance of impairment of its recorded goodwill of $4.5 million at December 31, 2008. If the Company’s estimates or the related assumptions change in the future, it may be required to record an impairment charge for goodwill to reduce the carrying amount to its estimated fair value.
Intangible Assets
     The valuation and useful lives of the acquired intangible assets were allocated based on estimated fair values at the acquisition dates. The value of the agreements, along with interviews and management’s estimates were used to determine the useful lives of the assets. The income approach, which includes an analysis of the cash flows and risks associated with achieving such cash flows, was the primary technique utilized in valuing the acquired patented technology. Key assumptions included estimates of revenue growth, cost of revenue, operating expenses and income taxes. The discount rates used in the valuation of intangible assets reflected the level of risk associated with the particular technology and the current return on investment requirements of the market.
Impairment of Long-Lived Assets and Other Intangible Assets
     Rambus evaluates the recoverability of long-lived assets with finite lives in accordance with SFAS No. 144, “Accounting for the Impairment of Long-Lived Assets”. Intangible assets, including purchased technology and other intangible assets, are carried at cost less accumulated amortization. Finite-lived intangible assets are being amortized on a straight-line basis over their estimated useful lives of three to ten years. SFAS No. 144 requires recognition of impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying value amount of an asset may not be recoverable. An impairment charge is recognized in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. A significant impairment of finite-lived intangible assets could have a material adverse effect on Rambus’ financial position and results of operations. During 2008, Rambus determined that approximately $2.2 million of intangible assets had no alternative use and was impaired as a result of a customer’s change in technology requirements.
Convertible Debt
     The Company adopted FASB Staff Position (“FSP”) APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”) on January 1, 2009 and retrospective application is required for all periods presented. See Note 2A “Retrospective Adoption of New Accounting Pronouncement” for further discussion.
Restructuring Costs
     In connection with the Company’s exit activities, the Company records restructuring charges for employee termination costs, long-lived asset impairments, costs related to leased facilities to be abandoned or subleased, and other exit-related costs. Formal plans are developed and approved by management and accounted for in accordance with SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”. Pursuant to SFAS No. 146, restructuring costs related to employee severance are recorded when probable and estimable. Fixed assets that are impaired as a result of restructuring plans are typically accounted for as assets held for sale or are abandoned. The recognition of restructuring charges requires the Company’s management to make judgments and estimates regarding the nature, timing, and amount of costs associated with the planned exit activity, including estimating sublease income and the fair value, less selling costs, of property, plant and equipment to be disposed of. Estimates of future liabilities may change, requiring the Company to record additional restructuring charges or to reduce the amount of liabilities already recorded. At the end of each reporting period, the Company evaluates the remaining accrued balances to ensure their adequacy, that no excess accruals are retained and that the utilization of the provisions is for the intended purpose in accordance with developed exit plans. In the event circumstances change and the provision is no longer required, the provision is reversed.
Foreign Currency Translation
     For foreign subsidiaries using the local currency as their functional currency, assets and liabilities are translated using current exchange rates in effect at the balance sheet date and revenue and expense accounts are translated using the weighted average exchange rate during the period. Adjustments resulting from such translation are included in stockholders’ equity as foreign currency translation adjustments and aggregated within accumulated other comprehensive income (loss).
     For foreign subsidiaries using the U.S. dollar as their functional currency, remeasurement adjustments for non-functional currency monetary assets and liabilities are translated into U.S. dollars at the exchange rate in effect at the balance sheet date. Revenue, expenses, gains or losses are translated at the average exchange rate for the period, and non-monetary assets and liabilities are translated at historical rates. The resultant remeasurement gains and losses of these foreign subsidiaries as well as gains and losses from foreign currency transactions are included in other expense, net in the statements of operations, and are not significant for any periods presented.
Segment Reporting
     Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Rambus has identified one operating and reporting segment, the design, development and licensing of chip interface technologies and architectures. This segment operates in three geographic regions: North America, Asia and Europe.
Comprehensive Income (Loss)
     Comprehensive income (loss) is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources, including foreign currency translation adjustments and unrealized gains and losses on marketable securities. Other comprehensive income (loss), net of tax, is presented in the statements of stockholders’ equity and comprehensive income.
Litigation
     Rambus is involved in certain legal proceedings. Based upon consultation with outside counsel handling its defense in these matters and an analysis of potential results, Rambus accrues for losses related to litigation if it determines that a loss is probable and can be reasonably estimated. If a loss cannot be estimated, Rambus reviews the range of possible outcomes and accrues the low end of the range of estimates. Any such accrual would be charged to expense in the appropriate period. Rambus recognizes litigation expenses in the period in which the litigation services were provided.
Recent Accounting Pronouncements
     In May 2008, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 162, “The Hierarchy of General Accepted Accounting Principle.” SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP. This statement shall be effective 60 days following the Securities and Exchange Commission’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With General Accepted Accounting Principles.” The adoption of this pronouncement did not have a material impact on the Company’s financial statements.
     In April 2008, the FASB issued FSP FAS 142-3, “Determination of Useful Life of Intangible Assets” (“FSP FAS 142-3”). FSP FAS 142-3 amends the factors that should be considered in developing the renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FAS 142, “Goodwill and Other Intangible Assets.” FSP FAS 142-3 also requires expanded disclosure related to the determination of intangible asset useful lives. FSP FAS 142-3 is effective for fiscal years beginning after December 15, 2008. Earlier adoption is not permitted. The Company is currently evaluating the potential impact the adoption of FAS FSP 142-3 will have on its financial statements.
     In February 2008, the FASB issued FASB Staff Position 157-1, “Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13” (“FSP 157-1”) and FSP 157-2, “Effective Date of FASB Statement No. 157” (“FSP 157-2”). FSP 157-1 amends SFAS No. 157 to remove certain leasing transactions from its scope. FSP 157-2 delays the effective date of SFAS No. 157 for all non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis. These nonfinancial items include assets and liabilities such as reporting units measured at fair value in a goodwill impairment test and nonfinancial assets acquired and liabilities assumed in a business combination. The provisions of SFAS No. 157 were adopted by the Company, as it applies to its financial instruments, effective beginning January 1, 2008. The impact of adoption of SFAS No. 157 is discussed in Note 16, “Fair Value of Financial Instruments.”
     In December 2007, the FASB issued SFAS No. 141R, “Business Combinations.” This Statement replaces SFAS No. 141. SFAS No. 141R establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. SFAS No. 141R also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141R is effective for the Company’s business combinations on or after January 1, 2009.
     In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115.” SFAS No. 159 is effective for the Company in the fiscal year beginning January 1, 2008. SFAS No. 159 permits an entity to choose to measure many financial instruments and certain other items at fair value at specified election dates. Subsequent unrealized gains and losses on items for which the fair value option has been elected will be reported in earnings. SFAS No. 159 became effective in the first quarter of fiscal 2008. The Company has not elected to apply the fair value option to any of its financial instruments that are presently accounted for at cost.
2A. Retrospective Adoption of New Accounting Pronouncement
     In May 2008, the FASB issued FSP APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)”, which clarifies the accounting for convertible debt instruments that may be settled in cash upon conversion, including partial cash settlement. FSP APB 14-1 specifies that an issuer of such instruments should separately account for the liability and equity components of the instruments in a manner that reflects the issuer’s non-convertible debt borrowing rate when interest costs are recognized in subsequent periods. The debt component was determined based on a binomial lattice model. The equity component, recorded as additional paid-in capital, represents the difference between the proceeds from the issuance of the convertible notes and the fair value of the liability, net of deferred taxes, as of the date of issuance. FSP APB 14-1 was effective for the Company’s fiscal year beginning January 1, 2009, and retrospective application is required for all periods presented.
     The adoption of FSP APB 14-1 on January 1, 2009 impacted the historical accounting for the Company’s zero coupon convertible senior notes due February 1, 2010 as the Company’s convertible notes satisfy the criteria for accounting under FSP APB 14-1. The Company determined that the liability component of the convertible notes was $200.3 million and the equity component of the convertible notes was $99.7 million as of the date of issuance. The Company has accounted for this change in accounting principle by retrospectively adjusting prior period financial statements, including those set forth herein.
     The debt component is accreted to par using the effective interest method and accretion is reported as a component of interest expense in the Company’s consolidated statements of operations. The interest expense attributed to the adoption of FSP APB 14-1 for 2008, 2007 and 2006 was $11.8 million, $11.0 million and $10.2 million, respectively, at an annualized effective interest rate of 8.4%. The adoption also resulted in a $22.0 million prior period cumulative adjustment in the consolidated balance sheets and the consolidated statement of stockholders’ equity and comprehensive income that is included in the January 1, 2006 accumulated deficit beginning balance. The equity component is not required to be subsequently re-valued under FSP APB 14-1 as long as it continues to qualify for equity treatment. The deferred financing costs associated with the issuance of the convertible notes were previously reported at $7.2 million. These costs have been allocated proportionately between the liability and equity components. The issuance costs associated with the liability component continues to be included in other assets on the Company’s consolidated balance sheets, whereas the issuance costs associated with the equity component are included in additional paid-in-capital and are not amortized.
     The Company originally recorded amortization expense of note issuance costs of $3.2 million for 2006 and no amortization expense of note issuance costs in 2008 and 2007 due to the acceleration of the remaining amortization of note issuance costs in connection with the notice of acceleration relative to the convertible notes as discussed in Note 14, “Convertible Notes”. The adoption of FSP APB 14-1 resulted in the reversal of the acceleration of amortization of note issuance costs in 2006. This decreased the amortization expense of note issuance costs for 2006 to $0.5 million and increased the amortization expense of note issuance costs for 2007 and 2008 to $0.5 million and $0.6 million, respectively.
     In the three months ended December 31, 2008, the Company repurchased $23.1 million face value of the outstanding convertible notes. The Company originally reported a net gain on extinguishment of $4.4 million for 2008. The adoption of FSP APB 14-1 decreased the gain on extinguishment for 2008 to $2.5 million as a result of $1.6 million of accelerated interest expense, which was recorded against the original gain amount, and $0.3 million associated with the equity component.
     The unamortized discount will continue to be amortized through January 2010, which is when the Company expects the convertible notes to be repaid. The following adjustments have been made to the previously reported December 31, 2008, 2007 and 2006 consolidated statements of operations for the years ended December 31, 2008, 2007 and 2006 and the consolidated balance sheets as of December 31, 2008 and 2007.

	As of December 31, 2008
	As previously reported	Adjustments	As adjusted
	(In thousands)
Deferred taxes, long term	$1,857	$—	$1,857
Other assets	$4,483	$480	$4,963
Total assets	$396,890	$480	$397,370
Convertible notes	$136,950	$(11,476)	$125,474
Additional paid in capital	$655,724	$47,916	$703,640
Accumulated deficit	$(435,712)	$(35,960)	$(471,672)
Total stockholders’ equity	$220,985	$11,956	$232,941
Total liabilities and stockholders’ equity	$396,890	$480	$397,370

	Year ended December 31, 2008
	As previously reported	Adjustments	As adjusted
	(In thousands, except per share amounts)
Interest income and other income (expense), net	$17,042	$(1,843)	$15,199
Interest expense	$—	$(11,805)	$(11,805)
Net loss before income taxes	$(71,671)	$(13,648)	$(85,319)
Provision for (benefit from) income taxes	$124,252	$(10,461)	$113,791

Net loss	$(195,923)	$(3,187)	$(199,110)

Net loss per share — Basic	$(1.87)	$(0.03)	$(1.90)
Net loss per share — Diluted	$(1.87)	$(0.03)	$(1.90)

	As of December 31, 2007
	As previously reported	Adjustments	As adjusted
	(In thousands)
Deferred taxes, long term	$116,209	$(10,461)	$105,748
Other assets	$3,624	$1,077	$4,701
Total assets	$627,347	$(9,384)	$617,963
Convertible notes	$160,000	$(24,786)	$135,214
Additional paid in capital	$601,821	$48,175	$649,996
Accumulated deficit	$(194,966)	$(32,773)	$(227,739)
Total stockholders’ equity	$407,084	$15,402	$422,486
Total liabilities and stockholders’ equity	$627,347	$(9,384)	$617,963

	Year ended December 31, 2007
	As previously reported	Adjustments	As adjusted
	(In thousands, except per share amounts)
Interest income and other income (expense), net	$21,759	$—	$21,759
Interest expense	$—	$(11,011)	$(11,011)
Net loss before income taxes	$(48,356)	$(11,011)	$(59,367)
Benefit from income taxes	$(20,692)	$(4,454)	$(25,146)

Net loss	$(27,664)	$(6,557)	$(34,221)

Net loss per share — Basic	$(0.27)	$(0.06)	$(0.33)
Net loss per share — Diluted	$(0.27)	$(0.06)	$(0.33)

	Year ended December 31, 2006
	As previously reported	Adjustments	As adjusted
	(In thousands, except per share amounts)
Interest income and other income (expense), net	$14,337	$3,158	$17,495
Interest expense	$—	$(10,196)	$(10,196)
Net loss before income taxes	$(25,705)	$(7,038)	$(32,743)
Benefit from income taxes	$(11,889)	$(2,848)	$(14,737)

Net loss	$(13,816)	$(4,190)	$(18,006)

Net loss per share — Basic	$(0.13)	$(0.04)	$(0.17)
Net loss per share — Diluted	$(0.13)	$(0.04)	$(0.17)
3. Business Risks and Credit Concentration
     Rambus operates in the intensely competitive semiconductor industry, which has been characterized by price erosion, rapid technological change, short product life cycles, cyclical market patterns, litigation regarding patent and other intellectual property rights, and heightened international and domestic competition. Significant technological changes in the industry could adversely affect operating results.

     Rambus markets and sells its chip interfaces to a narrow base of customers and generally does not require collateral. For the year ended December 31, 2008, revenue from Fujitsu, NEC, Panasonic, Sony, Elpida, and AMD each individually accounted for 10% or more of its total revenue, and in the aggregate, represented 77% of total revenue. For the year ended December 31, 2007, revenue from Fujitsu, Elpida, Qimonda and Toshiba each individually accounted for 10% or more of its total revenue, and in the aggregate, represented 59% of total revenue. For the year ended December 31, 2006, revenue from Fujitsu, Elpida, Qimonda and Intel, each individually accounted for 10% or more of Rambus’ total revenue, and in the aggregate, represented 53% of total revenue. Rambus expects that its revenue concentration will decrease over time as Rambus licenses new customers.
     As of December 31, 2008 and 2007, Rambus’ cash, cash equivalents and marketable securities were invested with two financial institutions in the form of corporate notes, bonds and commercial paper, money market funds, U.S. government bonds and notes, and municipal bonds and notes. The Company’s exposure to market risk for changes in interest rates relates primarily to its investment portfolio. Rambus places its investments with high credit issuers and, by policy, attempts to limit the amount of credit exposure to any one issuer. As stated in Rambus’ policy, it will ensure the safety and preservation of Rambus’ invested funds by limiting default risk and market risk. Rambus has no investments denominated in foreign country currencies and therefore is not subject to foreign exchange risk from these assets.
     Rambus mitigates default risk by investing in high credit quality securities and by positioning its portfolio to respond appropriately to a significant reduction in a credit rating of any investment issuer or guarantor. The portfolio includes only marketable securities with active secondary or resale markets to enable portfolio liquidity.
4. Marketable Securities
     Rambus invests its excess cash primarily in U.S. government agency and treasury notes, commercial paper, corporate notes and bonds, money market funds and municipal notes and bonds that mature within three years.
     All cash equivalents and marketable securities are classified as available-for-sale and are summarized as follows:

	December 31, 2008
				Weighted
			Unrealized	Rate of
	Fair Value	Book Value	Gain, net	Return
	(Dollars in thousands)
Money Market Funds	$110,732	$110,732	$—	0.90%
Municipal Bonds and Notes	1,000	1,000	—	3.85%
U.S. Government Bonds and Notes	149,304	148,178	1,126	2.79%
Corporate Notes, Bonds, and Commercial Paper	79,308	79,275	33	3.06%

Total cash equivalents and marketable securities	340,344	339,185	1,159
Cash	5,509	5,509	—

Total cash, cash equivalents and marketable securities	$345,853	$344,694	$1,159

	December 31, 2007
				Weighted
			Unrealized	Rate of
	Fair Value	Book Value	Gain, net	Return
	(Dollars in thousands)
Money Market Funds	$104,836	$104,836	$—	4.82%
Municipal Bonds and Notes	3,008	3,000	8	4.81%
U.S. Government Bonds and Notes	108,660	108,568	92	4.39%
Corporate Notes, Bonds, and Commercial Paper	219,734	219,668	66	4.90%

Total cash equivalents and marketable securities	436,238	436,072	166
Cash	4,644	4,644	—

Total cash, cash equivalents and marketable securities	$440,882	$440,716	$166

     Available-for-sale securities are reported at fair value on the balance sheets and classified as follows:

	December 31,	December 31,
	2008	2007
	(Dollars in thousands)
Cash equivalents	$110,732	$114,747
Short term marketable securities	229,612	321,491

Total cash equivalents and marketable securities	340,344	436,238
Cash	5,509	4,644

Total cash, cash equivalents and marketable securities	$345,853	$440,882

     The estimated fair value of cash equivalents and marketable securities classified by date of contractual maturity and the associated unrealized gain at December 31, 2008 and December 31, 2007 are as follows:

	As of		Unrealized Gain, net
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007
	(In thousands)
Contractual maturity:
Due within one year	$223,458	$361,974	$345	$27
Due from one year through three years	116,886	74,264	814	139

	$340,344	$436,238	$1,159	$166

     The unrealized gains, net, were insignificant in relation to our total available-for-sale portfolio. The unrealized gains, net, can be primarily attributed to a combination of market conditions as well as the demand for and duration of the Company’s U.S. government bonds and notes. See Note 16, “Fair Value of Financial Instruments”, for fair value discussion regarding the Company’s cash equivalents and marketable securities.
5. Balance Sheet Details
Property and Equipment, net
     Property and equipment, net is comprised of the following:

	December 31,
	2008	2007
	(In thousands)
Computer equipment	$24,932	$24,444
Computer software	35,981	31,029
Leasehold improvements	12,892	12,631
Furniture and fixtures	7,525	7,003
Construction in progress	1,029	2,218

	82,359	77,325
Less accumulated depreciation and amortization	(60,069)	(52,738)

	$22,290	$24,587

     Depreciation expense for the years ended December 31, 2008, 2007 and 2006 was $11.3 million, $11.2 million and $11.2 million, respectively.
Goodwill
     Changes in the carrying value of goodwill for the following years are as follows:

	December 31,
	2008	2007
	(In thousands)
Beginning balance at January 1	$4,454	$3,315
Goodwill acquired during the period	—	1,139

Ending balance at December 31	$4,454	$4,454

Accumulated Other Comprehensive Income

     Accumulated other comprehensive income is comprised of the following:

	December 31,
	2008	2007
	(In thousands)
Accumulated other comprehensive income:
Foreign currency translation adjustments, net of tax	$86	$25
Unrealized gain on available for sale securities, net of tax	783	99

Total	$869	$124

     As a result of providing a full valuation allowance of the deferred tax assets in the U.S., the Company reversed $0.4 million of unrealized gain (loss) previously recorded in other comprehensive income for the year ended December 31, 2008.
6. Commitments and Contingencies
     Rambus leases its present office facilities in Los Altos, California, under an operating lease agreement through December 31, 2010. As part of this lease transaction, the Company provided a letter of credit restricting approximately $0.6 million of its cash as collateral for certain obligations under the lease. The cash is restricted as to withdrawal and is managed by a third party subject to certain limitations under the Company’s investment policy. The Company also leases a facility in Mountain View, California, through November 11, 2009, which the Company vacated during the fourth quarter of 2008 and is subleasing at a rate equal to its rent associated with the facility. The Company leases a facility in Chapel Hill, North Carolina through November 15, 2009, a facility for the Company’s design center in Bangalore, India through November 4, 2012 and a facility in Tokyo, Japan through July 31, 2010. In addition, the Company also leases office facilities in various international locations under non-cancelable leases that range in terms from month-to-month to one year.
     On February 1, 2005, Rambus issued $300.0 million aggregate principal amount of zero coupon convertible senior notes due February 1, 2010 to Credit Suisse First Boston LLC and Deutsche Bank Securities as initial purchasers who then sold the convertible notes to institutional investors. Rambus elected to pay the principal amount of the convertible notes in cash when they are due. Subsequently, Rambus repurchased a total of $140.0 million in face value of the outstanding convertible notes in 2005. During 2008, Rambus repurchased an additional $23.1 million in face value of the outstanding convertible notes for $18.7 million which resulted in a gain of $2.5 million included in interest income and other income (expense), net, in the consolidated statement of operations. The convertible notes outstanding as of December 31, 2008 were $137.0 million, offset by an unamortized debt discount of $11.5 million which were classified as a non-current liability in the accompanying consolidated balance sheets. The debt discount is expected to be amortized over the remaining 13 months until maturity of the convertible notes. See Note 14, “Convertible Notes”, for additional details.
     As of December 31, 2008, Rambus’ material contractual obligations were:

	Payment Due by Year
	Total	2009	2010	2011	2012	Thereafter
	(In thousands)
Contractual obligations(1)
Operating leases	$15,544	$8,008	$6,453	$630	$453	$—
Convertible notes	136,950	—	136,950	—	—	—
Purchased software license agreements(2)	507	507	—	—	—	—

Total	$153,001	$8,515	$143,403	$630	$453	$—

(1)	The above table does not reflect possible payments in connection with uncertain tax benefits associated with FASB Interpretation No. (“FIN”) 48 of approximately $9.6 million, including $7.7 million recorded as a reduction of long-term deferred tax assets and $1.9 million in long-term income taxes payable, as of December 31, 2008. As noted below in Note 10, “Income Taxes,” although it is possible that some of the unrecognized tax benefits could be settled within the next 12 months, the Company cannot reasonably estimate the outcome at this time.

(2)	Rambus has commitments with various software vendors for non-cancellable license agreements that generally have terms greater than one year. The above table summarizes those contractual obligations as of December 31, 2008, which are also included on Rambus’ consolidated balance sheets under current and other long-term liabilities.

     Rent expense was approximately $6.9 million, $6.6 million and $6.0 million for the years ended December 31, 2008, 2007 and 2006, respectively.
     Deferred rent, included primarily in other long-term liabilities, was approximately $1.1 million and $1.5 million as of December 31, 2008 and December 31, 2007, respectively.
     In connection with certain litigation taking place in Germany, the German courts have requested that the Company set aside adequate funds to cover potential court cost claims. Accordingly, as of December 31, 2007, approximately $1.7 million was restricted as to withdrawal, managed by a third party subject to certain limitations under the Company’s investment policy and included in restricted cash, long-term, to cover the German court requirements. During 2008, the entire $1.7 million of restricted cash was released pursuant to an order issued by the German courts.
Indemnifications
     Rambus enters into standard license agreements in the ordinary course of business. Although Rambus does not indemnify most of its customers, there are times when an indemnification is a necessary means of doing business. Indemnifications cover customers for losses suffered or incurred by them as a result of any patent, copyright, or other intellectual property infringement claim by any third party with respect to Rambus’ products. The maximum amount of indemnification Rambus could be required to make under these agreements is generally limited to fees received by Rambus. Rambus estimates the fair value of its indemnification obligation as insignificant, based upon its history of litigation concerning product and patent infringement claims. Accordingly, Rambus has no liabilities recorded for indemnification under these agreements as of December 31, 2008 or December 31, 2007.
     Several securities fraud class actions, private lawsuits and shareholder derivative actions were filed in state and federal courts against certain of the Company’s current and former officers and directors related to the stock option granting actions. As permitted under Delaware law, Rambus has agreements whereby its officers and directors are indemnified for certain events or occurrences while the officer or director is, or was serving, at Rambus’ request in such capacity. The term of the indemnification period is for the officer’s or director’s term in such capacity. The maximum potential amount of future payments Rambus could be required to make under these indemnification agreements is unlimited. Rambus has a director and officer insurance policy that reduces Rambus’ exposure and enables Rambus to recover a portion of future amounts to be paid. As a result of these indemnification agreements, Rambus continues to make payments on behalf of current and former officers. As of December 31, 2008, the Company had made payments of approximately $6.5 million on their behalf. As of December 31, 2007, the Company had made payments of approximately $5.7 million on their behalf. These payments were recorded under costs of restatement and related legal activities in the consolidated statements of operations.
7. Equity Incentive Plans and Stock-Based Compensation
Stock Option Plans
     The Company has three stock option plans under which grants are currently outstanding: the 1997 Stock Option Plan (the “1997 Plan”), the 1999 Non-statutory Stock Option Plan (the “1999 Plan”) and the 2006 Equity Incentive Plan (the “2006 Plan”). Grants under all plans typically have a requisite service period of 60 months, have straight-line or graded vesting schedules (the 1997 and 1999 plans only) and expire not more than ten years from date of grant. Effective with stockholder approval of the 2006 Plan in May 2006, no further awards are being made under the 1997 Plan and the 1999 Plan but the plans will continue to govern awards previously granted under those plans.
     The 2006 Plan was approved by the stockholders in May 2006. The 2006 Plan, as amended, provides for the issuance of the following types of incentive awards: (i) stock options; (ii) stock appreciation rights; (iii) restricted stock; (iv) restricted stock units; (v) performance shares and performance units; and (vi) other stock or cash awards. This plan provides for the granting of awards at less than fair market value of the common stock on the date of grant, but such grants would be counted against the numerical limits of available shares at a ratio of 1.5 to 1. The Board of Directors reserved 8,400,000 shares in March 2006 for issuance under this plan, subject to stockholder approval. Upon stockholder approval of this Plan on May 10, 2006, the 1997 Plan was replaced and the 1999 Plan was terminated. Those who will be eligible for awards under the 2006 Plan include employees, directors and consultants who provide services to the Company and its affiliates. These options typically have a requisite service period of 60 months, have straight-line vesting schedules, and expire not more than ten years from date of grant. The Board expects that the number of shares reserved for issuance under the 2006 Plan will be sufficient to operate the plan for two years from its inception without having to request the approval of additional shares from the Company’s stockholders. The Board will periodically review actual share consumption under the 2006 Plan and may make a request for additional shares as needed.
     As of December 31, 2008, 2,556,984 shares of the 8,400,000 shares approved under the 2006 Plan remain available for grant. The 2006 Plan is now Rambus’ only plan for providing stock-based incentive compensation to eligible employees, executive officers and non-employee directors and consultants.
     A summary of shares available for grant under the Company’s plans is as follows:

Shares Available
for Grant
Shares available as of December 31, 2005	5,592,466
Additional shares reserved	10,818,836
Stock options granted	(2,397,850)
Stock options forfeited	4,879,815
Stock options expired under former plans	(10,923,684)
Nonvested equity stock and stock units granted	(103,383)

Shares available as of December 31, 2006	7,866,200
Stock options granted	(3,202,800)
Stock options forfeited	1,791,361
Stock options expired under former plans	(1,523,097)
Nonvested equity stock and stock units granted(1)	(342,533)

Shares available as of December 31, 2007	4,589,131
Stock options granted	(1,884,490)
Stock options forfeited	2,188,422
Stock options expired under former plans	(1,359,483)
Nonvested equity stock and stock units granted(1)	(1,056,096)
Nonvested equity stock and stock units forfeited(1)	79,500

Total shares available for grant as of December 31, 2008	2,556,984

(1)	For purposes of determining the number of shares available for grant under the 2006 Plan against the maximum number of shares authorized, each restricted stock granted reduces the number of shares available for grant by 1.5 shares and each restricted stock forfeited increases shares available for grant by 1.5 shares.
     During the fourth quarter of fiscal 2007, the Company reversed approximately $2.1 million of liability related to variable options modifications to additional paid-in capital.
     On October 18, 2007, the Company commenced a tender offer (the “Offer”) to certain of its employees under which they would be allowed to increase the exercise price or choose a fixed period exercise term for certain options in order to avoid certain negative tax consequences under Section 409A of the Internal Revenue Code and similar state law. A total of 164 eligible option holders participated in the Offer. The Company accepted for amendment options to purchase an aggregate of 3,959,225 shares of the Company’s Common Stock, of which options to purchase 781,178 shares of the Company’s Common Stock were amended by making a fixed date election. In connection with the surrender of those options for amendment, the Company has amended those options on the expiration date of the Offer following the expiration of the Offer. There was no material incremental compensation expense recognized as a result of the Offer.
General Stock Option Information
     The following table summarizes stock option activity under the 1997, 1999 and 2006 Plans for the years ended December 31, 2008 and information regarding stock options outstanding, exercisable, and vested and expected to vest as of December 31, 2008.

	Options Outstanding		Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	Number of	Exercise Price	Contractual	Intrinsic
	Shares	per Share	Term	Value
	(Dollars in thousands, except per share amounts)
Outstanding as of December 31, 2005	26,027,517	$16.30
Options granted	2,397,850	26.99
Options exercised	(4,872,675)	11.34
Options forfeited	(4,879,815)	18.80

Outstanding as of December 31, 2006	18,672,877	18.32
Options granted	3,202,800	18.72
Options exercised	(1,333,578)	8.43
Options forfeited	(1,791,361)	22.89

Outstanding as of December 31, 2007	18,750,738	$20.17
Options granted	1,884,490	19.70
Options exercised	(1,873,067)	9.70
Options forfeited	(2,188,422)	20.97

Outstanding as of December 31, 2008	16,573,739	21.19	5.39	$31,066

Vested or expected to vest at December 31, 2008	15,375,096	21.88	5.41	23,828
Options exercisable at December 31, 2008	11,016,407	22.44	4.53	22,824
     The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value for in-the-money options at December 31, 2008, based on the $15.92 closing stock price of Rambus’ Common Stock on December 31, 2008 on the Nasdaq Global Select Market, which would have been received by the option holders had all option holders exercised their options as of that date. The total number of in-the-money options outstanding and exercisable as of December 31, 2008 was 5,615,328 and 4,332,079, respectively.
     The following table summarizes the information about stock options outstanding and exercisable as of December 31, 2008:

	Options Outstanding			Options Exercisable
		Weighted	Weighted		Weighted
		Average	Average		Average
Range of Exercise	Number	Remaining	Exercise	Number	Exercise
Prices	Outstanding	Contractual Life	Price	Exercisable	Price
$2.50 — $4.86	1,883,982	2.61	$4.02	1,352,884	$4.61
$5.93 — $14.18	1,731,732	4.12	11.80	1,508,585	11.63
$14.24 — $15.67	1,884,464	4.31	15.13	1,367,067	15.16
$15.80 — $17.95	1,799,520	5.99	17.00	1,354,144	17.05
$18.04 — $18.62	350,833	4.73	18.23	300,416	18.22
$18.69 — $18.69	1,711,548	8.09	18.69	662,230	18.69
$19.13 — $19.86	2,034,835	8.80	19.66	503,328	19.56
$20.31 — $26.19	1,709,930	6.51	23.29	1,057,330	23.37
$26.45 — $37.66	2,208,622	4.26	32.65	1,843,638	33.36
$38.48 — $92.62	1,258,273	3.55	58.62	1,066,785	61.57

$2.50 — $92.62	16,573,739	5.39	$21.19	11,016,407	$22.44

     As of December 31, 2008, there was $50.2 million of total unrecognized compensation cost, net of expected forfeitures, related to unvested stock-based compensation arrangements granted under the stock option plans. That cost is expected to be recognized over a weighted-average period of 2.7 years. The total fair value of options vested for the years ended December 31, 2008, 2007 and 2006 was $209.7 million, $262.0 million and $183.6 million.
Employee Stock Purchase Plans
     During the three year period ended December 31, 2008, the Company had two employee stock purchase plans, the 1997 Employee Stock Purchase Plan (the “1997 Purchase Plan”) and the 2006 Employee Stock Purchase Plan (the “2006 Purchase Plan”). The 1997 Purchase Plan provided for offerings of four consecutive overlapping six month offering periods. Under the 1997 Purchase Plan, employees were able to purchase stock at the lower of 85% of the fair market value on the first day of the 24 month offering period (the enrollment date), or the purchase date (the exercise date). Employees generally were not able to purchase more than the number of shares having a value greater than $25,000 in any calendar year, as measured at the beginning of the offering period.

     The 1997 Purchase Plan terminated effective with the October 31, 2007 purchase date in accordance with its governing documents and no further grants will be made.
     In March 2006, the Company adopted the 2006 Employee Stock Purchase Plan, as amended (the “2006 Purchase Plan”) and reserved 1,600,000 shares, subject to stockholder approval which was received on May 10, 2006. Employees generally will be eligible to participate in this plan if they are employed by Rambus for more than 20 hours per week and more than five months in a fiscal year. The 2006 Purchase Plan provides for six month offering periods, with a new offering period commencing on the first trading day on or after May 1 and November 1 of each year. Under this plan, employees may purchase stock at the lower of 85% of the beginning of the offering period (the enrollment date), or the end of each offering period (the exercise date). Employees generally may not purchase more than the number of shares having a value greater than $25,000 in any calendar year, as measured at the purchase date.
     During the year ended December 31, 2008, the Company issued 334,929 shares under the 2006 Purchase Plan at a weighted average price of $11.87 per share. During the years ended December 31, 2007 and 2006, the Company issued 77,146 shares and 208,820 shares, respectively, at a weighted average price of $10.88 each year under the now expired 1997 Purchase Plan. As of December 31, 2008, 1,265,071 shares remain available for issuance under the 2006 Purchase Plan. As of December 31, 2008, there was $0.7 million of total unrecognized compensation cost related to share-based compensation arrangements granted under the 2006 Purchase Plan. That cost is expected to be recognized over four months.
Stock-Based Compensation
Stock Options
     During the years ended December 31, 2008 and 2007, Rambus granted 1,884,490 and 3,202,800 stock options, respectively, with an estimated total grant-date fair value of $21.3 million and $39.4 million, respectively. During the years ended December 31, 2008, 2007 and 2006, Rambus recorded stock-based compensation related to stock options of $32.9 million, $42.3 million and $38.1 million, respectively.
     The effect of recording stock-based compensation for the years ended December 31, 2007 and 2006 includes a $4.1 million and $1.1 million charge, respectively, resulting from the Company’s modifying the terms of approximately 200 stock option grants to officers, directors and employees, by offering an extension of time to exercise in connection with the Offer discussed under “Stock Option Plans” above.
     The total intrinsic value of options exercised was $16.7 million, $15.2 million and $110.2 million for the years ended December 31, 2008, 2007 and 2006, respectively. Intrinsic value is the total value of exercised shares based on the price of the Company’s Common Stock at the time of exercise less the cash received from the employees to exercise the options.
     During the years ended December 31, 2008, 2007 and 2006, proceeds from employee stock option exercises totaled approximately $18.2 million (of which $0.5 million was included in prepaid and other assets as of December 31, 2008 and was subsequently received in January 2009), $11.2 million and $55.3 million, respectively.
     There were no tax benefits realized as a result of employee stock option exercises, stock purchase plan purchases, and vesting of equity stock and stock units for the years ended December 31, 2008, 2007 and 2006 calculated in accordance with SFAS No. 123(R).
Employee Stock Purchase Plans
     During the years ended December 31, 2008, 2007 and 2006, Rambus recorded stock-based compensation related to employee stock purchase plans of $1.8 million, $53,000 and $1.1 million, respectively. During 2007, the Company reversed approximately $0.8 million of compensation expense due to a change in estimate of expected contributions.
Valuation Assumptions
     Rambus estimates the fair value of stock options using the Black-Scholes-Merton model (“BSM”). This is the same model which it previously used in preparing its pro forma disclosure required under SFAS No. 123. The BSM model determines the fair value of stock-based compensation and is affected by Rambus’ stock price on the date of the grant as well as assumptions regarding a number of highly complex and subjective variables. These variables include expected volatility, expected life of the award, expected dividend rate, and expected risk-free rate of return. The assumptions for expected volatility and expected life are the two assumptions that significantly affect the grant date fair value. If actual results differ significantly from these estimates, stock-based compensation expense and Rambus’ results of operations could be materially impacted.
     The fair value of stock awards is estimated as of the grant date using the BSM option-pricing model assuming a dividend yield of 0% and the additional weighted-average assumptions as listed in the following tables:

	Stock Option Plans for Years Ended December 31,
	2008	2007	2006
Stock Option Plans
Expected stock price volatility	63%-114%	53%-69%	61%-78%
Risk free interest rate	2.1%-3.3%	3.5%-4.9%	4.4%-5.0%
Expected term (in years)	5.3	6.2	6.3-6.6
Weighted-average fair value of stock options granted	$11.32	$12.29	$17.51

	Employee Stock Purchase Plan for Years Ended December 31,
	2008	2007	2006(1)
Employee Stock Purchase Plan
Expected stock price volatility	58%-103%	64%	—
Risk free interest rate	1.1%-1.7%	4.2%	—
Expected term (in years)	0.5	0.5	—
Weighted-average fair value of purchase rights granted under the purchase plan	$5.06	$6.62	—

(1)	No grants were made under the employee stock purchase plan in 2006.
     Expected Stock Price Volatility: In accordance with the guidance in Staff Accounting Bulletin (“SAB”) No. 107, given the volume of market activity in its market traded options greater than one year, Rambus determined that it would use the implied volatility of its nearest-to-the-money traded options. The Company believes that the use of implied volatility is more reflective of market conditions and a better indicator of expected volatility than historical volatility. If there is not sufficient volume in its market traded options, the Company will use an equally weighted blend of historical and implied volatility.
     Risk-free Interest Rate: Rambus bases the risk-free interest rate used in the BSM valuation method on implied yield currently available on the U.S. Treasury zero-coupon issues with an equivalent term. Where the expected terms of Rambus’ stock-based awards do not correspond with the terms for which interest rates are quoted, Rambus used the nearest rate from the available maturities.
     Expected Term: The expected term of options granted represents the period of time that options granted are expected to be outstanding. Prior to the adoption of SFAS No. 123(R), the Company used only historical data to estimate option exercise and employee termination within the model. For the years ended December 31, 2007 and 2006, the average expected life was determined using a Monte Carlo simulation model.
     In the first quarter of 2008, the Company changed its methodology for determining estimated expected term for employee stock options from the Monte Carlo simulation model to observed historical exercise patterns. The change in methodology resulted from an analysis of observed historical exercise patterns which better approximates the actual expected term. The impact of this change was not significant to the Company’s results from operations.
     The expected term of ESPP grants is based upon the length of each respective purchase period.
Nonvested Equity Stock and Stock Units
     For the year ended December 31, 2008, Rambus granted nonvested equity stock units to certain officers and employees, totaling 704,064 shares under the 2006 Plan. These awards have a service condition, generally a service period of four years, except in the case of grants to directors, for which the service period is one year. The nonvested equity stock units were valued at the date of grant giving them a fair value of approximately $12.6 million. As of December 31, 2008, 48,000 nonvested equity stock units which were granted in 2008 to its chief executive officer with vesting subject to the achievement of certain performance conditions related to revenue goals and other factors were cancelled. The Company did not recognize any compensation expense for these performance equity stock units since the Company did not believe that the performance conditions would be met.
     For the three years ended December 31, 2008, 2007, and 2006, Rambus recorded stock-based compensation expense of approximately $3.1 million, $2.4 million and $1.3 million, respectively, related to all outstanding unvested equity stock grants. Beginning in 2008, compensation expense was adjusted for an estimate of forfeitures for non performance-based grants, based on management’s future expectations. Unrecognized stock-based compensation related to all nonvested equity stock grants, net of an estimate of forfeitures, was approximately $11.7 million at December 31, 2008. This cost is expected to be recognized over a weighted average period of 2.9 years.
     The following table reflects the activity related to nonvested equity stock and stock units for the three years ended December 31, 2008:

		Weighted-
		Average
		Grant-Date
Nonvested Equity Stock and Stock Units	Shares	Fair Value
Nonvested at December 31, 2005	—	$—
Granted	103,383	35.13
Vested	(29,613)	32.62
Forfeited	—	—

Nonvested at December 31, 2006	73,770	$36.14
Granted	228,355	18.85
Vested	(57,948)	30.06
Forfeited	—	—

Nonvested at December 31, 2007	244,177	$21.41
Granted	704,064	17.91
Vested	(74,177)	21.99
Forfeited	(53,000)	19.86

Nonvested at December 31, 2008	821,064	$18.46

8. Stockholders’ Equity
Preferred and Common Stock
     In February 1997, Rambus established a Stockholder Rights Plan pursuant to which each holder of Rambus’ Common Stock shall receive a right to purchase one-thousandth of a share of Series E Preferred Stock for $125 per right, subject to a number of conditions. Such rights are subject to adjustment in the event of a takeover or commencement of a tender offer not approved by the Board of Directors. In July 2000, the Rambus Board of Directors agreed to restate the exercise price to $600 per right in an Amended and Restated Preferred Shares Rights Agreement. In November 2002, the Rambus Board of Directors agreed to restate the exercise price to $60 per right in an Amended and Restated Preferred Shares Rights Agreement.
Share Repurchase Program
     In October 2001, Rambus’ Board of Directors (the “Board”) approved a share repurchase program of its Common Stock, principally to reduce the dilutive effect of employee stock options. To date, the Board has approved the authorization to repurchase up to 19.0 million shares of the Company’s outstanding Common Stock over an undefined period of time. For the year ended December 31, 2008, the Company repurchased approximately 3.6 million shares with an aggregate price of $49.2 million. As of December 31, 2008, Rambus had repurchased a cumulative total of approximately 16.8 million shares of its Common Stock with an aggregate price of approximately $233.8 million since the commencement of this program. As of December 31, 2008, there remained an outstanding authorization to repurchase approximately 2.2 million shares of Rambus’ outstanding Common Stock.
     Rambus records stock repurchases as a reduction to stockholders’ equity. As prescribed by Accounting Principles Board (“APB”) Opinion No. 6, “Status of Accounting Research Bulletins,” Rambus records a portion of the purchase price of the repurchased shares as an increase to accumulated deficit when the cost of the shares repurchased exceeds the average original proceeds per share received from the issuance of Common Stock. During the year ended December 31, 2008, the cumulative price of the shares repurchased exceeded the proceeds received from the issuance of the same number of shares. The excess of $44.2 million was recorded as an increase to accumulated deficit for the year ended December 31, 2008. During the year ended December 31, 2007, the Company did not repurchase any Common Stock.
9. Benefit Plans
     Rambus has a 401(k) Profit Sharing Plan (the “401(k) Plan”) qualified under Section 401(k) of the Internal Revenue Code of 1986. Each eligible employee may elect to contribute up to 60% of the employee’s annual compensation to the 401(k) Plan, up to the Internal Revenue Service limit. Rambus, at the discretion of its Board of Directors, may match employee contributions to the 401(k) Plan. The Company matches 50% of eligible employee’s contribution, up to the first 6% of an eligible employee’s qualified earnings. For the years ended December 31, 2008, 2007 and 2006, Rambus made matching contributions totaling approximately $1.3 million, $1.3 million and $1.1 million, respectively.
10. Income Taxes
     The provision for (benefit from) income taxes is comprised of:

	Years Ended December 31,
	2008	2007	2006
	(as adjusted)	(as adjusted)	(as adjusted)
	(In thousands)
Federal:
Current	$(615)	$—	$(858)
Deferred	96,031	(22,547)	(11,802)
State:
Current	(1,071)	(2)	(218)
Deferred	18,986	(3,582)	(2,288)
Foreign:
Current	749	1,176	429
Deferred	(289)	(191)	—

	$113,791	$(25,146)	$(14,737)

     The differences between Rambus’ effective tax rate and the U.S. federal statutory regular tax rate are as follows:

	Years Ended December 31,
	2008	2007	2006
	(as adjusted)	(as adjusted)	(as adjusted)
Provision (benefit) at U.S. federal statutory rate	(35.0)%	(35.0)%	(35.0)%
Provision (benefit) at state statutory rate	(5.3)%	(5.5)%	(5.5)%
R&D credit	(6.3)%	(2.2)%	(6.9)%
Executive compensation	0.1%	(2.2)%	1.0%
Non-deductible stock-based compensation	1.1%	0.8%	1.1%
Other	0.0%	1.7%	0.3%
Valuation allowance	178.8%	—%	—%

	133.4%	(42.4)%	(45.0)%

     The components of the net deferred tax assets are as follows:

	December 31,
	2008	2007
	(as adjusted)	(as adjusted)
	(In thousands)
Deferred tax assets:
Deferred revenue	$27	$187
Depreciation and amortization	16,206	19,015
Other liabilities and reserves	1,401	1,949
Employee stock-based compensation	595	594
Deferred equity compensation	54,136	47,453
Net operating loss carryovers	46,019	19,380
Tax credits	32,756	28,765

Total deferred tax assets	$151,140	$117,343
Valuation Allowance	(149,195)	—

	$1,945	$117,343

     As of December 31, 2008, the Company’s consolidated balance sheet included net deferred tax assets, before valuation allowance, of approximately $151.1 million, which consists of net operating loss carryovers, tax credit carryovers, depreciation and amortization, employee stock-based compensation expenses and certain liabilities. During the quarter ended June 30, 2008, the Company recorded a non-cash income tax provision of $121.2 million to establish a valuation allowance. Management periodically evaluates the realizability of the Company’s net deferred tax assets based on all available evidence, both positive and negative. The realization of net deferred tax assets is solely dependent on the Company’s ability to generate sufficient future taxable income during periods prior to the expiration of tax statutes to fully utilize these assets.
     During the quarter ended June 30, 2008, the Company weighed both positive and negative evidence and determined that there is a need for the valuation allowance due to the existence of three years of historical cumulative losses and a revised forecast that projected future losses from operations in the U.S., which the Company considered significant verifiable negative evidence. Though considered positive evidence, projected income from favorable patent and related settlement litigation were not included in the determination for the valuation allowance due to the Company’s inability to reliably estimate the timing and amounts of such settlements. The Company intends to maintain the valuation allowance until sufficient positive evidence exists to support reversal of the valuation allowance.
     As of December 31, 2008, Rambus has federal and state net operating loss carryforwards for income tax purposes of $204.7 million and $189.7 million, respectively, which begin to expire in 2014. As of December 31, 2008, Rambus has federal and state research and development tax credit carryforwards for income tax purposes of $22.5 million and $12.0 million, respectively. The federal research and development tax credit carryforwards begin to expire in 2012 and the state tax credit can be carried forward indefinitely.
     Pursuant to Footnote 82 of SFAS No. 123(R), tax attributes related to stock option windfall deductions should not be recorded until they result in a reduction of cash taxes payable. Starting in 2006, the Company no longer includes net operating losses attributable to stock option windfall deductions as components of its gross deferred tax assets. The Company’s unrealized federal and state net operating losses excluded as of December 31, 2008 were $88.9 million and $94.6 million, respectively. The benefit of these net operating losses will be recorded to additional paid-in capital when they reduce cash taxes payable.
     As of December 31, 2008, the Company had $9.6 million of unrecognized tax benefits, including $6.9 million recorded as a reduction of long-term deferred tax assets, which is net of approximately $0.8 million of federal tax benefits, and including $1.9 million in long-term income taxes payable. If recognized, approximately $0.6 million would be recorded as an income tax benefit in the consolidated statements of operations. As of December 31, 2007, the Company had $14.0 million of unrecognized tax benefits, including $8.5 million recorded as a reduction of long-term deferred tax assets, which is net of approximately $2.6 million of federal tax benefits, and including $2.9 million in long-term income taxes payable.
     A reconciliation of the beginning and ending amounts of unrecognized income tax benefits for the year ended December 31, 2008 is as follows (amounts in thousands):

	Years Ended December 31,
	2008	2007
	(as adjusted)	(as adjusted)
Balance at January 1	$14,005	$12,395
Tax positions related to current year:
Additions	978	1,610
Tax positions related to prior years:
Reductions	(304)	—
Settlements	(5,066)	—

Balance at December 31	$9,613	$14,005

     During 2008, the Company reduced its unrecognized tax benefits by $5.1 million related to a settlement with the California Franchise Tax Board. Although it is possible that some of the unrecognized tax benefits could be settled within the next 12 months, the Company cannot reasonably estimate the outcome at this time.
     Rambus recognizes interest and penalties related to uncertain tax positions as a component of the income tax provision (benefit). At December 31, 2008 and December 31, 2007, an insignificant amount of interest and penalties are included in long-term income taxes payable.
     Substantially all of the Company’s income is generated in the U.S. At December 31, 2008, no deferred taxes have been provided for any portion of the approximately $2.6 million of undistributed earnings of the Company’s international subsidiaries, since these earnings have been, and under current plans will continue to be, permanently reinvested in these subsidiaries. The amount of U.S. tax that would be required upon repatriation of the Company’s undistributed foreign earnings would be immaterial as of December 31, 2008. The Company’s operations in India currently operate under a tax holiday, which will expire in 2010.
     Rambus files U.S. federal income tax returns as well as income tax returns in various states and foreign jurisdictions. Rambus is currently under a payroll examination by the Internal Revenue Service for the years ended December 31, 2004 and 2005. The Company is also under examination by the California Franchise Tax Board for the fiscal year ended March 31, 2003 and the years ended December 31, 2003 and 2004. Although the outcome of any tax audit is uncertain, the Company believes it has adequately provided for any additional taxes that may be required to be paid as a result of such examinations. If the Company determines that no payment will ultimately be required, the reversal of these tax liabilities may result in tax benefits being recognized in the period when that conclusion is reached. However, if an ultimate tax assessment exceeds the recorded tax liability for that item, an additional tax provision may need to be recorded. The impact of such adjustments in the Company’s tax accounts could have a material impact on the consolidated results of operations in future periods. The Company is subject to examination by the IRS for tax years ended 2005 through 2007. The Company is also subject to examination by the State of California for tax years ended 2004 through 2007. In addition, any R&D credit carryforward generated in prior years and utilized in these or future years may also be subject to examination by the IRS and the State of California. The Company is also subject to examination in various other jurisdictions for various periods.
     In the event of a change in ownership, as defined under federal and state tax laws, Rambus’ net operating loss and tax credit carryforwards could be subject to annual limitations. The annual limitations could result in the expiration of the net operating loss and tax credit carryforwards prior to utilization.
11. Earnings (Loss) Per Share
     Earnings (loss) per share is calculated in accordance with, SFAS No. 128, “Earnings Per Share”. Basic earnings (loss) per share is calculated by dividing the net income (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share is calculated by dividing the earnings (loss) by the weighted average number of common shares and potentially dilutive securities outstanding during the period. Potentially dilutive common shares consist of incremental common shares issuable upon exercise of stock options, employee stock purchases, restricted stock and restricted stock units and shares issuable upon the conversion of convertible notes. The dilutive effect of outstanding shares is reflected in diluted earnings per share by application of the treasury stock method. This method includes consideration of the amounts to be paid by the employees, the amount of excess tax benefits that would be recognized in equity if the instrument was exercised and the amount of unrecognized stock-based compensation related to future services. No potential dilutive common shares are included in the computation of any diluted per share amount when a net loss is reported.
     The following table sets forth the computation of basic and diluted loss per share:

	Years Ended December 31,
	2008	2007	2006
	(as adjusted)	(as adjusted)	(as adjusted)
	(In thousands, except per share amounts)
Numerator:
Net loss	$(199,110)	$(34,221)	$(18,006)

Denominator:
Weighted average shares used to compute basic EPS	104,574	104,056	103,048
Dilutive potential shares from stock options, ESPP and nonvested equity stock and stock units	—	—	—

Weighted average shares used to compute diluted EPS	104,574	104,056	103,048

Net loss per share:
Basic	$(1.90)	$(0.33)	$(0.17)
Diluted	$(1.90)	$(0.33)	$(0.17)
     For all periods presented, approximately 5.1 million shares that would be issued upon the conversion of the contingently issuable convertible notes were excluded from the calculation of earnings per share because the conversion price was higher than the average market price of the Common Stock during this period. For the years ended December 31, 2008, 2007 and 2006, options to purchase approximately 11.0 million, 9.8 million and 8.2 million shares, respectively, were excluded from the calculation because they were anti-dilutive after considering proceeds from exercise, taxes and related unrecognized stock-based compensation expense. For the year ended December 31, 2008, an additional 2.8 million shares, including nonvested equity stock and stock units, that would be dilutive have been excluded from the weighted average dilutive shares because there was a net loss for the period. For the year ended December 31, 2007, an additional 3.8 million shares, including nonvested equity stock and stock units, that would be dilutive have been excluded from the weighted average dilutive shares because there was a net loss for the period.
12. Business Segments, Exports and Major Customers
     Rambus operates in a single industry segment, the design, development and licensing of chip interface technologies and architectures. Six customers accounted for 19%, 14%, 12%, 11%, 11% and 11% respectively, of revenue in the year ending December 31, 2008. Four customers accounted for 20%, 15%, 15%, and 10%, respectively, of revenue in the year ended December 31, 2007. Four customers accounted for 18%, 13%, 12% and 10%, respectively, of revenue in the year ended December 31, 2006. See Note 3, “Business Risks and Credit Concentration”, for the names of the customers which accounted for more than 10% of revenue in each of the years. Rambus expects that its revenue concentration will decrease over the long term as Rambus licenses new customers.
     Rambus sells its chip interfaces and licenses to customers in the Far East, North America, and Europe. Revenue is attributed to individual countries according to the countries in which the licensees are headquartered. Revenue from customers in the following geographic regions were recognized as follows:

	Years Ended December 31,
	2008	2007	2006
	(In thousands)
Japan	$115,202	$124,662	$119,884
North America	23,870	26,447	49,186
Taiwan	565	1,434	975
Korea	900	618	1,156
Singapore	367	588	—
Europe	1,590	26,191	24,123

	$142,494	$179,940	$195,324

     At December 31, 2008, of the $22.3 million of total long-lived assets, approximately $19.3 million are located in the United States, $2.4 million are located in India and $0.6 million were located in other foreign locations. At December 31, 2007, of the $24.6 million of total long-lived assets, approximately $20.2 million were located in the United States, $3.6 million were located in India and $0.8 million were located in other foreign locations.
13. Amortizable Intangible Assets
     The components of the Company’s intangible assets as of December 31, 2008 and December 31, 2007 were as follows:

	As of December 31, 2008
	Gross Carrying	Accumulated	Net Carrying
	Amount	Amortization	Amount
	(In thousands)
Patents	$9,941	$(5,527)	$4,414
Intellectual property	10,384	(9,527)	857
Customer contracts and contractual relationships	4,000	(2,224)	1,776
Existing technology	2,700	(2,503)	197
Non-competition agreement	100	(100)	—

Total intangible assets	$27,125	$(19,881)	$7,244

	As of December 31, 2007
	Gross Carrying	Accumulated	Net Carrying
	Amount	Amortization	Amount
	(In thousands)
Patents	$9,941	$(4,363)	$5,578
Intellectual property	10,084	(7,759)	2,325
Customer contracts and contractual relationships	8,000	(3,344)	4,656
Existing technology	2,700	(1,828)	872
Non-competition agreement	100	(90)	10

Total intangible assets	$30,825	$(17,384)	$13,441

     Amortization expense for intangible assets for the years ended December 31, 2008, 2007 and 2006 was $4.3 million, $5.3 million and $5.2 million, respectively.
     During the third quarter of 2008, based on communication it received from a customer, the Company determined that approximately $2.2 million of its intangible assets had no alternative future use and was impaired as a result of a customer’s change in technology requirements. The intangible asset relates to a contractual relationship acquired in the Velio acquisition during December 2003.
     The estimated future amortization expense of intangible assets as of December 31, 2008 was as follows (amounts in thousands):

Years Ending December 31:	Amount
2009	$2,708
2010	1,521
2011	1,193
2012	921
Thereafter	901

$7,244

14. Convertible Notes
     On February 1, 2005, Rambus issued $300.0 million aggregate principal amount of zero coupon convertible senior notes due February 1, 2010 to Credit Suisse First Boston LLC and Deutsche Bank Securities in a private offering that were then sold to institutional investors.
     The convertible notes are unsecured senior obligations, ranking equally in right of payment with all of Rambus’ existing and future unsecured senior indebtedness, and senior in right of payment to any future indebtedness that is expressly subordinated to the convertible notes.
     The convertible notes are convertible at any time prior to the close of business on the maturity date into, in respect of each $1,000 principal of convertible notes:
•	cash in an amount equal to the lesser of
(1)	the principal amount of each note to be converted and

(2)	the “conversion value,” which is equal to (a) the applicable conversion rate, multiplied by (b) the applicable stock price, as defined.
•	if the conversion value is greater than the principal amount of each note, a number of shares of Rambus Common Stock (the “net shares”) equal to the sum of the daily share amounts, calculated as defined. However, in lieu of delivering net shares, Rambus, at its option, may deliver cash, or a combination of cash and shares of its Common Stock, with a value equal to the net shares amount.
     The initial conversion price is $26.84 per share of Common Stock (which represents an initial conversion rate of 37.2585 shares of Rambus Common Stock per $1,000 principal amount of convertible notes). The initial conversion price is subject to adjustment, as defined.
     The convertible notes are subject to repurchase in cash in the event of a fundamental change involving Rambus at a price equal to 100% of the principal amount. Rambus may be obligated to pay an additional premium (payable in shares of Common Stock) in the event the convertible notes are converted following a fundamental change. The premium is based on numerous factors and could be up to 33% per $1,000 principal amount of convertible notes.
     Upon the occurrence of an event of default, Rambus’ obligations under the convertible notes may become immediately due and payable. An event of default is defined as:
•	default in the payment when due of any principal of any of the convertible notes at maturity, upon exercise of a repurchase right or otherwise;

•	default in the payment of liquidated damages, if any, which default continues for 30 days;

•	default in Rambus’ obligation to provide notice of the occurrence of fundamental change when required by the indenture;

•	failure to comply with any of Rambus’ other agreements in the convertible notes or the indenture upon its receipt of notice to it of such default from the trustee or to Rambus and the trustee from holders of not less than 25% in aggregate principal amount at maturity of the convertible notes, and Rambus fails to cure (or obtain a waiver of) such default within 60 days after it receives such notice;

•	failure to pay when due the principal of, or acceleration of, any indebtedness for money borrowed by Rambus or any of its subsidiaries in excess of $30.0 million principal amount, if such indebtedness is not discharged, or such acceleration is not annulled, by the end of a period of ten days after written notice to Rambus by the trustee or to Rambus and the trustee by the holders of at least 25% in principal amount of the outstanding convertible notes; and

•	certain events of bankruptcy, insolvency or reorganization relating to Rambus.
     Rambus may not redeem the convertible notes prior to their maturity date.
     At the time of the issuance, Rambus recorded $4.8 million of related note issuance costs in long-term other assets related to these repurchases. For the years ended December 31, 2006, 2007 and 2008, Rambus recorded amortization expense of $0.5 million, $0.5 million and $0.6 million, respectively, which is classified as interest expense in the consolidated statements of operations.
     During 2005, Rambus repurchased $140.0 million face value of the outstanding convertible notes, for a price of approximately $113.0 million, leaving a net balance of $160.0 million in face value at December 31, 2005. These repurchases were financed from Rambus’ investment portfolio.
     On August 17, 2006, Rambus received a notice of default from U.S. Bank National Association, as trustee (the “Trustee”) for the convertible notes. The notice asserted that the Company’s failure to file its Form 10-Q for the quarter ended June 30, 2006 constituted a default under Sections 7.2 and 14.1 of the indenture, dated as of February 1, 2005 between Rambus and the Trustee (the “Indenture”). The notice stated that per Section 9.1 of the Indenture, if Rambus did not cure the default within sixty days of August 17, 2006, an event of default would occur. On October 25, 2006, Rambus received a notice from the Trustee stating that since the Company had not cured the default that had been asserted by the Trustee within the sixty day cure period, an event of default had in fact occurred as of October 16, 2006. On January 22, 2007, Rambus received an additional notice of default from the Trustee relating to the Company’s failure to file its Form 10-Q for the quarter ended September 30, 2006. On July 31, 2007, Rambus received a notice of acceleration from the Trustee stating that under direction received from holders of more than 25% in aggregate principal amount of the outstanding convertible notes, the Trustee was declaring the unpaid principal plus accrued interest and unpaid liquidated damages immediately due and payable. As of December 31, 2006, Rambus had reclassified the aggregate principal amount of the convertible notes of $160.0 million from non-current liabilities to current liabilities and reflected them as due in less than one year.
     On September 20, 2007, Rambus received a notice from the Trustee for the convertible notes, rescinding the acceleration of the convertible notes contained in the letter from the Trustee dated July 31, 2007 and waiving all existing Events of Default as defined in the Indenture. The notice indicated that the Trustee had received direction from holders holding a majority in aggregate principal amount of the convertible notes outstanding to waive all existing Events of Default and to rescind the acceleration of the convertible notes. As of December 31, 2007, the convertible notes were reclassified to non-current liabilities in the accompanying consolidated balance sheet since the Company became current with its SEC filings in October 2007.
     As of December 31, 2008, the Company repurchased approximately $23.1 million face value of the outstanding convertible notes for $18.7 million which resulted in a net gain of $2.5 million, included in interest and other income, net in the consolidated statement of operations. As of December 31, 2008, approximately $137.0 million in face value of the convertible notes remain outstanding.
     The convertible notes are reflected in the consolidated balance sheets as of December 31, 2008 and December 31, 2007 as follows:

	December 31,	December 31,
(dollars in thousands)	2008	2007
Principal amount	$136,950	$160,000
Unamortized discount	(11,476)	(24,786)

Convertible notes	$125,474	$135,214

     Additional paid in capital at December 31, 2008 and 2007 includes $47.9 million and $48.2 million, respectively, related to the remaining equity component of the convertible notes.
     As of December 31, 2008 and 2007, the if-converted value of the outstanding convertible notes is less than the principal amount of the notes.
15. Litigation and Asserted Claims
Hynix Litigation
U.S District Court of the Northern District of California
     On August 29, 2000, Hynix (formerly Hyundai) and various subsidiaries filed suit against Rambus in the U.S. District Court for the Northern District of California. The complaint, as amended and narrowed through motion practice, asserts claims for fraud, violations of federal antitrust laws and deceptive practices in connection with Rambus’ participation in a standards setting organization called JEDEC, and seeks a declaratory judgment that the Rambus patents-in-suit are unenforceable, invalid and not infringed by Hynix, compensatory and punitive damages, and attorneys’ fees. Rambus denied Hynix’s claims and filed counterclaims for patent infringement against Hynix.
     The case was divided into three phases. In the first phase, Hynix tried its unclean hands defense beginning on October 17, 2005 and concluding on November 1, 2005. In its January 4, 2006 Findings of Fact and Conclusions of Law, the court held that Hynix’s unclean hands defense failed. Among other things, the court found that Rambus did not adopt its document retention policy in bad faith, did not engage in unlawful spoliation of evidence, and that while Rambus disposed of some relevant documents pursuant to its document retention policy, Hynix was not prejudiced by the destruction of Rambus documents. On January 19, 2009, Hynix filed a motion for reconsideration of the court’s unclean hands order and for summary judgment on the ground that the decision by the Delaware court in the pending Micron-Rambus litigation (described below) should be given preclusive effect. In its motion Hynix requested alternatively that the court’s unclean hands order be certified for appeal and that the remainder of the case be stayed. Rambus filed an opposition to Hynix’s motion on January 26, 2009, and a hearing was held on January 30, 2009. On February 3, 2009, the court denied Hynix’s motions and restated its conclusions that Rambus had not anticipated litigation until late 1999 and that Hynix had not demonstrated any prejudice from any alleged destruction of evidence.

     The second phase of the Hynix-Rambus trial — on patent infringement, validity and damages — began on March 15, 2006, and was submitted to the jury on April 13, 2006. On April 24, 2006, the jury returned a verdict in favor of Rambus on all issues and awarded Rambus a total of approximately $307 million in damages, excluding prejudgment interest. Specifically, the jury found that each of the ten selected patent claims was supported by the written description, and was not anticipated or rendered obvious by prior art; therefore, none of the patent claims were invalid. The jury also found that Hynix infringed all eight of the patent claims for which the jury was asked to determine infringement; the court had previously determined on summary judgment that Hynix infringed the other two claims at issue in the trial. On July 14, 2006, the court granted Hynix’s motion for a new trial on the issue of damages unless Rambus agreed to a reduction of the total jury award to approximately $134 million. The court found that the record supported a maximum royalty rate of 1% for SDR SDRAM and 4.25% for DDR SDRAM, which the court applied to the stipulated U.S. sales of infringing Hynix products through December 31, 2005. On July 27, 2006, Rambus elected remittitur of the jury’s award to approximately $134 million. On August 30, 2006, the court awarded Rambus prejudgment interest for the period June 23, 2000 through December 31, 2005. Hynix filed a motion on July 7, 2008 to reduce the amount of remitted damages and any supplemental damages that the court may award, as well as to limit the products that could be affected by any injunction that the court may grant, on the grounds of patent exhaustion. Following a hearing on August 29, 2008, the court denied Hynix’s motion. In separate orders issued December 2, 2008, January 16, 2009, and January 27, 2009, the court denied Hynix’s post-trial motions for judgment as a matter of law and new trial on infringement and validity.
     On June 24, 2008, the court heard oral argument on Rambus’ motion to supplement the damages award and for equitable relief related to Hynix’s infringement of Rambus patents. On February 23, 2009, the Court issued an order 1) granting Rambus’ motion for supplemental damages and prejudgment interest for the period after December 31, 2005, at the same rates ordered for the prior period; 2) denying Rambus’ motion for injunction; and 3) ordering the parties to begin negotiations regarding the terms of a compulsory license regarding Hynix’s continued manufacture, use, and sale of infringing devices.
     The third phase of the Hynix-Rambus trial involved Hynix’s affirmative JEDEC-related antitrust and fraud allegations against Rambus. On April 24, 2007, the court ordered a coordinated trial of certain common JEDEC-related claims alleged by the manufacturer parties (i.e., Hynix, Micron, Nanya and Samsung) and defenses asserted by Rambus in Hynix v Rambus, Case No. C 00-20905 RMW, and three other cases pending before the same court (Rambus Inc. v. Samsung Electronics Co. Ltd. et al., Case No. 05-02298 RMW, Rambus Inc. v. Hynix Semiconductor Inc., et al., Case No. 05-00334, and Rambus Inc. v. Micron Technology, Inc., et al., Case No. C 06-00244 RMW, each described in further detail below). On December 14, 2007, the court excused Samsung from the coordinated trial based on Samsung’s agreement to certain conditions, including trial of its claims against Rambus by the court within six months following the conclusion of the coordinated trial. The coordinated trial involving Rambus, Hynix, Micron and Nanya began on January 29, 2008, and was submitted to the jury on March 25, 2008. On March 26, 2008, the jury returned a verdict in favor of Rambus and against Hynix, Micron, and Nanya on each of their claims. Specifically, the jury found that Hynix, Micron, and Nanya failed to meet their burden of proving that: (1) Rambus engaged in anticompetitive conduct; (2) Rambus made important representations that it did not have any intellectual property pertaining to the work of JEDEC and intended or reasonably expected that the representations would be heard by or repeated to others including Hynix, Micron or Nanya; (3) Rambus uttered deceptive half-truths about its intellectual property coverage or potential coverage of products compliant with synchronous DRAM standards then being considered by JEDEC by disclosing some facts but failing to disclose other important facts; or (4) JEDEC members shared a clearly defined expectation that members would disclose relevant knowledge they had about patent applications or the intent to file patent applications on technology being considered for adoption as a JEDEC standard. Hynix, Micron, and Nanya filed motions for a new trial and for judgment on certain of their equitable claims and defenses. A hearing on those motions was held on May 1, 2008. A further hearing on the equitable claims and defenses was held on May 27, 2008. On July 24, 2008, the court issued an order denying Hynix, Micron, and Nanya’s motion for new trial. The court has not yet ruled on their equitable claims and defenses.
European Patent Infringement Case
     Beginning on September 4, 2000, Rambus filed suit against Hynix in multiple European jurisdictions for infringement of EP 0 525 068 (the “‘068 patent”). Rambus later filed a further infringement action against Hynix in Mannheim, Germany on a second patent, EP 1 022 642 (the “‘642 patent”). Both patents were opposed by Hynix, Micron, and Infineon in the European Patent Office (EPO). The ‘068 patent was revoked by an Appeal Board in 2004, and a hearing in the opposition with respect to the ‘642 patent has not yet been scheduled. On January 8, 2008, the Mannheim court issued an Order of Cost with respect to the ‘068 proceeding requiring Rambus to reimburse Hynix court fees in the amount of $0.6 million. This amount has since been paid.
Micron Litigation
U.S District Court in Delaware: Case No. 00-792-SLR

     On August 28, 2000, Micron filed suit against Rambus in the U.S. District Court in Delaware. The suit asserts violations of federal antitrust laws, deceptive trade practices, breach of contract, fraud and negligent misrepresentation in connection with Rambus’ participation in JEDEC. Micron seeks a declaration of monopolization by Rambus, compensatory and punitive damages, attorneys’ fees, a declaratory judgment that eight Rambus patents are invalid and not infringed, and the award to Micron of a royalty-free license to the Rambus patents. Rambus has filed an answer and counterclaims disputing Micron’s claims and asserting infringement by Micron of twelve U.S. patents.
     This case has been divided into three phases in the same general order as in the Hynix 00-20905 action: (1) unclean hands; (2) patent infringement; and (3) antitrust, equitable estoppel, and other JEDEC-related issues. A bench trial on Micron’s unclean hands defense began on November 8, 2007 and concluded on November 15, 2007. The court ordered post-trial briefing on the issue of when Rambus became obligated to preserve documents because it anticipated litigation. A hearing on that issue was held on May 20, 2008. The court ordered further post-trial briefing on the remaining issues from the unclean hands trial, and a hearing on those issues was held on September 19, 2008.
     On January 9, 2009, the court issued an opinion in which it determined that Rambus had engaged in spoliation of evidence by failing to suspend general implementation of a document retention policy after the court determined that litigation was reasonably foreseeable. The court issued an accompanying order declaring the twelve patents in suit unenforceable against Micron (the “Delaware Order”). On February 9, 2009, the court stayed all other proceedings pending appeal of the Delaware Order. On February 10, 2009, judgment was entered against Rambus and in favor of Micron on Rambus’ patent infringement claims and Micron’s corresponding claims for declaratory relief.
U.S. District Court of the Northern District of California
     On January 13, 2006, Rambus filed suit against Micron in the U.S. District Court in the Northern District of California. Rambus alleges that fourteen Rambus patents are infringed by Micron’s DDR2, DDR3, GDDR3, and other advanced memory products. Rambus seeks compensatory and punitive damages, attorneys’ fees, and injunctive relief. Micron has denied Rambus’ allegations and is alleging counterclaims for violations of federal antitrust laws, unfair trade practices, equitable estoppel, fraud and negligent misrepresentation in connection with Rambus’ participation in JEDEC. Micron seeks a declaration of monopolization by Rambus, injunctive relief, compensatory and punitive damages, attorneys’ fees, and a declaratory judgment of invalidity, unenforceability, and noninfringement of the fourteen patents in suit.
     As explained above, the court ordered a coordinated trial (without Samsung) of certain common JEDEC-related claims and defenses asserted in Hynix v Rambus, Case No. C 00-20905 RMW, Rambus Inc. v. Samsung Electronics Co. Ltd. et al., Case No. 05-02298 RMW, Rambus Inc. v. Hynix Semiconductor Inc., et al., Case No. 05-00334, and Rambus Inc. v. Micron Technology, Inc., et al., Case No. C 06-00244 RMW. The coordinated trial involving Rambus, Hynix, Micron and Nanya began on January 29, 2008, and was submitted to the jury on March 25, 2008. On March 26, 2008, the jury returned a verdict in favor of Rambus and against Hynix, Micron, and Nanya on each of their claims. Specifically, the jury found that Hynix, Micron, and Nanya failed to meet their burden of proving that: (1) Rambus engaged in anticompetitive conduct; (2) Rambus made important representations that it did not have any intellectual property pertaining to the work of JEDEC and intended or reasonably expected that the representations would be heard by or repeated to others including Hynix, Micron or Nanya; (3) Rambus uttered deceptive half-truths about its intellectual property coverage or potential coverage of products compliant with synchronous DRAM standards then being considered by JEDEC by disclosing some facts but failing to disclose other important facts; or (4) JEDEC members shared a clearly defined expectation that members would disclose relevant knowledge they had about patent applications or the intent to file patent applications on technology being considered for adoption as a JEDEC standard. Hynix, Micron, and Nanya filed motions for a new trial and for judgment on certain of their equitable claims and defenses. A hearing on those motions was held on May 1, 2008. A further hearing on the equitable claims and defenses was held on May 27, 2008. On July 24, 2008, the court issued an order denying Hynix, Micron, and Nanya’s motion for new trial. The court has not yet ruled on their equitable claims and defenses.
     In these cases (except for the Hynix 00-20905 action), a hearing on claim construction and the parties’ cross-motions for summary judgment on infringement and validity was held on June 4 and 5, 2008. On July 10, 2008, the court issued its claim construction order relating to the Farmwald/Horowitz patents in suit and denied Hynix, Micron, Nanya, and Samsung’s (collectively, the “Manufacturers”) motions for summary judgment of noninfringement and invalidity based on their proposed claim construction. The court issued claim construction orders relating to the Ware patents in suit on July 25 and August 27, 2008, and denied the Manufacturers’ motion for summary judgment of noninfringement of certain claims. On September 4, 2008, at the court’s direction, Rambus elected to proceed to trial on twelve patent claims, each from the Farmwald/Horowitz family. On September 16, 2008,

Rambus granted a covenant not to assert any claim of patent infringement against the Manufacturers under the Ware patents in suit (U.S. Patent Nos. 6,493,789 and 6,496,897), and each party’s claims relating to those patents were dismissed with prejudice. On November 21, 2008, the court entered an order clarifying certain aspects of its July 10, 2008, claim construction order. On November 24, 2008, the court granted Rambus’ motion for summary judgment of direct infringement with respect to claim 16 of Rambus’ U.S. Patent No. 6,266,285 by the Manufacturers’ DDR2, DDR3, gDDR2, GDDR3, GDDR4 memory chip products (except for Nanya’s DDR3 memory chip products). In the same order, the court denied the remainder of Rambus’ motion for summary judgment of infringement.
     On January 19, 2009, Micron filed a motion for summary judgment on the ground that the Delaware Order should be given preclusive effect. Rambus filed an opposition to Micron’s motion on January 26, 2009, and a hearing was held on January 30, 2009. On February 3, 2009, the court entered a stay of this action pending resolution of Rambus’ appeal of the Delaware Order. The court vacated the date for a coordinated trial on Rambus’ patent infringement claims with respect to DDR2, DDR3, GDDR3, and other advanced memory chip products which had been set to begin on February 17, 2009.
European Patent Infringement Cases
     On September 11, 2000, Rambus filed suit against Micron in multiple European jurisdictions for infringement of its ‘068 patent (described above), which was later revoked. Additional suits were filed pertaining to the ‘642 patent and a third Rambus patent, EP 1 004 956 (the “‘956 patent”). Rambus’ suit against Micron for infringement of the ‘642 patent in Mannheim, Germany, has not been active. The Mannheim court issued an Order of Cost with respect to the ‘068 proceeding requiring Rambus to reimburse Micron attorneys fees in the amount of $0.45 million. This amount has since been paid.
     One proceeding in Italy relating to the ‘642 patent was adjourned at a hearing on June 15, 2007, each party bearing its own costs. In two other proceedings in Italy relating to the ‘956 patent, the court has scheduled hearings for May 6, 2009, regarding continuation of the proceedings. On September 29, 2005, Rambus received a letter from Micron seeking to toll a statute of limitations period in Italy for a purported cause of action resulting from a seizure of evidence in Italy in 2000 carried out by Rambus pursuant to a court order. Micron asserts that its damages allegedly caused by this seizure equal or exceed $30.0 million. Micron formally filed suit against Rambus relating to this seizure in February 2006. Rambus filed its written defense on April 24, 2006. The Italian court has ordered further briefing on issues related to Rambus’ suit in Italy for infringement of its ‘068 patent. No decision has issued to date.
DDR2, DDR3, gDDR2, GDDR3, GDDR4 Litigation (“DDR2”)
U.S District Court in the Northern District of California
     On January 25, 2005, Rambus filed a patent infringement suit in the U.S. District Court in the Northern District of California court against Hynix, Infineon, Nanya, and Inotera. Infineon and Inotera were subsequently dismissed from this litigation and Samsung was added as a defendant. Rambus alleges that certain of its patents are infringed by certain of the defendants’ SDRAM, DDR, DDR2, DDR3, gDDR2, GDDR3, GDDR4 and other advanced memory products. Hynix, Samsung and Nanya have denied Rambus’ claims and asserted counterclaims against Rambus for, among other things, violations of federal antitrust laws, unfair trade practices, equitable estoppel, and fraud in connection with Rambus’ participation in JEDEC.
     As explained above, the court ordered a coordinated trial of certain common JEDEC-related claims and defenses asserted in Hynix v Rambus, Case No. C 00-20905 RMW, Rambus Inc. v. Samsung Electronics Co. Ltd. et al., Case No. 05-02298 RMW, Rambus Inc. v. Hynix Semiconductor Inc., et al., Case No. 05-00334, and Rambus Inc. v. Micron Technology, Inc., et al., Case No. C 06-00244 RMW. The court subsequently excused Samsung from the coordinated trial on December 14, 2007, based on Samsung’s agreement to certain conditions, including trial of its claims against Rambus within six months following the conclusion of the coordinated trial. That trial is currently scheduled to begin on September 22, 2008. The coordinated trial involving Rambus, Hynix, Micron and Nanya began on January 29, 2008, and was submitted to the jury on March 25, 2008. On March 26, 2008, the jury returned a verdict in favor of Rambus and against Hynix, Micron, and Nanya on each of their claims. Specifically, the jury found that Hynix, Micron, and Nanya failed to meet their burden of proving that: (1) Rambus engaged in anticompetitive conduct; (2) Rambus made important representations that it did not have any intellectual property pertaining to the work of JEDEC and intended or reasonably expected that the representations would be heard by or repeated to others including Hynix, Micron or Nanya; (3) Rambus uttered deceptive half- truths about its intellectual property coverage or potential coverage of products compliant with synchronous DRAM standards then being considered by JEDEC by disclosing some facts but failing to disclose other important facts; or (4) JEDEC members shared a clearly defined expectation that members would disclose relevant knowledge they had about patent applications or the intent to file patent applications on technology being considered for adoption as a JEDEC standard. Hynix, Micron, and Nanya filed motions for a new trial and for judgment on certain of their equitable claims and defenses. A hearing on those motions was held on May 1, 2008. A further hearing on the equitable claims and defenses was held on May 27, 2008. On July 24, 2008, the court issued an order denying Hynix, Micron, and Nanya’s motion for new trial. The court has not yet ruled on their equitable claims and defenses.
     In these cases (except for the Hynix 00-20905 action), a hearing on claim construction and the parties’ cross-motions for summary judgment on infringement and validity was held on June 4 and 5, 2008. On July 10, 2008, the court issued its claim construction order relating to the Farmwald/Horowitz patents in suit and denied the Manufacturers’ motions for summary judgment of noninfringement and invalidity based on their proposed claim construction. The court issued claim construction orders relating to the Ware patents in suit on July 25 and August 27, 2008, and denied the Manufacturers’ motion for summary judgment of noninfringement of certain claims. On September 4, 2008, at the court’s direction, Rambus elected to proceed to trial on twelve patent claims, each from the Farmwald/Horowitz family. On September 16, 2008, Rambus granted a covenant not to assert any claim of patent infringement against the Manufacturers under U.S. Patent Nos. 6,493,789 and 6,496,897, and each party’s claims relating to those patents were dismissed with prejudice. On November 21, 2008, the court entered an order clarifying certain aspects of its July 10, 2008, claim construction order. On November 24, 2008, the court granted Rambus’ motion for summary judgment of direct infringement with respect to claim 16 of Rambus’ U.S. Patent No. 6,266,285 by the Manufacturers’ DDR2, DDR3, gDDR2, GDDR3, GDDR4 memory chip products (except for Nanya’s DDR3 memory chip products). In the same order, the court denied the remainder of Rambus’ motion for summary judgment of infringement.
     On January 19, 2009, Samsung, Nanya, and Hynix filed motions for summary judgment on the ground that the Delaware Order should be given preclusive effect. Rambus filed opposition briefs to these motions on January 26, 2009, and a hearing was held on January 30, 2009. On February 3, 2009, the court entered a stay of this action pending resolution of Rambus’ appeal of the Delaware Order. The court vacated the date for a coordinated trial on Rambus’ patent infringement claims with respect to DDR2, DDR3, GDDR3, and other advanced memory chip products which had been set to begin on February 17, 2009.
Samsung Litigation
U.S District Court in the Northern District of California
     On June 6, 2005, Rambus filed a patent infringement suit against Samsung in the U.S. District Court in the Northern District of California alleging that Samsung’s SDRAM and DDR SDRAM parts infringe nine of Rambus’ patents. Samsung has denied Rambus’ claims and asserted counterclaims for non-infringement, invalidity and unenforceability of the patents, violations of various antitrust and unfair competition statutes, breach of license, and breach of duty of good faith and fair dealing. Samsung has also counterclaimed that Rambus aided and abetted breach of fiduciary duty and intentionally interfered with Samsung’s contract with a former employee by knowingly hiring a former Samsung employee who allegedly misused proprietary Samsung information. Rambus has denied Samsung’s counterclaims.
     As explained above, the court ordered a coordinated trial of certain common JEDEC-related claims and defenses asserted in Hynix v Rambus, Case No. C 00-20905 RMW, Rambus Inc. v. Samsung Electronics Co. Ltd. et al., Case No. 05-02298 RMW, Rambus Inc. v. Hynix Semiconductor Inc., et al., Case No. 05-00334, and Rambus Inc. v. Micron Technology, Inc., et al., Case No. C 06-00244 RMW. The court subsequently excused Samsung from the coordinated trial on December 14, 2007, based on Samsung’s agreement to certain conditions, including trial of its claims against Rambus within six months following the conclusion of the coordinated trial (see below). In these cases (except for the Hynix 00-20905 action), a hearing on claim construction and the parties’ cross-motions for summary judgment on infringement and validity was held on June 4 and 5, 2008. On July 10, 2008, the court issued its claim construction order relating to the Farmwald/Horowitz patents in suit and denied the Manufacturers’ motions for summary judgment of noninfringement and invalidity based on their proposed claim construction. The court issued claim construction orders relating to the Ware patents in suit on July 25 and August 27, 2008, and denied the Manufacturers’ motion for summary judgment of noninfringement of certain claims. On September 4, 2008, at the court’s direction, Rambus elected to proceed to trial on twelve patent claims, each from the Farmwald/Horowitz family. On September 16, 2008, Rambus granted a covenant not to assert any claim of patent infringement against the Manufacturers under U.S. Patent Nos. 6,493,789 and 6,496,897, and each party’s claims relating to those patents were dismissed with prejudice. On November 21, 2008, the court entered an order clarifying certain aspects of its July 10, 2008, claim construction order. On November 24, 2008, the court granted Rambus’ motion for summary judgment of direct infringement with respect to claim 16 of Rambus’ U.S. Patent No. 6,266,285 by the Manufacturers’ DDR2, DDR3, gDDR2, GDDR3, GDDR4 memory chip products (except for Nanya’s DDR3 memory chip products). In the same order, the court denied the remainder of Rambus’ motion for summary judgment of infringement.

     On January 19, 2009, Samsung filed a motion for summary judgment on the ground that the Delaware Order should be given preclusive effect. Rambus filed an opposition brief to this motions on January 26, 2009, and a hearing was held on January 30, 2009. On February 3, 2009, the court entered a stay of this action pending resolution of Rambus’ appeal of the Delaware Order. The court vacated the date for a coordinated trial on Rambus’ patent infringement claims with respect to DDR2, DDR3, GDDR3, and other advanced memory chip products which had been set to begin on February 17, 2009.
     On August 11, 2008, the Court granted summary judgment in Rambus’ favor on Samsung’s claims for aiding and abetting a breach of fiduciary duty, intentional interference with contract, and certain aspects of Samsung’s unfair competition claim. On September 16, 2008, the Court entered a stipulation and order of dismissal with prejudice of certain of Samsung’s claims and defenses (including those based on Rambus’ alleged JEDEC conduct) and Rambus’ defenses corresponding to Samsung’s claims. A bench trial on the remaining claims and defenses that are unique to Samsung (breach of license, breach of duty of good faith and fair dealing, and estoppel based on those claims) was held between September 22 and October 1, 2008. Post-trial briefing on these issues as well as Samsung’s claims and defenses related to its allegations that Rambus spoliated evidence has been completed, but no decision has issued to date.
U.S District Court in the Eastern District of Virginia
     On June 7, 2005, Samsung sued Rambus in the U.S. District Court in the Eastern District of Virginia seeking a declaratory judgment that four Rambus patents are invalid, unenforceable and/or not infringed. Rambus answered the complaint, disputing Samsung’s claims. Rambus granted Samsung covenants not to sue Samsung for infringement of the four patents for which Samsung sought declaratory relief. Rambus subsequently offered to pay Samsung’s attorneys’ fees, but Samsung did not accept the offer. On November 8, 2005, the Virginia court granted Rambus’ motion to dismiss with respect to Samsung’s claims for declaratory judgment but denied Rambus’ motion with respect to Samsung’s claim for attorneys’ fees pursuant to 35 U.S.C. § 285. On July 19, 2006, the Virginia court issued orders finding that: (1) it had subject matter jurisdiction over Samsung’s motions; (2) Samsung is a “prevailing party;” (3) Rambus had spoliated evidence in anticipation of litigation against DRAM manufacturers such as Samsung; (4) Rambus’ spoliation rendered the case exceptional; (5) Rambus did not assert its counterclaims in subjective bad faith or for the purpose of vexation; (6) Rambus’ counterclaims were not objectively baseless at the time they were filed; and (7) Samsung was not entitled to an award of attorneys’ fees.
     Rambus filed a notice of appeal to the United States Court of Appeals for the Federal Circuit (the “CAFC”) on August 16, 2006. Oral argument was heard on August 7, 2007. On April 29, 2008, the CAFC vacated the orders of the Virginia court denying Samsung’s application for attorney fees and entering findings with respect to the alleged spoliation of evidence. The CAFC held that the Virginia court’s findings with respect to alleged spoliation constituted an impermissible advisory opinion. The CAFC further held that Rambus’ offer to pay Samsung’s attorneys’ fees rendered the case moot, and that the Virginia court did not thereafter have independent jurisdiction to assess whether the case was exceptional. The CAFC remanded the matter to the Virginia court with the instruction that the court dismiss Samsung’s complaint. On May 30, 2008, the Virginia court dismissed Samsung’s complaint pursuant to the CAFC’s opinion.
     On July 28, 2008, Samsung filed a petition seeking review of the CAFC decision by the United States Supreme Court. On October 6, 2008, the United States Supreme Court denied Samsung’s petition.
FTC Complaint
     On June 19, 2002, the FTC filed a complaint against Rambus. The FTC alleged that through Rambus’ action and inaction at JEDEC, Rambus violated Section 5 of the FTC Act in a way that allowed Rambus to obtain monopoly power in — or that by acting with intent to monopolize it created a dangerous probability of monopolization in — synchronous DRAM technology markets. The FTC also alleged that Rambus’ action and practices at JEDEC constituted unfair methods of competition in violation of Section 5 of the FTC Act. As a remedy, the FTC sought to enjoin Rambus’ right to enforce patents with priority dates prior to June 1996 as against products made pursuant to certain existing and future JEDEC standards.
     On February 17, 2004, the FTC Chief Administrative Law Judge issued his initial decision dismissing the FTC’s complaint against Rambus on multiple independent grounds (the “Initial Decision”). The FTC’s Complaint Counsel appealed this decision.
     On August 2, 2006, the FTC released its July 31, 2006, opinion and order reversing and vacating the Initial Decision and determining that Rambus violated Section 5 of the Federal Trade Commission Act. Following further briefing and oral argument on issues relating to remedy, the FTC released its opinion and order on remedy on February 5, 2007. The remedy order set the maximum royalty rate that Rambus could collect on the manufacture, use or sale in the United States of certain JEDEC-compliant parts after the effective date of the Order. The order also mandated that Rambus offer a license for these products at rates no higher than the maximums set by the FTC, including a further cap on rates for the affected non-memory products. The order further required Rambus to take certain steps to comply with the terms of the order and applicable disclosure rules of any standard setting organization of which it may become a member.
     The FTC’s order explicitly did not set maximum rates or other conditions with respect to Rambus’ royalty rates for DDR2 SDRAM, other post-DDR JEDEC standards, or for non-JEDEC-standardized technologies such as those used in RDRAM or XDR DRAM.
     On March 16, 2007, the FTC issued an order granting in part and denying in part Rambus’ motion for a stay of the remedy pending appeal. The March 16 order permitted Rambus to acquire rights to royalty payments for use of the patented technologies affected by the February 2 remedy order during the period of the stay in excess of the FTC-imposed maximum royalty rates on SDRAM and DDR SDRAM products, provided that funds above the maximum allowed rates be either placed into an escrow account to be distributed, or payable pursuant a contingent contractual obligation, in accordance with the ultimate decision of the court of appeals. In an opinion accompanying its order, the FTC clarified that it intended its remedy to be “forward-looking” and “prospective only,” and therefore unlikely to be construed to require Rambus to refund royalties already paid or to restrict Rambus from collecting royalties for the use of its technologies during past periods.
     On April 27, 2007, the FTC issued an order granting in part and denying in part Rambus’ petition for reconsideration of the remedy order. The FTC’s order and accompanying opinion on Rambus’ petition for reconsideration clarified the remedy order in certain respects. For example, (a) the FTC explicitly stated that the remedy order did not require Rambus to make refunds or prohibit it from collecting royalties in excess of maximum allowable royalties that accrue up to the effective date of the remedy order; (b) the remedy order was modified to specifically permit Rambus to seek damages in litigation up to three times the specified maximum allowable royalty rates on the ground of willful infringement and any allowable attorneys’ fees; and (c) under the remedy order, licensees were permitted to pay Rambus a flat fee in lieu of running royalties, even if such an arrangement resulted in payments above the FTC’s rate caps in certain circumstances.
     Rambus appealed the FTC’s liability and remedy orders to the United States Court of Appeals for the District of Columbia (the “CADC”). Oral argument was heard February 14, 2008. On April 22, 2008, the CADC issued an opinion which requires vacatur of the FTC’s orders. The CADC held that the FTC failed to demonstrate that Rambus’ conduct was exclusionary, and thus failed to establish its allegation that Rambus unlawfully monopolized any relevant market. The CADC’s opinion set aside the FTC’s orders and remanded the matter to the FTC for further proceedings consistent with the opinion. Regarding the chance of further proceedings on remand, the CADC expressed serious concerns about the strength of the evidence relied on to support some of the FTC’s crucial findings regarding the scope of JEDEC’s patent disclosure policies and Rambus’ alleged violation of those policies. On August 26, 2008, the CADC denied the FTC’s petition to rehear the case en banc. On October 16, 2008, the FTC issued an order explicitly authorizing Rambus to receive amounts above the maximum rates allowed by the FTC’s now-vacated order payable pursuant to any contingent contractual obligation.
     On November 24, 2008, the FTC filed a petition seeking review of the CADC decision by the United States Supreme Court. Rambus filed an opposition to the FTC’s petition on January 23, 2009, and the FTC filed a reply on February 4, 2009. On February 23, 2009, the United States Supreme Court denied the FTC’s petition.
Indirect Purchaser Class Action
     On August 10, 2006, the first of nine class action lawsuits were filed against Rambus in 2006 alleging violations of federal and state antitrust laws, violations of state consumer protection laws, and various common law claims based almost entirely on the same conduct which was the subject of the FTC’s July 31, 2006 opinion. Three of these lawsuits filed outside of California were dismissed pursuant to agreement of the parties. The remaining six of these cases were consolidated under the caption, In re Rambus Antitrust Litigation, 06-4852 RMW (N.D. Cal.). The consolidated complaint seeks injunctive and declaratory relief, disgorgement, restitution and compensatory and punitive damages in an unspecified amount, and attorneys’ fees and costs. On March 28, 2007, Rambus filed a motion to dismiss the consolidated complaint. On July 27, 2007, the court heard oral argument on Rambus’ motion and took the matter under submission. No final order has issued to date.
European Commission Competition Directorate-General

     On or about April 22, 2003, Rambus was notified by the European Commission Competition Directorate-General (Directorate) (the “European Commission”) that it had received complaints from Infineon and Hynix. Rambus answered the ensuing requests for information prompted by those complaints on June 16, 2003. Rambus obtained a copy of Infineon’s complaint to the European Commission in late July 2003, and on October 8, 2003, at the request of the European Commission, filed its response. The European Commission sent Rambus a further request for information on December 22, 2006, which Rambus answered on January 26, 2007. On August 1, 2007, Rambus received a statement of objections from the European Commission. The statement of objections alleges that through Rambus’ participation in the JEDEC standards setting organization and subsequent conduct, Rambus violated European Union competition law. Rambus filed a response to the statement of objections on October 31, 2007, and a hearing was held on December 4 and 5, 2007. The matter is currently under submission by the European Commission.
Superior Court of California for the County of San Francisco
     On May 5, 2004, Rambus filed a lawsuit against Micron, Hynix, Infineon and Siemens in San Francisco Superior Court (the “San Francisco court”) seeking damages for conspiring to fix prices (California Bus. & Prof. Code §§ 16720 et seq.), conspiring to monopolize under the Cartwright Act (California Bus. & Prof. Code §§ 16720 et seq.), intentional interference with prospective economic advantage, and unfair competition (California Bus. & Prof. Code §§ 17200 et seq.). This lawsuit alleges that there were concerted efforts beginning in the 1990s to deter innovation in the DRAM market and to boycott Rambus and/or deter market acceptance of Rambus’ RDRAM product. Subsequently, Infineon and Siemens were dismissed from this action (as a result of a settlement with Infineon) and three Samsung-related entities were added as defendants.
     On June 28, 2007, Hynix filed a motion for summary judgment on the ground that Rambus’ claims should be dismissed on the grounds that they allegedly were compulsory counterclaims in the Hynix 00-20905 action. Following briefing and oral argument, the court denied Hynix’s motion in an order filed November 2, 2007. Hynix sought review of the trial court’s order by the California Court of Appeal, which the appellate court summarily denied on January 17, 2008. On January 28, 2008, Hynix filed a petition for review of this decision by the California Supreme Court. Rambus filed an answer requesting that Hynix’s petition be denied. On March 19, 2008, the California Supreme Court issued an order denying Hynix’s petition.
     On May 28, 2008, defendants filed a motion for judgment on the pleadings in their favor on what they refer to as Rambus’ cause of action for “price fixing in and of itself.” At a hearing held on July 23, 2008, the San Francisco court denied defendants’ motion from the bench. A hearing on Rambus’ motion for summary judgment on the grounds that Micron’s cross-complaint is barred by the statute of limitations was held on August 1, 2008. At the hearing, the San Francisco court granted Rambus’ motion as to Micron’s first cause of action (alleged violation of California’s Cartwright Act) and continued the motion as to Micron’s second and third causes of action (alleged violation of unfair business practices act and alleged intentional interference with prospective economic advantage). No further order has issued on Rambus’ motion.
     On November 25, 2008, Micron, Samsung, and Hynix filed eight motions for summary judgment on various grounds. On January 26, 2009, Rambus filed briefs in opposition to all eight motions. A hearing on these motions for summary judgment is set for March 4-6, 2009.
     Trial is scheduled to begin on April 13, 2009.
Stock Option Investigation Related Claims
     On May 30, 2006, the Audit Committee commenced an internal investigation of the timing of past stock option grants and related accounting issues.
     On May 31, 2006, the first of three shareholder derivative actions was filed in the Northern District of California against Rambus (as a nominal defendant) and certain current and former executives and board members. These actions have been consolidated for all purposes under the caption, In re Rambus Inc. Derivative Litigation, Master File No. C-06-3513-JF (N.D. Cal.), and Howard Chu and Gaetano Ruggieri were appointed lead plaintiffs. The consolidated complaint, as amended, alleges violations of certain federal and state securities laws as well as other state law causes of action. The complaint seeks disgorgement and damages in an unspecified amount, unspecified equitable relief, and attorneys’ fees and costs.
     On August 22, 2006, another shareholder derivative action was filed in Delaware Chancery Court against Rambus (as a nominal defendant) and certain current and former executives and board members (Bell v. Tate et al., 2366-N (Del. Chancery)). On May 16, 2008, this case was dismissed pursuant to a notice filed by the plaintiff.

     On October 18, 2006, the Board of Directors formed a Special Litigation Committee (the “SLC”) to evaluate potential claims or other actions arising from the stock option granting activities. The Board of Directors appointed J. Thomas Bentley, Chairman of the Audit Committee, and Abraham Sofaer, a retired federal judge and Chairman of the Legal Affairs Committee, both of whom joined the Rambus Board of Directors in 2005, to comprise the SLC.
     On August 24, 2007, the final written report setting forth the findings of the SLC was filed with the court. As set forth in its report, the SLC determined that all claims should be terminated and dismissed against the named defendants in In re Rambus Inc. Derivative Litigation with the exception of claims against named defendant Ed Larsen, who served as Vice President, Human Resources from September 1996 until December 1999, and then Senior Vice President, Administration until July 2004. The SLC entered into settlement agreements with certain former officers of the Company. These settlements are conditioned upon the dismissal of the claims asserted against these individuals in In re Rambus Inc. Derivative Litigation. The aggregate value of the settlements to the Company exceeds $5.3 million in cash as well as substantial additional value to the Company relating to the relinquishment of claims to over 2.7 million stock options. The SLC stated its intention to assert control over the litigation. The conclusions and recommendations of the SLC are subject to review by the court. On October 5, 2007, Rambus filed a motion to terminate in accordance with the SLC’s recommendations. Pursuant to the parties’ agreement, that motion was taken off calendar.
     On August 30, 2007, another shareholder derivative action was filed in the Southern District of New York against Rambus (as a nominal defendant) and PricewaterhouseCoopers LLP (Francl v. PricewaterhouseCoopers LLP et al., No. 07-Civ. 7650 (GBD)). On November 21, 2007, the New York court granted PricewaterhouseCoopers LLP’s motion to transfer the action to the Northern District of California.
     The parties have settled In re Rambus Inc. Derivative Litigation and Francl v. PricewaterhouseCoopers LLP et al., No. 07-Civ. 7650 (GBD). The settlement provides for a payment by Rambus of $2.0 million and dismissal with prejudice of all claims against all defendants, with the exception of claims against Ed Larsen, in these actions. The $2.0 million was accrued for during the quarter ended June 30, 2008 within accrued litigation expenses. A final approval hearing was held on January 16, 2009, and an order of final approval was entered on January 20, 2009.
     On July 17, 2006, the first of six class action lawsuits was filed in the Northern District of California against Rambus and certain current and former executives and board members. These lawsuits were consolidated under the caption, In re Rambus Inc. Securities Litigation, C-06-4346-JF (N.D. Cal.). The settlement of this action was preliminarily approved by the court on March 5, 2008. Pursuant to the settlement agreement, Rambus paid $18.3 million into a settlement fund on March 17, 2008. Some alleged class members requested exclusion from the settlement. A final fairness hearing was held on May 14, 2008. That same day the court entered an order granting final approval of the settlement agreement and entered judgment dismissing with prejudice all claims against all defendants in the consolidated class action litigation.
     On March 1, 2007, a pro se lawsuit was filed in the Northern District of California by two alleged Rambus shareholders against Rambus, certain current and former executives and board members, and PricewaterhouseCoopers LLP (Kelley et al. v. Rambus, Inc. et al. C-07-01238-JF (N.D. Cal.)). This action was consolidated with a substantially identical pro se lawsuit filed by another purported Rambus shareholder against the same parties. The consolidated complaint against Rambus alleges violations of federal and state securities laws, and state law claims for fraud and breach of fiduciary duty. Following several rounds of motions to dismiss, on April 17, 2008, the court dismissed all claims with prejudice except for plaintiffs’ claims under sections 14(a) and 18(a) of the Securities and Exchange Act of 1934 as to which leave to amend was granted. On June 2, 2008, plaintiffs filed an amended complaint containing substantially the same allegations as the prior complaint although limited to claims under sections 14(a) and 18(a) of the Securities and Exchange Act of 1934. Rambus’ motion to dismiss the amended complaint was heard on September 12, 2008. On December 9, 2008, the court granted Rambus’ motion and entered judgment in favor of Rambus. Plaintiffs filed a notice of appeal on December 15, 2008.
     On September 11, 2008, the same pro se plaintiffs filed a separate lawsuit in Santa Clara County Superior Court against Rambus, certain current and former executives and board members, and PricewaterhouseCoopers LLP (Kelley et al. v. Rambus, Inc. et al., Case No. 1-08-CV-122444). The complaint alleges violations of certain California state securities statues as well as fraud and negligent misrepresentation based on substantially the same underlying factual allegations contained in the pro se lawsuit filed in federal court. On November 24, 2008, Rambus filed a motion to dismiss or, in the alternative, stay this case in light of the first-filed federal action. On January 12, 2009, Rambus filed a demurrer to plaintiffs’ complaint on the ground that it was barred by the doctrine of claim preclusion. A hearing on Rambus’ motions is scheduled for February 27, 2009.
     On August 25, 2008, an amended complaint was filed by certain individuals and entities in Santa Clara County Superior Court against Rambus, certain current and former executives and board members, and PricewaterhouseCoopers LLP (Steele et al. v. Rambus

Inc. et al., Case No. 1-08-CV-113682). The amended complaint alleges violations of certain California state securities statues as well as fraud and negligent misrepresentation. On October 10, 2008, Rambus filed a demurrer to the amended complaint. A hearing was held on January 9, 2009. On January 12, 2009, the court sustained Rambus’ demurrer without prejudice. Plaintiffs filed a second amended complaint on February 13, 2009, containing the same causes of action as the previous complaint. Rambus’ response is not yet due.
NVIDIA Litigation
U.S District Court in the Northern District of California
     On July 10, 2008, Rambus filed suit against NVIDIA Corporation (“NVIDIA”) in the U.S. District Court for the Northern District of California alleging that NVIDIA’s products with memory controllers for at least the SDR, DDR, DDR2, DDR3, GDDR and GDDR3 technologies infringe 17 patents. On September 16, 2008, Rambus granted a covenant not to assert any claim of patent infringement against NVIDIA under U.S. Patent Nos. 6,493,789 and 6,496,897, so 15 patents remain in suit. On August 29, 2008, NVIDIA filed a motion to dismiss or strike the complaint, or in the alternative, for more definite statement. On November 13, 2008, the Court denied NVIDIA’s motion. On December 4, 2008, NVIDIA filed a motion to stay this action in its entirety. On December 30, 2008, the court granted NVIDIA’s motion as to Rambus’ claims that NVIDIA’s products infringe nine patents that are also the subject of proceedings in front of the International Trade Commission (described below), and denied NVIDIA’s motion as to the remainder of Rambus’ patent infringement claims. On January 16, 2009, NVIDIA filed a motion to dismiss on the ground that Rambus’ claims not subject to the stay are precluded due to the Delaware Order. On February 6, 2009, NVIDIA filed a motion to lift the partial stay and for summary judgment on the ground that certain of Rambus’ patent infringement claims subject to the stay are precluded due to the Delaware Order. On February 20, 2009, Rambus filed a consolidated opposition to both motions. A hearing on NVIDIA’s motions are scheduled for March 13, 2009.
U.S. District Court in the Middle District of North Carolina
     On July 11, 2008, one day after Rambus filed suit, NVIDIA filed its own action against Rambus in the U.S. District Court for the Middle District of North Carolina alleging that Rambus committed antitrust violations of the Sherman Act; committed antitrust violations of North Carolina law; and engaged in unfair and deceptive practices in violation of North Carolina law. NVIDIA seeks injunctive relief, damages, and attorneys’ fees and costs. On September 8, 2008, Rambus filed a motion to dismiss the complaint. On September 17, 2008, Rambus filed a motion to transfer this action to the Northern District of California where Rambus’ first-filed patent infringement suit is pending against NVIDIA. On December 1, 2008, the Court granted Rambus’ motion to transfer, and the case was consolidated into Rambus’ first-filed action on February 2, 2009.
International Trade Commission
     On November 6, 2008, Rambus filed a complaint with the United States International Trade Commission (the “ITC”) requesting the commencement of an investigation pertaining to NVIDIA products. The complaint seeks an exclusion order barring the importation, sale for importation, or sale after importation of products that infringe nine Rambus patents from the Ware and Barth families of patents. The accused products include NVIDIA products that incorporate DDR, DDR2, DDR3, LPDDR, GDDR, GDDR2, and GDDR3 memory controllers, including graphics processors, and media and communications processors.
     The complaint names NVIDIA as a proposed respondent, as well as companies whose products incorporate accused NVIDIA products and are imported into the United States. Additional respondents include: Asustek Computer Inc. and Asus Computer International, BFG Technologies, Biostar Microtech and Biostar Microtech International Corp., Diablotek Inc., EVGA Corp., G.B.T. Inc. and Giga-Byte Technology Co., Hewlett-Packard, MSI Computer Corp. and Micro-Star International Co., Palit Multimedia Inc. and Palit Microsystems Ltd., Pine Technology Holdings, and Sparkle Computer Co.
     On December 4, 2008, the ITC instituted the investigation. On February 12, 2009, NVIDIA filed a motion to stay the investigation pending resolution of Rambus’ appeal of the Delaware Order. On February 23, 2009, Rambus and the ITC’s Investigative Staff filed briefs in opposition to NVIDIA’s motion. No decision on NVIDIA’s motion has issued to date. A hearing on claim construction is scheduled for March 24-25, 2009. A final hearing before the administrative law judge is scheduled for August 17-28, 2009.
Potential Future Litigation

     In addition to the litigation described above, participants in the DRAM and controller markets continue to adopt Rambus technologies into various products. Rambus has notified many of these companies of their use of Rambus technology and continues to evaluate how to proceed on these matters. There can be no assurance that any ongoing or future litigation will be successful. Rambus spends substantial company resources defending its intellectual property in litigation, which may continue for the foreseeable future given the multiple pending litigations. The outcomes of these litigations — as well as any delay in their resolution — could affect Rambus’ ability to license its intellectual property going forward.
     The Company records a contingent liability when it is probable that a loss has been incurred and the amount is reasonably estimable in accordance with SFAS No. 5, “Accounting for Contingencies”.
16. Fair Value of Financial Instruments
     The Company adopted SFAS No. 157 effective January 1, 2008 for financial assets and liabilities measured on a recurring basis. SFAS No. 157 applies to all financial assets and financial liabilities that are being measured and reported on a fair value basis. There was no impact for adoption of SFAS No. 157 to the consolidated financial statements. SFAS No. 157 requires disclosure that establishes a framework for measuring fair value and expands disclosure about fair value measurements. The statement requires fair value measurement be classified and disclosed in one of the following three categories:
     Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;
     The Company uses unadjusted quotes to determine fair value. The financial assets in Level 1 include money market funds.
     Level 2: Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability;
     The Company uses observable pricing inputs including benchmark yields, reported trades, and broker/dealer quotes. The financial assets in Level 2 include U.S. government bonds and notes, corporate notes, commercial paper and municipal bonds and notes.
     Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).
     The Company does not hold financial assets categorized in Level 3.
     The Company tests the pricing inputs by obtaining prices from two different sources for the same security on a sample of its portfolio. The Company has not adjusted the pricing inputs it has obtained.
     The following table summarizes the valuation of our cash equivalents and marketable securities by the above SFAS No. 157 pricing levels as of December 31, 2008:

	As of December 31, 2008
		Quoted
		Market	Significant
		Prices in	Other	Significant
		Active	Observable	Unobservable
		Markets	Inputs	Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
	(In thousands)
Cash equivalents	$110,732	$110,732	$—	$—
Marketable securities	229,612	—	229,612	—

Total available-for-sale securities	$340,344	$110,732	$229,612	$—

     The following table presents the financial instruments that are not carried at fair value but which require fair value disclosure as of December 31, 2008 and December 31, 2007:

	As of December 31, 2008		As of December 31, 2007
	Carrying		Carrying
	Value	Fair Value	Value	Fair Value
(In thousands)
Convertible notes	$136,950	$125,493	$160,000	$164,482
     The fair value of the convertible notes are determined based on recent quoted market prices for these notes. The carrying value of other financial instruments, including cash, accounts receivable, accounts payable and other payables, approximate fair value due to their short maturities.
     The Company monitors its investments for other than temporary losses by considering current factors, including the economic environment, market conditions, operational performance and other specific factors relating to the business underlying the investment, reductions in carrying values when necessary and the Company’s ability and intent to hold the investment for a period of time which may be sufficient for anticipated recovery in the market. Any other than temporary loss is reported under “Interest and other income, net” in the consolidated statement of operations. As of December 31, 2008 and December 31, 2007, the Company has not incurred any impairment loss on its investments.
17. Restructuring Costs
     For the year ended December 31, 2008, the Company initiated a workforce reduction in certain areas of excess capacity. The cash severance, including continuance of certain employee benefits, totaled approximately $3.6 million and non-cash employee severance of approximately $0.5 million of stock-based compensation expense. The Company also leases a facility in Mountain View, California, through November 11, 2009, which the Company vacated during the fourth quarter of 2008 as a result of the restructuring measures. This facility is being subleased at a rate equal to its rent associated with the facility and, as a result, no restructuring charge was recorded. The total restructuring charge for the year ended December 31, 2008 was approximately $4.2 million. The Company paid approximately $3.5 million of severance and benefits during the year. The remaining $0.1 million of severance and benefits will be paid during the first quarter of 2009.
     The following table provides a summary of the restructuring activities for the period indicated:

	Employee	Employee
	Termination/Severance	Termination/Severance
	And Related Benefits	and Related Benefits
	Cash	Non-Cash	Total
	(In thousands)
Balance at December 31, 2007	$—	$—	$—
Charges to operations	3,638	547	4,185
Charges utilized/paid	(3,489)	(547)	(4,036)

Balance at December 31, 2008	$149	$—	$149

18. Subsequent Events
     On January 5, 2009, the Company, former Company executives, current and former members of the Board of Directors and an insurance company entered into a settlement agreement. As a result of the agreement, the Company received $5.0 million related to reimbursement claims associated with the stock option investigation discussed in Note 15 “Litigation and Asserted Claims”. The Company will recognize the proceeds as a recovery of restatement and related legal activities costs in the consolidated statement of operations in the first quarter of 2009.
     On February 19, 2009, the appeal period expired with respect to the security lawsuits (Class Action/Derivative lawsuit) and as a result, the contingencies related to a settlement have been removed. Therefore, the Company will recognize $5.0 million during the first quarter of 2009 as a recovery of restatement and related legal activities in the consolidated statement of operations. In addition, due to the resolution of the security lawsuits, former Company executives are now required to reimburse the Company approximately $4.5 million. The Company will recognize the $4.5 million during 2009 as a recovery of restatement and related legal activities in the consolidated statement of operations.
     On February 23, 2009, the United States Supreme Court denied a request by the FTC to review the Rambus case, bringing to a close its Sherman Act antitrust claims against the Company.

19. Subsequent Events (unaudited)
Hynix Litigation
U.S District Court of the Northern District of California
     On March 3, 2009, the court issued an order rejecting Hynix, Micron, and Nanya’s equitable claims and defenses that had been tried during the coordinated trial. The court concluded (among other things) that 1) Rambus did not have an obligation to disclose pending or anticipated patent applications and had sound reasons for not doing so; 2) the evidence supported the jury’s finding that JEDEC members did not share a clearly defined expectation that members would disclose relevant knowledge they had about patent applications or the intent to file patent applications on technology being considered for adoption as a JEDEC standard; 3) the written JEDEC disclosure policies did not clearly require members to disclose information about patent applications and the intent to file patent applications in the future; 4) there was no clearly understood or legally enforceable agreement of JEDEC members to disclose information about patent applications or the intent to seek patents relevant to standards being discussed at JEDEC; 5) during the time Rambus attended JEDEC meetings, Rambus did not have any patent application pending that covered a JEDEC standard, and none of the patents in suit was applied for until well after Rambus resigned from JEDEC; 6) Rambus’ conduct at JEDEC did not constitute an estoppel or waiver of its rights to enforce its patents; 7) Hynix, Micron, and Nanya failed to carry their burden to prove their asserted waiver and estoppel defenses not directly based on Rambus’ conduct at JEDEC; 8) the evidence did not support a finding of any material misrepresentation, half truths or fraudulent concealment by Rambus related to JEDEC upon which Nanya relied; 9) the manufacturers failed to establish that Rambus violated unfair competition law by its conduct before JEDEC; 10) the evidence related to Rambus’ patent prosecution did not establish that Rambus unduly delayed in prosecuting the claims in suit; 11) Rambus did not unreasonably delay bringing its patent infringement claims; and 12) there is no basis for any unclean hands defense or unenforceability claim arising from Rambus’ conduct.
     On March 10, 2009, the court entered final judgment against Hynix in the amount of approximately $397 million as follows: approximately $134 million for infringement through December 31, 2005; approximately $215 million for infringement from January 1, 2006 through January 31, 2009; and approximately $48 million in pre-judgment interest. Post-judgment interest will accrue at the statutory rate. In addition, the judgment ordered Hynix to pay Rambus royalties on net sales for U.S. infringement after January 31, 2009 and before April 18, 2010 of 1% for SDR SDRAM and 4.25% for DDR DDR2, DDR3, GDDR, gDDR2 and GDDR3 SDRAM memory devices. On April 9, 2009, Rambus submitted its cost bill in the amount of approximately $0.85 million. On March 24, 2009, Hynix filed a motion under Rule 62 seeking relief from the requirement that it post a supersedeas bond in the full amount of the final judgment in order to stay its execution pending an appeal. Rambus filed a brief opposing Hynix’s motion on April 10, 2009. A hearing on Hynix’s motion was heard on May 8, 2009. On May 14, 2009, the court granted Hynix’s motion in part and ordered that execution of the judgment be stayed on the condition that, within 45 days, Hynix post a supersedeas bond in the amount of $250 million and provide Rambus with documentation establishing a lien in Rambus’ favor on property owned by Hynix in Korea in the amount of the judgment not covered by the supersedeas bond. The court also ordered that Hynix pay the ongoing royalties set forth in the final judgment into an escrow account to be arranged by the parties, with the escrowed funds to be released only upon agreement of the parties or further order of the court.
     On April 6, 2009, Hynix filed its notice of appeal. On April 17, 2009, Rambus filed its notice of cross appeal. The parties’ opening briefs are not yet due.
Micron Litigation
U.S District Court in Delaware: Case No. 00-792-SLR
     On March 11, 2009, Rambus filed its notice of appeal. Rambus’ opening brief is not yet due.
U.S. District Court of the Northern District of California
     On March 3, 2009, the court issued an order rejecting Hynix, Micron, and Nanya’s equitable claims and defenses that had been tried during the coordinated trial. The court concluded (among other things) that 1) Rambus did not have an obligation to disclose pending or anticipated patent applications and had sound reasons for not doing so; 2) the evidence supported the jury’s finding that JEDEC members did not share a clearly defined expectation that members would disclose relevant knowledge they had about patent applications or the intent to file patent applications on technology being considered for adoption as a JEDEC standard; 3) the written JEDEC disclosure policies did not clearly require members to disclose information about patent applications and the intent to file patent applications in the future; 4) there was no clearly understood or legally enforceable agreement of JEDEC members to disclose information about patent applications or the intent to seek patents relevant to standards being discussed at JEDEC; 5) during the time

Rambus attended JEDEC meetings, Rambus did not have any patent application pending that covered a JEDEC standard, and none of the patents in suit was applied for until well after Rambus resigned from JEDEC; 6) Rambus’ conduct at JEDEC did not constitute an estoppel or waiver of its rights to enforce its patents; 7) Hynix, Micron, and Nanya failed to carry their burden to prove their asserted waiver and estoppel defenses not directly based on Rambus’ conduct at JEDEC; 8) the evidence did not support a finding of any material misrepresentation, half truths or fraudulent concealment by Rambus related to JEDEC upon which Nanya relied; 9) the manufacturers failed to establish that Rambus violated unfair competition law by its conduct before JEDEC; 10) the evidence related to Rambus’ patent prosecution did not establish that Rambus unduly delayed in prosecuting the claims in suit; 11) Rambus did not unreasonably delay bringing its patent infringement claims; and 12) there is no basis for any unclean hands defense or unenforceability claim arising from Rambus’ conduct.
DDR2, DDR3, gDDR2, GDDR3, GDDR4 Litigation (“DDR2”)
U.S District Court in the Northern District of California
     On March 3, 2009, the court issued an order rejecting Hynix, Micron, and Nanya’s equitable claims and defenses that had been tried during the coordinated trial. The court concluded (among other things) that 1) Rambus did not have an obligation to disclose pending or anticipated patent applications and had sound reasons for not doing so; 2) the evidence supported the jury’s finding that JEDEC members did not share a clearly defined expectation that members would disclose relevant knowledge they had about patent applications or the intent to file patent applications on technology being considered for adoption as a JEDEC standard; 3) the written JEDEC disclosure policies did not clearly require members to disclose information about patent applications and the intent to file patent applications in the future; 4) there was no clearly understood or legally enforceable agreement of JEDEC members to disclose information about patent applications or the intent to seek patents relevant to standards being discussed at JEDEC; 5) during the time Rambus attended JEDEC meetings, Rambus did not have any patent application pending that covered a JEDEC standard, and none of the patents in suit was applied for until well after Rambus resigned from JEDEC; 6) Rambus’ conduct at JEDEC did not constitute an estoppel or waiver of its rights to enforce its patents; 7) Hynix, Micron, and Nanya failed to carry their burden to prove their asserted waiver and estoppel defenses not directly based on Rambus’ conduct at JEDEC; 8) the evidence did not support a finding of any material misrepresentation, half truths or fraudulent concealment by Rambus related to JEDEC upon which Nanya relied; 9) the manufacturers failed to establish that Rambus violated unfair competition law by its conduct before JEDEC; 10) the evidence related to Rambus’ patent prosecution did not establish that Rambus unduly delayed in prosecuting the claims in suit; 11) Rambus did not unreasonably delay bringing its patent infringement claims; and 12) there is no basis for any unclean hands defense or unenforceability claim arising from Rambus’ conduct.
Samsung Litigation
U.S District Court in the Northern District of California
     On April 27, 2009, the court issued Findings of Fact and Conclusions of Law holding that: 1) the parties’ 2000 SDR/DDR license agreement did not cover DDR2 and future generation products; 2) the license did not entitle Samsung to most favored licensee benefits in any renewal or subsequent agreement; 3) Rambus did not fail to negotiate an extension or renewal license in good faith, and Samsung would not have been entitled to damages for any such failure; 4) Samsung’s equitable estoppel defense failed; 4) Rambus breached the license by not offering Samsung the benefit to which it was entitled under the license (for the second quarter of 2005 only) of the royalty in the March 2005 settlement agreement between Rambus and Infineon; 5) Rambus failed to prove that Samsung breached certain audit provisions in the license, and therefore Rambus’ termination of the license less than one month before it was due to expire was improper; and 6) Rambus’ actions did not cause the parties’ failure to reach agreement on an extension or renewal of the license. No decision has issued to date regarding Samsung’s spoliation allegations.
FTC Complaint
     On May 12, 2009, the Commission issued an order dismissing the complaint, finding that further litigation in this matter would not be in the public interest.
European Commission Competition Directorate-General
     On June 12, 2009, the European Commission announced that it has reached a tentative settlement with Rambus to resolve the pending case. Under the proposed resolution, the Commission would make no finding of liability relative to JEDEC-related charges, and no fine would be assessed against Rambus. In addition, Rambus would commit to offer licenses with maximum royalty rates for certain memory types and memory controllers on a forward-going basis (the “Commitment”). The Commitment is expressly made without any admission by Rambus of the allegations asserted against it. The Commitment also does not resolve any existing claims of infringement prior to the signing of any license with a prospective licensee, nor does it release or excuse any of the prospective licensees from damages or royalty obligations through the date of signing a license. In accordance with European Commission antitrust procedures, interested third parties have been invited to submit comments on the proposed Commitment to the European Commission within one month of the announcement. No final decision will issue until after the end of this comment period. Under the proposed resolution, Rambus would offer licenses with maximum royalty rates for five-year worldwide licenses of 1.5% for DDR2, DDR3, GDDR3 and GDDR4 SDRAM memory types. Licensees who ship less than 10% of their DRAM products in the older SDR and DDR DRAM types would enjoy a royalty holiday for those older types, subject to compliance with the terms of the license. In addition, Rambus would offer licenses with maximum royalty rates for five-year worldwide licenses of 1.5% per unit for SDR memory controllers through April 2010, dropping to 1.0% thereafter, and royalty rates of 2.65% per unit for DDR, DDR2, DDR3, GDDR3 and GDDR4 memory controllers through April 2010, then dropping to 2.0%. The Commitment to license at the above rates would be valid for a period of five years from the adoption date of the Commitment decision. All royalty rates would be applicable to future shipments only and does not affect liability, if any, for damages or royalties that accrued up to the time of the license grant.
Superior Court of California for the County of San Francisco
     A hearing on the eight motions filed by Micron, Samsung and Hynix for summary judgment was held on March 4-6 and 16-17, 2009. The court denied seven of the eight motions. The hearing on the remaining motion was continued to June 29, 2009. On June 17, 2009, Micron, Samsung, and Hynix filed a petition requesting that the court of appeal issue a writ directing the trial court to vacate one of the denials of the summary judgment motions and enter an order granting the motion. No decision has issued to date on the writ.
     On March 10, 2009, defendants filed motions requesting that Rambus’ case be dismissed on the ground that the Delaware Order should be given preclusive effect. Rambus filed a brief opposing this request. The parties filed further briefs on the preclusive effect, if any, of the Delaware Order on April 3 and April 17, 2009. The parties submitted briefs on their allegations regarding alleged spoliation of evidence on April 20, 2009. A hearing on these issues was held on April 27 and June 1, 2009, at the conclusion of which the court denied defendants’ motion for issue preclusion and terminating sanctions.
     Trial is scheduled to begin on September 28, 2009.
Stock Option Investigation Related Claims
     On March 1, 2007, a pro se lawsuit was filed in the Northern District of California by two alleged Rambus shareholders against Rambus, certain current and former executives and board members, and PricewaterhouseCoopers LLP (Kelley et al. v. Rambus, Inc. et al. C-07-01238-JF (N.D. Cal.)). Plaintiffs filed a notice of appeal on December 15, 2008. Plaintiffs’ filed their opening brief on April 13, 2009. Rambus opposed on May 29, 2009, and plaintiffs filed a reply brief on June 12, 2009. No date has been set for oral argument.
     On September 11, 2008, the same pro se plaintiffs filed a separate lawsuit in Santa Clara County Superior Court against Rambus, certain current and former executives and board members, and PricewaterhouseCoopers LLP (Kelley et al. v. Rambus, Inc. et al., Case No. 1-08-CV-122444). On January 12, 2009, Rambus filed a demurrer to plaintiffs’ complaint on the ground that it was barred by the doctrine of claim preclusion. A hearing on Rambus’ motions was held on February 27, 2009. The court granted Rambus’ motion to stay the case pending the outcome of the appeal in the federal action and denied the remainder of the motions without prejudice.
     On August 25, 2008, an amended complaint was filed by certain individuals and entities in Santa Clara County Superior Court against Rambus, certain current and former executives and board members, and PricewaterhouseCoopers LLP (Steele et al. v. Rambus Inc. et al., Case No. 1-08-CV-113682). On March 17, 2009, Rambus filed a demurrer to the second amended complaint. A hearing was held on May 22, 2009. On May 26, 2009, the court sustained in part and overruled in part Rambus’ demurrer. On June 5, 2009, Rambus filed an answer denying plaintiffs’ remaining allegations. Discovery is ongoing.
     The SLC was disbanded in February 2009.
NVIDIA Litigation
U.S District Court in the Northern District of California
     Certain limited discovery is proceeding, and a case management conference is scheduled for August 21, 2009.
International Trade Commission
     A hearing on claim construction was held on March 24, 2009. On June 5, 2009, Rambus moved to withdraw from the investigation four of the asserted patents and certain claims of a fifth asserted patent in order to simplify the investigation, streamline the final hearing, and conserve Commission resources. A final hearing before the administrative law judge is scheduled for August 31 through September 11, 2009.
Qimonda AG Insolvency
     On June 8, 2009, the Company received written notice from the court appointed administrator in the insolvency proceedings of Qimonda AG (“Administrator”) of the Administrator’s election of Non-Performance under Section 103 of the German Insolvency Code with respect to the license agreement. According to this notice, the Administrator has determined the license agreement is no longer enforceable by either party as of April 1, 2009. Furthermore, the notice states that the Administrator has terminated the license agreement.

Supplementary Financial Data
RAMBUS INC.
CONSOLIDATED SUPPLEMENTARY FINANCIAL DATA
Quarterly Statements of Operations (As Previously Reported)
(Unaudited)

	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
	2008	2008	2008	2008	2007	2007	2007	2007
	(As previously	(As previously	(As previously	(As previously	(As previously	(As previously	(As previously	(As previously
	reported)	reported)	reported)	reported)	reported)	reported)	reported)	reported)
	(In thousands, except for per share amounts)
Revenue:
Royalties	$35,736	$25,793	$32,288	$33,093	$36,043	$35,327	$39,190	$43,746
Contract revenue	1,877	3,635	3,427	6,645	4,489	6,388	8,353	6,404

Total revenue	37,613	29,428	35,715	39,738	40,532	41,715	47,543	50,150

Costs and expenses:
Cost of contract revenue	2,892	4,611	6,567	7,233	8,246	5,781	6,882	6,215
Research and development	17,174	17,511	20,035	21,502	22,538	18,312	18,597	23,430
Marketing, general and administrative	35,700	31,288	23,768	33,321	40,940	29,914	24,778	24,965
Restructuring costs	161	4,024	—	—	—	—	—	—
Impairment of intangible asset	—	2,158	—	—	—	—	—	—
Costs (recovery) of restatement and related legal activities	(302)	392	2,260	912	826	4,169	7,453	7,009

Total costs and expenses(1)	55,625	59,984	52,630	62,968	72,550	58,176	57,710	61,619

Operating loss	(18,012)	(30,556)	(16,915)	(23,230)	(32,018)	(16,461)	(10,167)	(11,469)
Interest income and other income (expense), net	6,835	2,704	2,908	4,595	5,263	5,645	5,657	5,194
Interest expense	—	—	—	—	—	—	—	—

Interest and other income (expense), net	6,835	2,704	2,908	4,595	5,263	5,645	5,657	5,194

Loss before income taxes	(11,177)	(27,852)	(14,007)	(18,635)	(26,755)	(10,816)	(4,510)	(6,275)
Provision for (benefit from) income taxes	(496)	92	130,657	(6,001)	(12,197)	(4,318)	(1,790)	(2,387)

Net loss	$(10,681)	$(27,944)	$(144,664)	$(12,634)	$(14,558)	$(6,498)	$(2,720)	$(3,888)

Net loss per share — basic	$(0.10)	$(0.27)	$(1.38)	$(0.12)	$(0.14)	$(0.06)	$(0.03)	$(0.04)

Net loss per share — diluted	$(0.10)	$(0.27)	$(1.38)	$(0.12)	$(0.14)	$(0.06)	$(0.03)	$(0.04)

Shares used in per share calculations — basic	103,915	104,897	104,804	104,683	104,754	103,820	103,820	103,820

Shares used in per share calculations — diluted	103,915	104,897	104,804	104,683	104,754	103,820	103,820	103,820

(1)	Stock-based compensation included in —

Cost of contract revenue	$583	$1,321	$1,365	$1,918	$1,841	$1,333	$1,645	$1,091
Research and development	$2,491	$3,326	$3,767	$3,904	$6,378	$3,190	$3,248	$3,383
Marketing, general and administrative	$5,593	$4,371	$3,821	$4,707	$8,189	$4,138	$5,431	$4,943
Restructuring costs	$—	$547	$—	$—	$—	$—	$—	$—

RAMBUS INC.
CONSOLIDATED SUPPLEMENTARY FINANCIAL DATA
Quarterly Statements of Operations (Adjustments)
(Unaudited)

	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
	2008	2008	2008	2008	2007	2007	2007	2007
	(Adjustments)	(Adjustments)	(Adjustments)	(Adjustments)	(Adjustments)	(Adjustments)	(Adjustments)	(Adjustments)
	(In thousands, except for per share amounts)
Revenue:
Royalties	$—	$—	$—	$—	$—	$—	$—	$—
Contract revenue	—	—	—	—	—	—	—	—

Total revenue	—	—	—	—	—	—	—	—

Costs and expenses:
Cost of contract revenue	—	—	—	—	—	—	—	—
Research and development	—	—	—	—	—	—	—	—
Marketing, general and administrative	—	—	—	—	—	—	—	—
Restructuring costs	—	—	—	—	—	—	—	—
Impairment of intangible asset	—	—	—	—	—	—	—	—
Costs (recovery) of restatement and related legal activities	—	—	—	—	—	—	—	—

Total costs and expenses(1)	—	—	—	—	—	—	—	—

Operating loss	—	—	—	—	—	—	—	—
Interest income and other income (expense), net	(1,843)	—	—	—	—	—	—	—
Interest expense	(2,971)	(3,002)	(2,944)	(2,888)	(2,833)	(2,779)	(2,726)	(2,674)

Interest and other income (expense), net	(4,814)	(3,002)	(2,944)	(2,888)	(2,833)	(2,779)	(2,726)	(2,674)

Loss before income taxes	(4,814)	(3,002)	(2,944)	(2,888)	(2,833)	(2,779)	(2,726)	(2,674)
Provision for (benefit from) income taxes	—	—	(9,293)	(1,168)	(1,146)	(1,124)	(1,103)	(1,082)

Net loss	$(4,814)	$(3,002)	$6,349	$(1,720)	$(1,687)	$(1,655)	$(1,623)	$(1,592)

Net loss per share — basic	$(0.05)	$(0.02)	$0.06	$(0.02)	$(0.02)	$(0.02)	$(0.01)	$(0.01)

Net loss per share — diluted	$(0.05)	$(0.02)	$0.06	$(0.02)	$(0.02)	$(0.02)	$(0.01)	$(0.01)

(1)	Stock-based compensation included in —

Cost of contract revenue	$—	$—	$—	$—	$—	$—	$—	$—
Research and development	$—	$—	$—	$—	$—	$—	$—	$—
Marketing, general and administrative	$—	$—	$—	$—	$—	$—	$—	$—
Restructuring costs	$—	$—	$—	$—	$—	$—	$—	$—

RAMBUS INC.
CONSOLIDATED SUPPLEMENTARY FINANCIAL DATA
Quarterly Statements of Operations (As Adjusted)
(Unaudited)

	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
	2008(2)	2008(2)	2008(2)	2008(2)	2007(2)	2007(2)	2007(2)	2007(2)
	(as adjusted)	(as adjusted)	(as adjusted)	(as adjusted)	(as adjusted)	(as adjusted)	(as adjusted)	(as adjusted)
	(In thousands, except for per share amounts)
Revenue:
Royalties	$35,736	$25,793	$32,288	$33,093	$36,043	$35,327	$39,190	$43,746
Contract revenue	1,877	3,635	3,427	6,645	4,489	6,388	8,353	6,404

Total revenue	37,613	29,428	35,715	39,738	40,532	41,715	47,543	50,150

Costs and expenses:
Cost of contract revenue	2,892	4,611	6,567	7,233	8,246	5,781	6,882	6,215
Research and development	17,174	17,511	20,035	21,502	22,538	18,312	18,597	23,430
Marketing, general and administrative	35,700	31,288	23,768	33,321	40,940	29,914	24,778	24,965
Restructuring costs	161	4,024	—	—	—	—	—	—
Impairment of intangible asset	—	2,158	—	—	—	—	—	—
Costs (recovery) of restatement and related legal activities	(302)	392	2,260	912	826	4,169	7,453	7,009

Total costs and expenses(1)	55,625	59,984	52,630	62,968	72,550	58,176	57,710	61,619

Operating loss	(18,012)	(30,556)	(16,915)	(23,230)	(32,018)	(16,461)	(10,167)	(11,469)
Interest income and other income (expense), net	4,992	2,704	2,908	4,595	5,263	5,645	5,657	5,194
Interest expense	(2,971)	(3,002)	(2,944)	(2,888)	(2,833)	(2,779)	(2,726)	(2,674)

Interest and other income (expense), net	2,021	(298)	(36)	1,707	2,430	2,866	2,931	2,520

Loss before income taxes	(15,991)	(30,854)	(16,951)	(21,523)	(29,588)	(13,595)	(7,236)	(8,949)
Provision for (benefit from) income taxes	(496)	92	121,364	(7,169)	(13,343)	(5,442)	(2,893)	(3,469)

Net loss	$(15,495)	$(30,946)	$(138,315)	$(14,354)	$(16,245)	$(8,153)	$(4,343)	$(5,480)

Net loss per share — basic	$(0.15)	$(0.29)	$(1.32)	$(0.14)	$(0.16)	$(0.08)	$(0.04)	$(0.05)

Net loss per share — diluted	$(0.15)	$(0.29)	$(1.32)	$(0.14)	$(0.16)	$(0.08)	$(0.04)	$(0.05)

Shares used in per share calculations — basic	103,915	104,897	104,804	104,683	104,754	103,820	103,820	103,820

Shares used in per share calculations — diluted	103,915	104,897	104,804	104,683	104,754	103,820	103,820	103,820

(1)	Stock-based compensation included in —

Cost of contract revenue	$583	$1,321	$1,365	$1,918	$1,841	$1,333	$1,645	$1,091
Research and development	$2,491	$3,326	$3,767	$3,904	$6,378	$3,190	$3,248	$3,383
Marketing, general and administrative	$5,593	$4,371	$3,821	$4,707	$8,189	$4,138	$5,431	$4,943
Restructuring costs	$—	$547	$—	$—	$—	$—	$—	$—
(2)	Interest income and other income (expense), net, and provision for (benefit from) income taxes have been adjusted as a result of the retrospective adoption of FSP APB 14-1. Non-cash interest expense is a result of the adoption of FSP APB 14-1. Refer to Note 2A, “Retrospective Adoption of New Accounting Pronouncement,” of Notes to Consolidated Financial Statements for further discussion.